   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 4, 2001

                                                      REGISTRATION NO. 333-62436
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   AMENDMENT

                                    NO. 2 TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            BAM! ENTERTAINMENT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                            7372                           77-0553117
 (STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)        CLASSIFICATION NUMBER)            IDENTIFICATION NUMBER)

                     333 WEST SANTA CLARA STREET, SUITE 716
                               SAN JOSE, CA 95113
                                 (408) 298-7500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                RAYMOND C. MUSCI
                            CHIEF EXECUTIVE OFFICER
                            BAM! ENTERTAINMENT, INC.
                     333 WEST SANTA CLARA STREET, SUITE 716
                               SAN JOSE, CA 95113
                                 (408) 298-7500
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO


             THOMAS J. POLETTI, ESQ.                             TIMOTHY R. CURRY, ESQ.
                TED WEITZMAN, ESQ.                               COLBY R. GARTIN, ESQ.
             DAVID R. SCHWARTZ, ESQ.                           BENJAMIN H. DEBERRY, ESQ.
            KIRKPATRICK & LOCKHART LLP                           DANIEL H. MORRIS, ESQ.
       10100 SANTA MONICA BLVD., 7TH FLOOR                  BROBECK, PHLEGER & HARRISON LLP
          LOS ANGELES, CALIFORNIA 90067                          TWO EMBARCADERO PLACE
             TELEPHONE (310) 552-5000                                2200 GENG ROAD
             FACSIMILE (310) 552-5001                         PALO ALTO, CALIFORNIA 94303
                                                                TELEPHONE (650) 424-0160
                                                                FACSIMILE (650) 496-2885


                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS

(Subject to Completion)                                        September 4, 2001

--------------------------------------------------------------------------------

3,500,000 SHARES

[BAM! ENTERTAINMENT LOGO]
COMMON STOCK
--------------------------------------------------------------------------------

We are selling 3,500,000 shares of our common stock. This is our initial public offering of shares of our common stock. No public market currently exists for any shares of our capital stock. We currently estimate that the initial public offering price of our common stock will be between $12.00 and $14.00 per share.


Our common stock has been approved for quotation on the Nasdaq National Market under the symbol "BFUN", subject to official notice of issuance.


BEFORE BUYING ANY SHARES YOU SHOULD READ THE DISCUSSION OF MATERIAL RISKS OF INVESTING IN OUR COMMON STOCK IN "RISK FACTORS" BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              PER SHARE           TOTAL
------------------------------------------------------------------------------------------
Public offering price                                         $                $
------------------------------------------------------------------------------------------
Underwriting discounts and commissions                        $                $
------------------------------------------------------------------------------------------
Proceeds, before expenses, to us                              $                $
------------------------------------------------------------------------------------------

The underwriters may also purchase up to 525,000 shares of our common stock from us at the public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus. The underwriters may exercise this option to only cover over-allotments, if any.

The underwriters are offering our common stock on a firm commitment basis as described under "Underwriting." Delivery of the shares will be made on or about
            , 2001.

UBS WARBURG                                            JEFFERIES & COMPANY, INC.

The inside front cover page of the prospectus consists of artwork that contains animated character drawings and logos of licensors with whom the company has contractual relationships.


In this collage, the top third of the page contains animated drawings of characters from Cartoon Network television programs. In the top left hand corner is a depiction of the logo for the BAM! Entertainment, Inc. video game "Robot Rampage," based on the animated television program "Dexter's Laboratory," and a depiction of the animated character "Dexter" from "Dexter's Laboratory." In the left center of this section is a depiction of the logo for the Cartoon Network television network. On the right side of the page are depictions of animated characters based on the animated television program "The Powerpuff Girls" and depictions of logos for the BAM! Entertainment, Inc. video games based on that television program. In clockwise sequence, from the top left, those depictions are: the animated character "Buttercup"; the logo for the "Bad Mojo Jojo" video game; the animated character "Blossom"; the logo for the "Battle Him" video game; the animated character "Bubbles"; and the logo for the "Paint the Townsville Green" video game.

In the middle section of the page, starting from the left, immediately below Dexter is a depiction of the logo for Sports Illustrated for Kids, a publication of Time, Inc. Immediately below the depiction of the logo for Sports Illustrated for Kids is a depiction of the logo for the BAM! Entertainment, Inc. video game "Hot Potato," which features two animated potato characters. In the center of this section is a depiction of an animated character from and logo for the BAM! Entertainment, Inc. video game "Fire Pro Wrestling." On the right side of this section is, in clockwise sequence: a depiction of the logo for Spyglass Entertainment; a depiction of the logo for the BAM! Entertainment, Inc. video game "Yogi Bear Great Baloon Blast" along with a depiction of the animated character "Yogi Bear"; a depiction of the logo for Warner Bros. Interactive Entertainment; and a depiction of the promotional poster for the motion picture "Driven," along with a depiction of the logo for Franchise Pictures.

In the bottom section of the page, in the left hand corner are two rows of depictions of logos for video game hardware console systems. The top row in the left hand corner contains two logo depictions: on the left, a depiction of the logo for the "NINTENDO GAMECUBE" from Nintendo Co., Ltd.; and on the right, a depiction of the logo for "Xbox" from Microsoft Corporation. The bottom row in the left hand corner contains three logo depictions, all from Nintendo Co.,
Ltd.: on the left, a depiction of the logo for the "Nintendo 64"; in the center, a depiction of the logo for the Nintendo "Game Boy Advance"; and on the right, a depiction of the logo for the Nintendo "Game Boy Color." In the right hand corner of the bottom of the page is a depiction of a logo for BAM! Entertainment, Inc.


At the bottom of the page below the artwork is text as follows: NINTENDO GAMECUBE and Microsoft's Xbox have not yet been released.

--------------------------------------------------------------------------------

Through and including             (25 days after the date of this prospectus),
all dealers selling shares of our common stock, whether or not participating in this offering, may need to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

TABLE OF CONTENTS


--------------------------------------------------------------------------------

Prospectus summary....................     1
The offering..........................     3
Summary consolidated financial data...     4
Risk factors..........................     5
Forward-looking information...........    16
Use of proceeds.......................    16
Dividend policy.......................    17
Capitalization........................    18
Dilution..............................    19
Selected consolidated financial
  data................................    20
Management's discussion and analysis
  of
  financial condition and results of
  operations..........................    22
Business..............................    35
Management............................    49
Related party transactions............    59
Principal stockholders................    62
Description of capital stock..........    64
Shares eligible for future sale.......    67
Underwriting..........................    69
Legal matters.........................    71
Experts...............................    71
Where you can find additional
  information.........................    71
Index to consolidated financial
  statements..........................   F-1


--------------------------------------------------------------------------------

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

Prospectus summary

This summary highlights the information contained elsewhere in this prospectus. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk factors."

OUR BUSINESS


We are a rapidly emerging developer and publisher of interactive entertainment software. We license properties from a wide variety of sources including entertainment and media companies and we publish software based on their motion picture, sports and television properties. We currently publish software for many of the most popular interactive entertainment hardware platforms, such as the PlayStation manufactured by Sony Computer Entertainment, Nintendo 64 and Nintendo's Game Boy Color and Game Boy Advance, as well as for portable handheld devices manufactured by Palm and Handspring. We are developing and plan to publish software for next generation hardware platforms such as the PlayStation 2 manufactured by Sony Computer Entertainment, NINTENDO GAMECUBE and Microsoft's Xbox, as well as for other portable handheld devices and personal computers.


According to Euromonitor, a research group and statistical source, worldwide sales of consoles, console games and games for personal computers grew from $17.0 billion in 1996 to $26.9 billion in 2000. Forrester, a research group and statistical source, predicts that in the United States alone, interactive entertainment console manufacturers and software publishers will generate $29.4 billion in revenues in 2005. Of that $29.4 billion, Forrester estimates that $12.8 billion will be generated by sales of console game software alone. For additional information regarding these statistical sources, see
"Business -- Sources of Statistical Data."

We believe that our ability to license popular properties, develop content with internal and third-party developers and distribute titles through our broad distribution channels provides us with significant competitive advantages. The key elements of our business approach are:

+ Development and promotion of titles based on properties with existing brand recognition. We believe that by developing interactive entertainment software titles based on popular properties and existing brands that appeal to specific segments of the interactive entertainment industry, we enhance consumer acceptance and product life cycles. We are developing titles in the following categories:

     - Adventure. We target game players ages 10 and under with titles based on licensed properties such as the popular television cartoons POWERPUFF GIRLS and DEXTER'S LABORATORY distributed by AOL Time Warner's Cartoon Network;

     - Sports. We target game players nine to 14, as well as the casual sports fan, with sports-based titles based on licensed properties of AOL Time Warner's Sports Illustrated for Kids; and

     - Action. We target the mass market with titles based on the licensed content originated by film production companies such as Spyglass Entertainment Group and Franchise Films.

+ Management experience. Our executive management team has substantial domestic and international experience in the interactive entertainment software industry. Key members of our management team have been founders and executives of other interactive entertainment software companies and in their current and past service have successfully identified and secured licenses for popular properties, established relationships with key third-party product developers and successfully negotiated distribution arrangements with multiple retail channels. Our team has developed strong working relationships with hardware platform manufacturers, which we believe provide substantial benefits in managing the product approval and development process. We believe our executive management team has the necessary experience to capitalize on opportunities afforded by the industry transition to next generation hardware platforms.

+ Strategic management of product development. We maintain a balanced mix of internal and external production efforts. We have an experienced in-house development staff and an internal product development studio where we

--------------------------------------------------------------------------------
  develop titles. We have also established relationships with third-party interactive entertainment software developers with proven track records of developing successful titles.

+ Broad distribution channels. Our sales and marketing efforts are designed to broaden product distribution and increase the penetration of our products in domestic and international markets. We further seek to leverage and expand our channels of distribution in order to reach a larger number of consumers in the retail, direct and online markets, both domestically and internationally. We sell our interactive entertainment software to mass merchandisers such as Toys "R" Us, Target, Kmart, Wal-Mart and Best Buy, specialty chains such as Babbages, Etc. and Electronics Boutique and independent distributors.

+ Hardware platform flexibility. While we have the technical ability to develop products for all current hardware platforms, our development efforts focus on specific hardware platforms for specific demographics. In addition, we leverage our more popular titles across multiple hardware platforms that have sufficient installed bases and appropriate demographics for development to be successful. We believe this approach reduces both our reliance on any one hardware platform and the risks associated with product development.

COMPANY INFORMATION

We were incorporated in California in October 1999 under the name Bay Area Multimedia, Inc. We reincorporated in Delaware in September 2000 and changed our name to BAM! Entertainment, Inc. in December 2000. Our principal executive offices are located at 333 West Santa Clara Street, Suite 716, San Jose, California 95113. Our telephone number is (408) 298-7500. Our web site is http://www.bam4fun.com. The information found on our web site is not a part of this prospectus.

--------------------------------------------------------------------------------
 2

The offering

Unless otherwise noted, all information in this prospectus assumes that the underwriters do not exercise the over-allotment option we granted to them to purchase additional shares in the offering.

Common stock we are offering.......  3,500,000 shares

Common stock to be outstanding
after this offering................  12,166,255 shares

Proposed Nasdaq National Market
symbol.............................  BFUN

Use of proceeds....................  For general corporate purposes, including additional product development, expansion of our sales and marketing activities, international operations and possible acquisitions. See "Use of proceeds."

The number of shares of our common stock to be outstanding after this offering is based upon 8,666,255 shares of our common stock outstanding as of June 30, 2001 and gives effect to the issuance of 3,500,000 shares of common stock being sold by us in this offering and the conversion of all outstanding shares of our redeemable convertible preferred stock into shares of our common stock upon the completion of this offering, and excludes:

+ 814,275 shares of our common stock issuable upon exercise of options outstanding as of June 30, 2001 at a weighted average exercise price of $3.28 per share under our 2000 Stock Incentive Plan. For a description of our 2000 Stock Incentive Plan, please see "Management -- 2000 Stock Incentive Plan";


+ 674,450 shares issuable upon exercise of warrants outstanding as of June 30, 2001 at a weighted average exercise price of $1.98 per share;



+ Subsequent to June 30, 2001, (1) 100,000 shares of our common stock issuable upon exercise of a warrant issued to Transcap Associates, Inc. at an exercise price equal to the initial public offering price and (2) 182,135 shares of our common stock issuable upon exercise of options at an exercise price of $11.70 under our 2000 Stock Incentive Plan and 18,800 shares of our common stock issuable at an exercise price of $4.79 upon exercise of options granted outside of our 2000 Stock Incentive Plan; and


+ up to 618,637 shares of our common stock which may be issued pursuant to a third-party entertainment property license agreement with Franchise Films as of June 30, 2001.

Unless otherwise noted, all share and per share information in this prospectus gives effect to:

+ an amendment to our certificate of incorporation on August 15, 2001 effecting a 4.7-for-one split of our common stock and increasing the number of authorized shares of our common stock to 100,000,000 and our preferred stock to 10,000,000;

+ a 0.195-for-one reverse split of our common stock effected as of May 11, 2000;
  and

+ the automatic conversion of all outstanding shares of our redeemable convertible preferred stock into shares of our common stock upon the completion of this offering.

--------------------------------------------------------------------------------

Summary consolidated financial data

Our summary consolidated financial data is presented in the following table to aid you in your analysis of a potential investment in our common stock. You should read this data in conjunction with "Management's discussion and analysis of financial condition and results of operations," our consolidated financial statements and the notes to those financial statements appearing elsewhere in this prospectus. The pro forma basic and diluted calculations below reflect the automatic conversion, upon the completion of this offering, of all outstanding shares of our redeemable convertible preferred stock into shares of our common stock, as if it occurred on the dates of original issuance.

                                                               OCTOBER 7, 1999
                                                             (INCEPTION) THROUGH         YEAR ENDED
                                                                JUNE 30, 2000         JUNE 30, 2001
         CONSOLIDATED STATEMENT OF OPERATIONS DATA           (In thousands, except per share data)
---------------------------------------------------------------------------------------------------
Net revenues................................................ $             1,377     $      25,351
Costs and expenses..........................................               2,158            25,704
                                                             -------------------     -------------
Loss from operations........................................                (781)             (353)
Other expense, net..........................................                 (22)           (1,249)
                                                             -------------------     -------------
Net loss....................................................                (803)           (1,602)
Redeemable convertible preferred stock dividend.............                  --            (5,540)
                                                             -------------------     -------------
Net loss attributable to common stockholders................ $              (803)    $      (7,142)
                                                             ===================     =============
Loss per share:
  Basic and diluted......................................... $             (0.96)    $       (4.82)
  Pro forma basic and diluted............................... $             (0.94)    $       (1.04)
Shares used in computation:
  Basic and diluted.........................................                 834             1,482
  Pro forma basic and diluted...............................                 851             6,898

                                                                         JUNE 30, 2001
                                                              -----------------------------------
                                                                                       PRO FORMA
                                                              ACTUAL     PRO FORMA    AS ADJUSTED
              CONSOLIDATED BALANCE SHEET DATA                           (In thousands)
-------------------------------------------------------------------------------------------------
Cash and cash equivalents...................................  $ 2,170     $ 2,170       $43,315
Working capital.............................................    8,990       8,990        50,135
Total assets................................................   20,992      20,992        60,407
Long-term portion of debt...................................       --          --            --
Redeemable convertible preferred stock......................   17,329          --            --
Total stockholders' equity (deficit)........................   (4,669)     12,660        52,075

The preceding table presents a summary of our consolidated balance sheet data as of June 30, 2001:

+ on an actual basis;

+ on a pro forma basis to reflect the automatic conversion of all outstanding shares of our redeemable convertible preferred stock into shares of our common stock upon the completion of this offering; and


+ on a pro forma as adjusted basis to give effect to the receipt of the estimated net proceeds from the sale of 3,500,000 shares of common stock in this offering, at an assumed initial public offering price of $13.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.


--------------------------------------------------------------------------------
 4

--------------------------------------------------------------------------------

Risk factors
You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that adversely affect us. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our common stock would decline and you may lose all or part of your investment.

RISKS RELATED TO OUR FINANCIAL RESULTS

BECAUSE WE HAVE A LIMITED OPERATING HISTORY, IT IS DIFFICULT TO EVALUATE AN INVESTMENT IN OUR COMMON STOCK.
We were organized in October 1999 and released our first interactive entertainment software product in June 2000. It is difficult to evaluate our future prospects and an investment in our common stock because we have a limited operating history and the market for our products is rapidly evolving. Our prospects are uncertain and must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the early stage of development.

Our future performance will depend upon a number of factors, including our ability to:

+ expand our customer base;

+ secure popular entertainment properties upon which to base future products;

+ develop and enhance products in response to new interactive entertainment hardware platform releases, customer demand and competitive market conditions;

+ expand our interactive entertainment software development and sales and marketing capabilities;

+ expand our international operations;

+ attract, retain and motivate qualified personnel; and

+ maintain adequate control of our expenses.

WE HAVE A HISTORY OF OPERATING LOSSES AND MAY NEVER ACHIEVE PROFITABILITY.
We incurred net losses of $1.6 million for the year ended June 30, 2001 and $803,000 for the period from October 7, 1999 (inception) to June 30, 2000. We expect to incur a net loss for our first fiscal quarter ending September 30, 2001 and possibly for the fiscal quarter thereafter as we continue to make significant expenditures for product development, sales and marketing, international expansion, and general and administrative functions. We will need to generate significant revenues to achieve profitability. There can be no assurance that our revenues will grow in the future or that we will achieve sufficient revenues for profitability. If our revenues do not grow as quickly as we anticipate, or if our operating expenses exceed our expectations, our business would be severely harmed.

OUR REVENUES FLUCTUATE DUE TO SEASONAL DEMAND AND THE NATURE OF THE INTERACTIVE ENTERTAINMENT INDUSTRY.
We have experienced and may continue to experience significant quarterly fluctuations in net sales and operating results. The interactive entertainment industry is highly seasonal, with sales typically higher during the fourth and first calendar quarters. This is due primarily to the increased demand for games during and immediately following the holiday buying season. Our failure or inability to introduce products on a timely basis to meet seasonal fluctuations in demand will harm our business and operating results. Although we are attempting to reduce the effect of seasonal patterns on our business by distributing our product release dates more evenly throughout the year, we may not be successful. These fluctuations, as well as fluctuations caused by other factors, could cause our stock price to decline.

Our expense levels are based, in part, on our expectations regarding future sales. Therefore, our operating results would be harmed by a decrease in sales or a failure to meet our sales expectations. Uncertainties associated with

--------------------------------------------------------------------------------

RISK FACTORS
--------------------------------------------------------------------------------

interactive entertainment software development, lengthy manufacturing lead times, production delays and the approval process for products by hardware manufacturers and other licensors make it difficult to predict the quarter in which our products will ship. As a result of these and other factors, in some future quarters our operating results may fall below the expectations of securities analysts and investors. In this event, the trading price of our common stock could significantly decline.


OUR EARNINGS WILL BE AFFECTED UPON THE ISSUANCE OF SHARES OF OUR COMMON STOCK PURSUANT TO THIRD-PARTY ENTERTAINMENT PROPERTY LICENSE AGREEMENTS AND BY A WARRANT HELD BY A FINANCE COMPANY.


Pursuant to a license agreement with Franchise Films, we are obligated to issue 68,738 shares of our common stock after the release of any film for which we elect to produce interactive entertainment software products. This agreement covers up to 10 films or 687,375 shares of common stock. To date, we have elected to produce titles for three films and have issued 68,738 shares under this agreement. We are required to issue these shares when the films are released and will then incur a non-cash charge. If the software product is released after the release of the film, we will amortize the non-cash charge over the life of the product, which is expected to be between three and six months. If the software product is released prior to the release of the film, we will at each interim period assess whether it is probable that the value of the shares issued is recoverable through future sales of the product to which it relates. If this is probable, the non-cash charge will be amortized to licensed costs over the life of the product. In the alternative, we will expense the non-cash charge at the time of the issuance of the shares if it is not probable that the value of the shares issued is recoverable through future sales of the product to which these shares relate. We cannot estimate the aggregate dollar amount of future non-cash charges as they are based on our share price at a future point in time. However, these charges may be substantial. The non-cash charge of $746,000 on the initial shares issued is expected to be incurred in the second and third fiscal quarters of 2002. In addition, in connection with the issuance of warrants pursuant to a license agreement with Spyglass Entertainment, we incurred a non-cash charge of $354,000. This charge is being amortized on a straight-line basis over five years and commenced in October 2000. In connection with these warrants, a further non-cash charge of $556,000 will be amortized over a period, expected to be between three and six months, commencing on the release of the subject interactive entertainment software products. These releases are expected to be in the first or second fiscal quarter of 2003. Each of these charges will affect our gross margins and profitability and may cause the trading price of our common stock to decline significantly. In addition, pursuant to an August 2001 amendment to our master purchase order assignment agreement with an affiliate of Transcap Associates, Inc. and the execution of a $7.0 million factoring arrangement with an affiliate of Transcap, we issued Transcap a warrant to purchase 100,000 shares of our common stock at an exercise price equal to the initial public offering price. In connection with this issuance, we incurred a non-cash charge of $806,000 based upon an assumed initial public offering price of $13.00. This charge is subject to remeasurement up to the date of this offering and is being amortized on a straight-line basis through March 2002, which is the remaining term of the agreement.


RISKS RELATED TO OUR BUSINESS

OUR MARKET IS CHARACTERIZED BY CHANGING CONSUMER PREFERENCES AND SHORT PRODUCT LIFE CYCLES. TO COMPETE EFFECTIVELY WE MUST CONTINUALLY INTRODUCE NEW PRODUCTS THAT ACHIEVE MARKET ACCEPTANCE.
The interactive entertainment software market is characterized by short product life cycles, changing consumer preferences and frequent introduction of new products. We believe that our success will be dependent on the production of successful titles on a continuous basis. We cannot assure you that new products introduced by us will achieve significant market acceptance or that such acceptance, if achieved, will be sufficient to permit us to recover development and other associated costs. Consumer preferences for interactive entertainment software products are continually changing and are difficult to predict. Even the most successful titles remain popular for only limited periods of time, often less than six months. The life cycle of a game generally consists of a relatively high level of sales during the first few months after introduction, followed by a decline in sales. Accordingly, we expect that substantially all of our net sales for a particular year will be generated by titles released in that year and in the latter part of the prior year.

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 6
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RISK FACTORS
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THE DEVELOPMENT CYCLE FOR NEW TITLES IS LONG AND DURING THIS TIME THE MARKET
APPEAL OF A TITLE MAY DECLINE.
We believe the development cycle for new titles is long, typically ranging from 12 to 24 months. After development of the initial product, we believe it may take between six to 12 additional months to develop the product for additional hardware platforms. In order to distribute a product, we must develop and test the necessary game software, obtain approval from the manufacturer and licensor if required, and have the initial order of cartridges or disks manufactured. During the development cycle, the market appeal of a title or of a property on which the title is based may decline. If market acceptance is not achieved, we may grant markdown allowances to maintain our relationship with retailers and our access to distribution channels. Because we introduce a relatively limited number of new products in a given period, the failure of one or more of our products to achieve market acceptance could harm our business.

THE INTRODUCTION OF NEW INTERACTIVE ENTERTAINMENT HARDWARE PLATFORMS CREATES RISKS RELATING TO THE
DEVELOPMENT OF TITLES FOR THOSE HARDWARE PLATFORMS.
The interactive entertainment industry is also characterized by rapid technological change. For example, the 128-bit hardware platform was released within five years of the release of the 64-bit hardware platform. As a result, we must continually anticipate these changes and adapt our offerings to emerging hardware platforms and evolving consumer preferences. Generally, because of the length of the development cycle, our development efforts must begin well in advance of the release of new hardware platforms in order to introduce titles on a timely basis with the release of such hardware platforms. Further, we have no control over the release dates of new hardware platforms or the number of units that will be shipped upon such release. It is difficult to ensure that our schedule for releasing new titles will coincide with the release of the corresponding hardware platforms. Additionally, if fewer than expected units of a new hardware platform are produced or shipped, such as recently occurred with Sony's PlayStation 2, developers of titles for those hardware platforms may experience lower than expected sales.

The introduction of new hardware platforms and technologies can also render existing titles obsolete and unmarketable. Generally, as more advanced hardware platforms are introduced, consumer demand for titles for older hardware platforms diminishes. In addition, a broad range of competing and incompatible emerging technologies may lead consumers to postpone buying decisions until a particular hardware platform gains widespread acceptance. As a result of such reduced consumer demand for titles on older hardware platforms, our titles for older hardware platforms may not generate sufficient sales to make our titles profitable.

THE DEVELOPMENT OF SOFTWARE PRODUCTS IS COMPLEX AND TIME CONSUMING AND MAY NOT LEAD TO MARKETABLE TITLES.
The development of software products is complex and time consuming. Our development efforts may not lead to marketable titles or titles that generate sufficient revenues to recover their development and marketing costs, especially if a hardware platform does not reach or sustain an expected level of acceptance. This risk may increase in the future, as continuing increases in development costs require corresponding increases in net sales in order for us to maintain profitability.

The technological advancements of the new hardware platforms also allow more complex software products. As software products become more complex, the risk of undetected errors in products when first introduced increases. We cannot assure you that, despite testing, errors will not be found in new products or releases after shipments have been made, resulting in loss of or delay in timely market acceptance, product returns, loss of revenues and damage to our reputation. In the past, we have experienced delays in the introduction of new titles and we anticipate that we will experience similar delays in the future in connection with the introduction of additional new titles, including products currently under development. Because net revenues associated with the initial shipments of a new product generally constitute a high percentage of the total net revenues associated with the life of a product, any delay in the introduction of, or the presence of a defect in, one or more new products could harm the ultimate success of the products or our business and operating results.

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THE COSTS OF DEVELOPING AND MARKETING PRODUCTS FOR NEW INTERACTIVE ENTERTAINMENT
HARDWARE PLATFORMS MAY BE SUBSTANTIAL AND COULD HARM OUR BUSINESS.
The costs associated with the introduction of products for new hardware platforms, such as NINTENDO GAMECUBE, Sony's PlayStation 2 and Microsoft's Xbox, could harm our business. We anticipate that it will be more costly to develop titles for new hardware platforms. We also believe the costs of developing and publishing titles for these hardware platforms may require greater financial and technical resources than prior development and publishing efforts. Additionally, during periods of new technology introductions, forecasting our revenues and earnings is more difficult than in more stable or rising product markets.

IF NEW INTERACTIVE ENTERTAINMENT HARDWARE PLATFORMS FAIL TO ACHIEVE SIGNIFICANT MARKET ACCEPTANCE, IT MAY HARM OUR BUSINESS.
Our sales are dependent on, among other factors, the popularity and unit sales of the interactive entertainment hardware platforms of the various manufacturers. The interactive entertainment industry has experienced periods of significant growth in consumer interest and popularity, followed by periods in which consumer demand for interactive entertainment products has slowed. Unexpected shortfalls in the market acceptance of a particular hardware platform can significantly harm consumer demand for titles released or scheduled for release for that hardware platform. Therefore, we are dependent upon the successful marketing efforts of the manufacturers of the various hardware platforms to meet financial expectations.

PRODUCT RETURNS AND MARKDOWN ALLOWANCES COULD HARM OUR BUSINESS.
We are exposed to the risk of product returns and markdown allowances with respect to our customers. The decrease in demand for products based upon older hardware platforms may lead to a high level of these product returns and markdown allowances. We allow distributors and retailers to return defective and damaged products in accordance with negotiated terms. In addition, from time to time we provide markdown allowances to our larger customers on certain unsold merchandise. Product returns and markdown allowances that exceed our expectations could harm our business.

A SUBSTANTIAL PORTION OF OUR REVENUES HAVE BEEN DERIVED FROM A LIMITED NUMBER OF PRODUCTS.
To date, a substantial portion of our revenues have been derived from a limited number of products. Sales of our three POWERPUFF GIRLS products accounted for 66% of our net revenues for the year ended June 30, 2001. Sales of our BEAST WARS product accounted for 100% of our net revenues for the period from inception through June 30, 2000. If we fail to replace these titles with additional products generating significant revenues, our business will be harmed.

OVER 40% OF OUR NET REVENUES ARE DERIVED FROM SALES TO OUR THREE LARGEST CUSTOMERS. WE COULD BE ADVERSELY AFFECTED IF ANY OF THEM REDUCED OR TERMINATED THEIR PURCHASES FROM US OR DID NOT PAY THEIR OBLIGATIONS TO US.
Revenues from our three largest customers collectively accounted for 43% of our net revenues for the year ended June 30, 2001 as compared to 75% for the period from inception through June 30, 2000. Our three largest customers for the year ended June 30, 2001 were Toys "R" Us, which accounted for 17% of our net revenues, Wal-Mart, which accounted for 14% of our net revenues and Target, which accounted for 12% of our net revenues. For the period from inception through June 30, 2000, Blockbuster accounted for 49% of our net revenues, Wal-Mart accounted for 16% of our net revenues and KB Toys accounted for 10% of our net revenues. We have no written agreements or other understandings with any of our customers that relate to future purchases. Therefore, purchases by these customers or any others could be reduced or terminated at any time. A substantial reduction or a termination of purchases by any of our largest customers would harm us.

SUBSTANTIALLY ALL OF OUR SALES ARE MADE ON CREDIT, WHICH EXPOSES US TO BAD DEBT. Our sales are typically made on credit, with terms that vary depending upon the customer and other factors. While we attempt to carefully monitor the creditworthiness of our customers and distributors, we bear the risk of their inability to pay our receivables and of any delay in payment. A business failure by any of our largest customers would harm us, as could a business failure by any of our distributors or other retailers.

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WE CANNOT PUBLISH OUR INTERACTIVE ENTERTAINMENT SOFTWARE TITLES WITHOUT THE
APPROVAL OF HARDWARE MANUFACTURERS. OUR ABILITY TO CONTINUE TO DEVELOP AND MARKET OUR TITLES IS DEPENDENT ON THE HARDWARE MANUFACTURERS CONTINUING TO DO BUSINESS WITH US.
We are wholly dependent on the manufacturers of interactive entertainment hardware platforms and our ability to obtain or maintain non-exclusive licenses with them, both for the rights to publish and to manufacture titles for their hardware platforms. We are required to obtain a license to develop and publish titles for each hardware platform for which we develop and publish titles. Each license specifies the territory to which it applies, and such licenses range from as broad as multi-national distribution to as narrow as approval on a title-by-title basis. Our existing hardware platform licenses for Sony's PlayStation and PlayStation 2, Nintendo's Game Boy Color and Game Boy Advance, Nintendo 64 and Microsoft's Xbox, and our pending license for NINTENDO GAMECUBE, require that we obtain approval for the publication of new titles on a title-by-title basis. As a result, the number of titles we are able to publish for these hardware platforms, along with our ability to time the release of these titles is dependent upon decisions made by third party manufacturers. Accordingly, our revenues from titles for these hardware platforms may be limited. Should any manufacturer choose not to renew or extend our license agreement at the end of its current term, or if the manufacturer were to terminate our license for any reason, we would be unable to publish additional titles for that manufacturer's hardware platform.

WE ARE DEPENDENT ON SONY AND NINTENDO FOR THE MANUFACTURE OF PRODUCTS THAT WE DEVELOP FOR THEIR HARDWARE PLATFORMS.
When we develop interactive entertainment software titles for a hardware platform offered by Sony or Nintendo, the products are manufactured exclusively by that hardware manufacturer. Our hardware platform licenses with Sony and Nintendo provide that the manufacturer may change prices for the manufacturing of products at any time. In addition, these licenses include other provisions that give the manufacturer substantial control over our costs and the release of new titles. Since each of the manufacturers is also a publisher of games for its own hardware platforms and manufactures products for all of its other licensees, a manufacturer may give priority to its own products or those of our competitors in the event of insufficient manufacturing capacity. We would be materially harmed by unanticipated delays in the manufacturing and delivery of products.

IF WE CANNOT RETAIN OUR EXECUTIVE MANAGEMENT TEAM AND ATTRACT AND RETAIN ADDITIONAL KEY PERSONNEL, OUR BUSINESS WILL BE HARMED.
Our success has been due to a significant extent on the contributions and industry experience of our executive management team, in particular our Chief Executive Officer and President, Raymond C. Musci, and our Vice Chairman, Anthony R. Williams. If we fail to retain the services of our executive management team, our ability to secure additional licenses and develop and sell new products would be significantly impaired. In addition, our future success will also depend upon our ability to continue to attract, motivate and retain highly qualified employees and third-party contractors, particularly software design and development personnel and outside sales representatives. Competition for highly skilled employees is intense and we may not be successful in attracting and retaining such personnel.

WE ARE DEPENDENT UPON LICENSES TO PROPERTIES ORIGINATED AND OWNED BY THIRD PARTIES FOR THE DEVELOPMENT OF OUR TITLES.
Many of our titles, such as those from our POWERPUFF GIRLS series, DEXTER'S LABORATORY and DRIVEN, are based upon entertainment properties licensed from third parties. We cannot assure you that we will be able to obtain new licenses, or renew existing ones, on reasonable terms, if at all. If we are unable to obtain licenses for the properties which we believe offer significant consumer appeal, we would be required to obtain licenses for less popular properties or have to develop all of our titles based upon internally developed concepts. Titles based on less popular properties or on internally developed concepts typically require greater marketing expense in order to establish brand identity and may not achieve broad market acceptance or prove to be successful.

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WE ARE DEPENDENT ON THIRD-PARTY INTERACTIVE ENTERTAINMENT SOFTWARE DEVELOPERS
FOR DEVELOPING AND COMPLETING MANY OF OUR TITLES.
We rely on third-party interactive entertainment software developers for the development of a significant number of our interactive entertainment software titles. Quality third-party developers are continually in high demand. For this reason, we cannot assure you that the third-party software developers who have developed titles for us in the past will continue to be available to develop software for us in the future. Due to the limited number of third-party software developers and the lack of control that we exercise over them, we cannot assure you that these developers will complete titles for us on a timely basis or within acceptable quality standards, if at all.

OUR SUCCESS DEPENDS ON OUR ABILITY TO EFFECTIVELY MANAGE OUR GROWTH.
Our operations have rapidly expanded since our inception in October 1999 and we plan to continue to significantly expand our operations. Our rapid growth has placed, and will continue to place, significant strain on our management and operational systems and resources. We anticipate that as our business grows, we will have to improve and enhance our overall financial and managerial controls, reporting systems and procedures. We will also need to continue to expand, train and manage our workforce. Additionally, we will be required to increase the capacity of our current systems to meet additional demands. An inability to manage our growth and meet these additional demands will impair the success of our business.

OBTAINING ADDITIONAL CAPITAL TO FUND OUR OPERATIONS AND FINANCE OUR GROWTH COULD IMPAIR THE VALUE OF YOUR INVESTMENT.
If we expand more rapidly than currently anticipated or if our working capital needs exceed our current expectations, we may need to raise additional capital through public or private equity offerings or debt financings. If we cannot raise needed funds on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. Also, any new equity securities may have greater rights, preferences or privileges than our existing common stock. A material shortage of capital may require us to take drastic steps such as reducing our level of operations, disposing of selected assets or seeking an acquisition partner.

OUR SUCCESS IS HIGHLY DEPENDENT ON OUR PROPRIETARY SOFTWARE AND INTELLECTUAL PROPERTY.

We rely primarily on a combination of copyright, trademark and trade secret laws, employee and third-party nondisclosure agreements and other methods to protect our proprietary rights. We require our employees, consultants and other outside individuals and entities to execute confidentiality and nondisclosure agreements upon the start of employment, consulting or other contractual relationships with us. However, our ability to police these individuals and entities and enforce these agreements is costly and uncertain. We are aware that unauthorized copying occurs within our industry. If a significantly greater amount of unauthorized copying of our interactive entertainment software products were to occur, our business would be harmed. We generally obtain ownership of the software code and related documentation from third-party software developers. In instances where we do not retain sole ownership of the source code, the owner may use or license the code for development of other software products that may compete directly with our products and we may not have sufficient rights in the source code to produce derivative products.


We rely on existing copyright laws to prevent unauthorized distribution of our products. Existing copyright laws afford only limited protection. Policing unauthorized use of our products is difficult, and software piracy is a persistent problem, especially in international markets. In addition, the laws of some countries in which our products are or may be distributed either do not protect our products and intellectual property rights to the same extent as the laws of the United States or are weakly enforced. Legal protection of our rights may be ineffective in these countries. Any unauthorized use of our proprietary information could result in costly and time-consuming litigation to enforce our proprietary rights.

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OTHER PARTIES MAY ASSERT CLAIMS AGAINST US THAT WE ARE INFRINGING UPON THEIR
INTELLECTUAL PROPERTY RIGHTS AND WE ARE REQUIRED TO INDEMNIFY HARDWARE MANUFACTURERS FROM CERTAIN CLAIMS IN EXCHANGE FOR THE RIGHT TO PURCHASE TITLES AND MANUFACTURE OUR SOFTWARE FOR THEIR HARDWARE PLATFORMS.
We cannot be certain that our products do not infringe upon the intellectual property rights of others. We may be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of the intellectual property rights of third parties. If our products violate third-party proprietary rights, we cannot assure you that we would be able to obtain licenses to continue offering such products on commercially reasonable terms, or at all. In addition, we must indemnify the hardware manufacturers with respect to all loss, liability and expense resulting from any claim against them involving the development, marketing, sale or use of our products. This includes any claims for copyright or trademark infringement brought against them. As a result, we bear the risk that the properties upon which our software titles are based, or that the information and technology licensed from the hardware manufacturer and incorporated in our software, may infringe the rights of third parties. Any claims against us or the parties we indemnify relating to the infringement of third-party proprietary rights, even if not meritorious, could result in the expenditure of significant financial and managerial resources. Their claims could also result in injunctions preventing us from offering these products. Such claims could severely harm our financial condition and ability to compete. For information concerning pending intellectual property matters, see "Business -- Intellectual Property."

THE CALIFORNIA ENERGY CRISIS COULD HARM OUR BUSINESS.
California is currently experiencing a utility crisis and often does not have sufficient sources of affordable power. This energy crisis could impact our business, financial condition and results of operations. Our domestic headquarters and principal operations are located in San Jose, California, which has undergone several periods of rolling blackouts, a technique used by our power providers to conserve resources. Although our operations have not been halted for significant periods of time as a result of these conservation measures, potential suspensions of our operations could result in lost productivity, materially higher costs and lost revenues. In addition, regulators have announced electricity rate increases in California, which will also increase our cost of operations.

THE INTERACTIVE ENTERTAINMENT INDUSTRY IS CONSOLIDATING. IN MAKING ACQUISITIONS, WE FACE SIGNIFICANT COMPETITION FROM OTHER COMPANIES WITH GREATER FINANCIAL RESOURCES. WE ALSO FACE INTEGRATION CHALLENGES WITH ANY COMPANIES THAT WE ACQUIRE.
To enhance our product development and distribution capabilities, we may pursue acquisitions of companies, intellectual property rights and other assets that can be acquired on acceptable terms and which we believe can be operated or exploited profitably. We cannot assure you that we will be successful in identifying suitable acquisition opportunities. As the interactive entertainment industry continues to consolidate, we face significant competition in making acquisitions. This may constrain our ability to complete suitable transactions. Many of our competitors for potential acquisitions have significant financial and other resources.

If we attempt an acquisition, we cannot assure you that, given the competitive environment, we will complete the acquisition or that any completed acquisitions will benefit our business or operations. In addition, the integration of any newly acquired company's operations with our existing operations will take management time and effort. There is a possibility that we may not be successful in integrating operations of any newly acquired companies. Additionally, there is a risk of loss of key employees, customers and vendors of any recently acquired companies.

WE FACE RISKS ASSOCIATED WITH DOING BUSINESS IN FOREIGN COUNTRIES, INCLUDING OUR ABILITY TO GENERATE INTERNATIONAL DEMAND FOR OUR PRODUCTS.
We intend to expand our international sales and marketing activities. This expansion will require significant management time and attention and financial resources in order to develop our international operations. We cannot assure

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you that we will be able to generate international market demand for our products. International sales and operations are subject to a number of risks, including:

+ international consumer acceptance of existing and proposed titles;

+ the impact of possible recessions in foreign economies;

+ our ability to protect our intellectual property;

+ the time and costs associated with translating and localizing products for foreign markets;

+ foreign currency fluctuations;

+ unexpected changes in regulatory requirements;

+ difficulties and costs of staffing and managing foreign operations; and

+ political and economic instability.

OUR OFFICERS AND DIRECTORS OWN A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK AND THEREFORE HAVE SUBSTANTIAL INFLUENCE OVER OUR OPERATIONS AND CAN SIGNIFICANTLY INFLUENCE MATTERS REQUIRING STOCKHOLDER APPROVAL.
Our officers and directors will beneficially own approximately 63% of our common stock following the completion of this offering, or approximately 60% if the underwriters' over-allotment option is exercised in full. As a result, they will have the ability to control all matters requiring approval by our stockholders, including the election and removal of directors, approval of significant corporate transactions and the decision of whether a change in control will occur.

RISKS RELATED TO OUR INDUSTRY

COMPETITION WITHIN THE INTERACTIVE ENTERTAINMENT SOFTWARE INDUSTRY IS INTENSE AND POSES AN ONGOING THREAT TO THE SUCCESS OF OUR BUSINESS.
The interactive entertainment industry is intensely competitive. Many of our competitors have greater name recognition among consumers and licensors of entertainment properties, broader product lines and greater financial, marketing and other resources than us. Accordingly, these competitors may be able to market their products more effectively, make larger offers or guarantees in connection with the acquisition of licensed entertainment properties, adopt more aggressive pricing policies or pay more to third-party developers. We believe that other technology, entertainment and media companies are increasing their focus on the interactive entertainment software market, which might result in greater competition for us. In addition, many of our competitors are developing online interactive entertainment software products and interactive networks that will be competitive with our interactive entertainment software products.

Competitive pressures could have the following effects on us:

+ as competition for popular entertainment properties increases, our cost of acquiring licenses for those properties may increase, resulting in reduced margins;

+ as competition for retail shelf space becomes more intense, we may need to increase our marketing expenditures to maintain sales of our interactive entertainment software titles; and

+ we could be required to reduce the wholesale unit prices of our titles.

COMPETITION FOR LIMITED SHELF SPACE AND PROMOTIONAL RESOURCES AMONG INTERACTIVE ENTERTAINMENT SOFTWARE PUBLISHERS IS INTENSE AND POSES AN ONGOING THREAT TO THE SUCCESS OF OUR BUSINESS.
There is intense competition among developers and publishers of interactive entertainment software products for high quality retail shelf space and promotional support from retailers. As the number of titles and hardware platforms increases, competition for shelf space will intensify and may require us to increase our marketing expenditures. Due to increased competition for limited shelf space, retailers and distributors are in an increasingly better position to negotiate favorable terms of sale, including price discounts, price protection, marketing and display fees and product return policies. Our products constitute a relatively small percentage of any retailer's sales volume, and we cannot

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assure you that retailers will continue to purchase our products or to provide our products with adequate levels of shelf space and promotional support. As a result of their positions in the industry, the manufacturers of interactive entertainment hardware platforms generally have better bargaining positions with respect to retail pricing, shelf space and retailer accommodations than do any of their licensees, including us.


GOVERNMENT RESTRICTIONS INCLUDING THE LIKELY ADOPTION OF AN INTERACTIVE ENTERTAINMENT SOFTWARE RATING SYSTEM COULD HARM OUR BUSINESS.


Legislation is periodically introduced at the state and federal levels in the United States and in foreign countries to establish a system for providing consumers with information about graphic violence and sexually explicit material contained in interactive entertainment software products. Under such a system, interactive entertainment software publishers would be expected to comply by identifying particular products within defined rating categories. In addition, these publishers would be required to communicate these ratings to consumers through appropriate package labeling and through advertising and marketing presentations consistent with each product's rating. Many foreign countries have laws which permit governmental entities to censor the content of products, including interactive entertainment software. In some instances, we may be required to modify our products to comply with the requirement of such governmental entities, which could delay the release of those products in such countries. These delays could harm our business. We currently voluntarily submit our products to industry-created review boards and publish their ratings on our game packaging. Some retailers may refuse to carry titles that bear an unacceptable rating. We believe that mandatory government-run interactive entertainment software products rating systems eventually will be adopted in many countries which represent significant markets or potential markets for us. Due to the uncertainties in the implementation of such a rating system, confusion in the marketplace may occur. We are unable to predict what effect, if any, such a rating system would have on our business.



POTENTIAL OPPOSITION BY CONSUMER ADVOCACY GROUPS TO CERTAIN SOFTWARE CONTENT COULD HARM OUR BUSINESS.


Consumer advocacy groups have in the past opposed sales of interactive entertainment software products containing graphic violence and sexually explicit content. These groups have pressed for legislation in these areas and engaged in public demonstrations and media campaigns. While to date such actions have not harmed our business, we cannot assure you that these groups will not target our products in the future. If that occurs, we may be required to significantly change or discontinue one or more of our titles.


RISKS RELATED TO THIS OFFERING

WE EXPECT OUR STOCK PRICE TO BE VOLATILE.
Prior to this offering, there has been no public market for our common stock. Accordingly, we cannot assure you that an active trading market will develop or be sustained or that the market price of our common stock will not decline. The initial public offering price for the shares of our common stock will be determined by us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. The price at which our common stock will trade after this offering is likely to be highly volatile and may fluctuate substantially due to many factors, some of which are outside of our control.

In addition, the stock market has experienced significant price and volume fluctuations that affected the market price for the common stock of many technology, communications and entertainment and media companies. These market fluctuations were sometimes unrelated or disproportionate to the operating performance of these companies. Any significant stock market fluctuations in the future, whether due to our actual performance or prospects or not, could result in a significant decline in the market price of our common stock.

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ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND IN DELAWARE LAW COULD
PREVENT OR DELAY A CHANGE IN CONTROL AND, AS A RESULT, NEGATIVELY IMPACT OUR STOCKHOLDERS.
Provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition or make removal of incumbent directors or officers more difficult. These provisions may discourage takeover attempts and bids for our common stock at a premium over the market price. These provisions include:

+ the ability of our board of directors to alter our bylaws without stockholder approval;

+ the restriction on the ability of stockholders to call special meetings;

+ the restriction on the ability of our stockholders to act by written consent;

+ the establishment of advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholders meetings; and

+ the establishment of a classified board of directors with staggered, three-year terms, which prevents a majority of the board from being elected at one time.

In addition, we are subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from engaging in a merger, asset or stock sale or other transaction with an interested stockholder for a period of three years following the date such person became an interested stockholder, unless prior approval of our board of directors is obtained or as otherwise provided. These provisions of Delaware law also may discourage, delay or prevent someone from acquiring or merging with us without obtaining the prior approval of our board of directors, which may cause the market price of our common stock to decline.

MANAGEMENT WILL HAVE BROAD DISCRETION OVER THE USE OF PROCEEDS FROM THIS
OFFERING.
The net proceeds from this offering will be used for general corporate purposes. Although we list expanding our product development, expanding our international operations and possible acquisitions and expanding our sales and marketing activities, as examples of general corporate purposes, we are not obligated to pursue any of these opportunities. We have not reserved or allocated the net proceeds for any specific transaction, and we cannot specify with certainty how we will use the net proceeds. Accordingly, our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results or market value. Until the net proceeds are used, they may be placed in investments that do not produce income or that lose value.

A SUBSTANTIAL AMOUNT OF OUR SHARES WILL BE ELIGIBLE FOR SALE SHORTLY AFTER THIS OFFERING.
If our stockholders sell substantial amounts of common stock in the public market following this offering, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity or our equity-related securities at a time and price that we deem appropriate. Based on shares outstanding as of June 30, 2001, upon completion of this offering, we will have 12,166,255 shares of common stock outstanding. Of these shares, the 3,500,000 shares being offered hereby will be freely tradable and the remaining shares will become eligible for sale in the public market pursuant to Rule 144. All of the remaining shares are subject to contractual restrictions with the underwriters that prevent them from being sold until 180 days after the date of this prospectus without the consent of UBS Warburg LLC. UBS Warburg LLC may, in its sole discretion, at any time without notice, release all or any portion of the shares subject to the lock-up agreements, which would result in more shares being available for sale in the public market at an earlier date. Sales of common stock by existing stockholders in the public market, or the availability of such shares for sale, could materially and adversely affect the market price of our common stock.

OUR SHARES PURCHASED IN THIS OFFERING WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION OF APPROXIMATELY $8.72 PER SHARE.
The assumed initial public offering price of our common stock is substantially higher than the pro forma net tangible book value per share of the outstanding common stock immediately after this offering. Accordingly, assuming an

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initial public offering price of $13.00 per share, if you purchase common stock in this offering, you will incur immediate and substantial dilution of $8.72 in the pro forma net tangible book value per share of the common stock. In addition, investors will incur additional dilution upon the exercise of outstanding stock options and warrants after this offering.

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Forward looking information

This prospectus may contain forward-looking statements. When used in this prospectus, the words "anticipate," "believe," "estimate," "will," "plan," "intend" and "expect" and similar expressions identify forward-looking statements. Although we believe that our plans, intensions and expectations reflected in those forward-looking statements are reasonable, we cannot assure you that these plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in this prospectus, including under the heading "Risk factors." Our actual results could differ materially from those predicated in these forward-looking statements, and the events anticipated in the forward-looking statements may not actually occur. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus. Other than as required by federal securities law, we are under no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

Use of proceeds

The net proceeds to us from this offering, at an assumed initial public offering price of $13.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, are estimated to be $39.4 million, or $45.8 million if the underwriters' over-allotment option is exercised in full. We expect to use the net proceeds of the offering for general corporate purposes in the following estimated amounts:

+ $27.5 million for product development;

+ $6.0 million for international operations and possible acquisitions;

+ $5.0 million for expansion of sales and marketing activities; and

+ the remainder of the proceeds for additional working capital, which includes approximately $394,000 in accrued salaries owed to our President and Vice Chairman.

We currently have no commitments or agreements and are not involved in any negotiations with respect to any acquisitions. The amounts and timing of our actual expenditures will depend on numerous factors, including the status of our product development efforts, sales and marketing activities, technological advances, the amount of cash generated or used by our operations and competition. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the balance of the net proceeds. Pending the uses described above, we intend to invest the net proceeds in short-term, interest-bearing, investment grade securities.

Our management team made the determination to offer our shares to the public to fund our future expansion, to compensate our employees and to attract new employees. We determined the portion of our company to be sold in this offering through a combination of estimates of our future expansion plans, evaluation of market conditions and recent offerings of comparable companies.

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

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Dividend policy

We have never declared or paid any cash dividends on our capital stock. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends on our capital stock in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions, contractual obligations, future prospects and other factors the board of directors may deem relevant.

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                                                                              17

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Capitalization

Our capitalization as of June 30, 2001 is set forth in the following table on:

+ an actual basis;

+ a pro forma basis to reflect the automatic conversion of all outstanding shares of our redeemable convertible preferred stock into shares of our common stock upon the completion of this offering; and

+ the pro forma information on an as adjusted basis to give effect to the receipt of the estimated net proceeds from the sale of 3,500,000 shares of common stock in this offering, at an assumed initial public offering price of $13.00 per share after deducting the estimated underwriting discounts and commissions and estimating offering expenses payable by us.

The table does not include:

+ 814,275 shares of our common stock issuable upon exercise of options outstanding as of June 30, 2001 with a weighted average exercise price of $3.28 under our 2000 Stock Incentive Plan;

+ 674,450 shares of our common stock issuable upon exercise of warrants outstanding as of June 30, 2001 with a weighted average exercise price of $1.98; and


+ Subsequent to June 30, 2001, (1) 100,000 shares of our common stock issuable upon exercise of a warrant issued to Transcap Associates, Inc. at an exercise price equal to the initial public offering price and (2) 182,135 shares of our common stock issuable upon exercise of options at an exercise price of $11.70 under our 2000 Stock Incentive Plan and 18,800 shares of our common stock issuable at an exercise price of $4.79 upon exercise of options granted outside of our 2000 Stock Incentive Plan; and


+ up to 618,637 shares of our common stock that may be issued pursuant to a third-party entertainment property license agreement with Franchise Films as of June 30, 2001. In April 2001, 68,738 of these shares were issued for an aggregate value of $746,000. You should read this table in conjunction with "Management's discussion and analysis of financial condition and results of operations" and our consolidated financial statements and the notes to those financial statements included elsewhere in this prospectus.

                                                                         JUNE 30, 2001
                                                              ------------------------------------
                                                                            PRO        PRO FORMA
                                                               ACTUAL      FORMA      AS ADJUSTED
                                                              (In thousands, except share and per
                                                                          share data)
--------------------------------------------------------------------------------------------------
Long-term debt..............................................  $    --     $    --       $    --
                                                              -------     -------       -------
Redeemable convertible preferred stock:
  $0.001 par value; 10,000,000 shares authorized; 1,516,499
    shares issued and outstanding, actual; no shares issued
    and outstanding, pro forma and pro forma as adjusted....   17,329          --            --
                                                              -------     -------       -------
Common stock:
  $0.001 par value; 100,000,000 shares authorized, 1,538,710 shares issued and outstanding, actual; 8,666,255 shares
    issued and outstanding, pro forma; 12,166,255 shares
    issued and outstanding, pro forma as adjusted...........        1           9            12
Additional paid-in-capital..................................    5,375      22,696        62,108
Deferred stock compensation.................................   (2,096)     (2,096)       (2,096)
Accumulated deficit.........................................   (7,945)     (7,945)       (7,945)
Accumulated other comprehensive loss........................       (4)         (4)           (4)
                                                              -------     -------       -------
         Total stockholders' equity (deficit)...............   (4,669)     12,660        52,075
                                                              -------     -------       -------
         Total capitalization...............................  $12,660     $12,660       $52,075
                                                              =======     =======       =======

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 18

--------------------------------------------------------------------------------

Dilution

Our pro forma net tangible book value as of June 30, 2001 was approximately $1.46 per share of our common stock. Our net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of our common stock outstanding, as of June 30, 2001. In making this calculation, we gave effect to the conversion of all outstanding shares of our redeemable convertible preferred stock into shares of our common stock upon the completion of this offering. After giving effect to our sale in this offering of 3,500,000 shares of our common stock at an assumed initial public offering price of $13.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of June 30, 2001 would have been $4.28 per share of our common stock. This represents an immediate increase in net tangible book value of $2.82 per share to our existing stockholders and an immediate dilution of $8.72 per share to you. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............              $  13.00
  Pro forma net tangible book value per share before this
    offering................................................  $   1.46
  Increase attributable to investors in this offering.......  $   2.82
                                                              --------
Pro forma net tangible book value after the offering........                  4.28
                                                                          --------
Dilution per share to investors in this offering............              $   8.72
                                                                          ========


The differences between our existing stockholders and investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid for both common and preferred stock is summarized on a pro forma basis, as of June 30, 2001 before underwriting discounts and commissions and estimated offering expenses payable by us in the following table, after giving effect to the automatic conversion of all outstanding shares of our redeemable convertible preferred stock into shares of our common stock upon the completion of this offering. The following table does not include 814,275 shares of our common stock issuable upon exercise of options outstanding as of June 30, 2001 with a weighted average exercise price of $3.28 under our 2000 Stock Incentive Plan; 674,450 shares of our common stock issuable upon exercise of warrants outstanding as of June 30, 2001 with a weighted average exercise price of $1.98; subsequent to June 30, 2001, (1) 100,000 shares of our common stock issuable upon exercise of a warrant issued to Transcap Associates, Inc. at an exercise price equal to the initial public offering price and (2) 182,135 shares of our common stock issuable upon exercise of options at an exercise price of $11.70 under our 2000 Stock Incentive Plan and 18,800 shares of our common stock issuable at an exercise price of $4.79 upon exercise of options granted outside of our 2000 Stock Incentive Plan; and up to 618,637 shares of our common stock issuable pursuant to a third-party entertainment property license agreement with Franchise Films. This is in addition to 68,738 shares of our common stock that were issued in April 2001 for an aggregate value of $746,000 pursuant to a license agreement with Franchise Films. You should read this table in conjunction with "Management's discussion and analysis of financial condition and results of operations" and our consolidated financial statements and the notes to those financial statements included elsewhere in this prospectus.


See "Management -- 2000 Stock Incentive Plan" and note 6 to our consolidated financial statements.

                                                            SHARES PURCHASED       TOTAL CONSIDERATION
                                                         ----------------------    --------------------      AVERAGE
                                                           NUMBER       PERCENT     AMOUNT     PERCENT         PRICE
                                                                                      (In thousands)       PER SHARE
--------------------------------------------------------------------------------------------------------------------
Existing stockholders..................................    8,666,255       71.2%   $13,703        23.1%    $    1.58
Investors in this offering.............................    3,500,000       28.8     45,500        76.9         13.00
                                                         -----------    -------    -------     -------     ---------
         Total.........................................   12,166,255      100.0%   $59,203       100.0%    $    4.87
                                                         ===========    =======    =======     =======     =========

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                                                                              19

--------------------------------------------------------------------------------

Selected consolidated financial data
The selected consolidated financial data set forth below should be read in conjunction with our consolidated financial statements and related notes thereto and "Management's discussion and analysis of financial condition and results of operations" included elsewhere in this prospectus. The selected consolidated financial data as of June 30, 2001 and for the period from October 7, 1999 (inception) through June 30, 2000 and for the year ended June 30, 2001 are derived from our audited consolidated financial statements included elsewhere in this prospectus.


                                                                  PERIOD FROM
                                                              OCTOBER 7, 1999
                                                                  (INCEPTION)
                                                                      THROUGH       YEAR ENDED
                                                                JUNE 30, 2000    JUNE 30, 2001
                                                                       (In thousands,
         CONSOLIDATED STATEMENT OF OPERATIONS DATA                 except per share data)
----------------------------------------------------------------------------------------------
Net revenues................................................      $ 1,377          $ 25,351
                                                                  -------          --------
Costs and expenses:
  Cost of revenues:
    Cost of goods sold......................................          807            14,827
    Royalties, software costs, license costs and project
     abandonment............................................          248             2,898
                                                                  -------          --------
         Total cost of revenues.............................        1,055            17,725
  Research and development*.................................          260             1,073
  Sales and marketing*......................................          132             4,292
  General and administrative*...............................          711             1,996
  Amortization of deferred stock compensation...............           --               618
                                                                  -------          --------
         Total costs and expenses...........................        2,158            25,704
                                                                  -------          --------
Loss from operations........................................         (781)             (353)
Other expense, net..........................................          (22)           (1,249)
                                                                  -------          --------
Net loss....................................................         (803)           (1,602)
Redeemable convertible preferred stock dividend.............           --            (5,540)
                                                                  -------          --------
Net loss attributable to common stockholders................      $  (803)         $ (7,142)
                                                                  =======          ========
Net loss per share:
  Basic and diluted (1).....................................      $ (0.96)         $  (4.82)
Pro forma loss per share:
  Basic and diluted (2).....................................      $ (0.94)         $  (1.04)
Shares used in computation:
  Basic and diluted (1).....................................          834             1,482
  Pro forma basic and diluted (2)...........................          851             6,898
*Excludes amortization of deferred stock compensation:
  Research and development..................................      $    --          $     72
  Sales and marketing.......................................           --                28
  General and administrative................................           --               518
                                                                  -------          --------
                                                                  $    --          $    618
                                                                  =======          ========


                                                                       JUNE 30,
                                                              -----------------
                                                                2000       2001
              CONSOLIDATED BALANCE SHEET DATA                  (In thousands)
-------------------------------------------------------------------------------
Cash and cash equivalents...................................  $  908    $ 2,170
Working capital.............................................   1,318      8,990
Total assets................................................   2,712     20,992
Long-term portion of debt...................................      --         --
Redeemable convertible preferred stock......................   2,103     17,329
Total stockholders' equity (deficit)........................    (706)    (4,669)

(1) The diluted net loss per share computation excludes potential shares of common stock issuable upon conversion of redeemable convertible preferred stock and exercise of options to purchase common stock, as their effect would be antidilutive. See Notes 1 and 9 of notes to

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
SELECTED CONSOLIDATED FINANCIAL DATA
--------------------------------------------------------------------------------

    consolidated financial statements for a detailed explanation of the determination of the shares used in computing basic and diluted net loss per share.

(2) Includes the weighted average number of shares resulting from the assumed conversion of all outstanding shares of redeemable convertible preferred stock upon the completion of this offering. See notes 1 and 9 of notes to our consolidated financial statements for a detailed explanation of the determination of the shares used in computing pro forma net loss per share. The diluted pro forma net loss per share computation excludes potential shares of common stock issuable upon exercise of options to purchase common stock as their effect would be antidilutive.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations

The following discussion and analysis of financial condition and results of operations should be read in conjunction with "Selected consolidated financial data" and the consolidated financial statements and related notes to those statements included elsewhere in this prospectus. This discussion and analysis may contain forward-looking statements that involve risks, uncertainties and assumptions. As a result of many factors, such as those set forth under "Risk factors" and elsewhere in this prospectus, our actual results may differ materially from those anticipated in the forward-looking statements.

OVERVIEW

We develop and publish interactive entertainment software. We currently publish titles for many of the most popular interactive entertainment hardware platforms, such as Sony's PlayStation, Nintendo 64 and Nintendo's Game Boy Color and Game Boy Advance, as well as for portable handheld devices manufactured by Palm and Handspring. We are developing and plan to publish titles for next generation hardware platforms such as Sony's PlayStation 2, NINTENDO GAMECUBE and Microsoft's Xbox, as well as for other portable handheld devices and personal computers. We were incorporated in California in October 1999 under the name Bay Area Multimedia, Inc. We reincorporated in Delaware in September 2000 and changed our name to BAM! Entertainment, Inc. in December 2000. We commenced operations in October 1999 and shipped our first products in June 2000.

We license properties from a wide variety of sources, and publish titles based on the motion picture, sports and television properties of our licensors. We have entered into strategic license arrangements with entertainment and media companies that have developed well-known characters and brands and that are producing popular properties that are expected to form the basis of some of our future products. Our agreements with licensors and developers generally require us to make advance royalty payments, and we may be required to spend money on advertising and promotion. We generally pay royalties based on net revenues.

We design and develop our titles internally, or through third parties with whom we have established relationships. We believe that the development cycle for new titles is long, typically ranging from 12 to 24 months. After development of the initial product, we believe that it may take between six to 12 additional months to develop the product for, or port the product to, a different hardware platform.

We sell our products to mass merchandisers such as Toys "R" Us, Target, Kmart, Wal-Mart and Best Buy, specialty chains such as Babbages, Etc. and Electronics Boutique and independent distributors. Our products are manufactured exclusively by third parties. We have operations in both the United States and Europe. Our international operations are conducted through our offices in England, where we have our internal product development studio, perform international sales and marketing activities and manage local third-party developers. We anticipate that international revenues will increase as we increase the number of products we ship and localize these products for international markets.

NET REVENUES
We derive revenues from shipment of finished products to the customer. We may allow customers to exchange and return our products within certain specified periods after shipment and from time to time provide price protection on certain unsold merchandise in the form of a credit against amounts due from the customer. Net revenues from product sales are reflected after deducting the estimated cost of allowances for returns and price protection as well as discounts given. These estimates are based upon current known circumstances and historical results. The calculation of net revenues will be affected by many factors, including pricing strategies, the channels through which our products are distributed, product maturity, exchange and return privileges and price protection.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS
--------------------------------------------------------------------------------

Net revenues are recognized when we have satisfied the following conditions: persuasive evidence of an arrangement exists, delivery has occurred, the price has been fixed or is determinable and collectibility has been reasonably assured.

We expect that substantially all of our net revenues for a particular year will be generated by titles released in that year or in the latter part of the prior year. The market for interactive entertainment software is characterized by short product life cycles, changing consumer preferences and frequent introduction of new products. The life cycle of a title generally consists of a relatively high level of sales during the first few months after introduction, followed by a decline in sales, with only a small percentage of sales occurring more than six months after release.

We have experienced, and are likely to continue to experience, quarterly fluctuations in net revenues. The interactive entertainment industry is highly seasonal, with net revenues typically significantly higher during the fourth and first calendar quarters, due primarily to the increased demand for titles during the year-end holiday buying season. Our failure or inability to introduce products on a timely basis to meet seasonal increases in demand will harm our business and operating results. While we are attempting to reduce the effect of seasonal patterns on our business by distributing our product release dates more evenly throughout the year, we may not be successful in this endeavor.

COST OF REVENUES
Cost of revenues consists of cost of goods sold and royalties, software costs, license costs and project abandonment.

Cost of goods sold. Cost of goods sold includes manufacturing costs of finished goods, freight, inventory management costs and inventory obsolescence costs. Cost of goods sold will vary depending on the volume of products manufactured and shipped, the mix of products sold and the shipping channel used.

Royalties, software costs, license costs and project abandonment. Royalties, software costs, license costs and project abandonment includes royalties paid to software licensors, software amortization and amortization of non-cash charges related to warrants and rights to acquire our common stock issued to certain production companies. These costs will be affected in particular periods by many factors, including the specific terms or agreements under which royalties are paid to third parties, the commercial acceptance of products, the cost of developing a product and the timing of stock and warrants issued pursuant to the terms of our license agreements as described below.

Our agreements with licensors and developers generally require us to make advance royalty payments and pay royalties based on product sales, which may have guaranteed minimum payments. Prepaid royalties are amortized commencing upon the product release at the greater of the contractual royalty rate based on actual product sales, or the ratio of current revenues to total projected revenues. We evaluate the future recoverability of prepaid royalties on a quarterly basis and expense costs if and when they are deemed unrecoverable. We cannot assure you that the sales of products for which these royalties are paid or guaranteed payments are made will be sufficient to cover the amount of these required payments.

Commencing upon product release, we amortize capitalized software development costs. We capitalize software development costs subsequent to establishing technological feasibility of a title. Technological feasibility is evaluated on a product-by-product basis. For products where proven game engine technology exists, this may be early in the development cycle. Prior to establishing technological feasibility, software development costs are expensed to research and development, and to cost of revenues subsequent to establishing technological feasibility. The following criteria is used to evaluate recoverability of software development costs: historical performance of comparable products; the commercial acceptance of prior products released on a given hardware platform; orders for a product prior to its release and actual development costs of a product as compared to forward-looking projections. Amortization of software development costs is based on the greater of the proportion of current revenues to total projected revenues or the straight-line method over the estimated product life, generally three to six months. We analyze all of our capitalized costs quarterly and we take write-offs when, based on our estimates, future individual product revenues will not be sufficient to recover our investment.

--------------------------------------------------------------------------------
                                                                              23
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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS
--------------------------------------------------------------------------------


Pursuant to a license agreement with Franchise Films, we are obligated to issue 68,738 shares of our common stock after the release of any film for which we elect to produce interactive entertainment software products, up to 10 films or 687,375 shares of common stock. To date, we have elected to produce titles for three films and have issued 68,738 shares under this agreement for an aggregate value of $746,000. We are required to issue these shares when the films are released and will then incur a non-cash charge. If the software product is released after the release of the film, we will amortize the non-cash charge over the life of the product, which is typically between three and six months. If the software product is released prior to the release of the film, we will at each interim period assess whether it is probable that the value of the shares issued is recoverable through future sales of the product to which it relates. If this is probable, the non-cash charge will be amortized to licensed costs over the life of the product. In the alternative, we will expense the non-cash charge at the time of the issuance of the shares if it is not probable that the value of the shares issued is recoverable through future sales of the product to which these shares relate. We cannot estimate the aggregate dollar amount of these future non-cash charges as they are based on our share price at a future point in time, but they may be substantial. The non-cash charges on the initial shares issued is expected to be incurred in the second and third quarters of fiscal 2002. In addition, in connection with the issuance of warrants pursuant to a license agreement with Spyglass Entertainment, we incurred a non-cash charge of $354,000, which will be amortized on a straight-line basis over five years. This amortization commenced in October 2000. In connection with these warrants, a further non-cash charge of $556,000 will be amortized over a period which is expected to be between three to six months, commencing on the release of the subject titles, expected to be the first or second fiscal quarter of 2003. In addition, pursuant to an August 2001 amendment to our master purchase order assignment agreement with an affiliate of Transcap Associates, Inc. and the execution of a $7.0 million factoring arrangement with an affiliate of Transcap, we issued Transcap a warrant to purchase 100,000 shares of our common stock at an exercise price equal to the initial public offering price. In connection with this issuance, we incurred a non-cash charge of $806,000 based upon an assumed initial public offering price of $13.00. This charge is subject to remeasurement up to the date of this offering and is being amortized on a straight-line basis through March 2002, which is the remaining term of the agreement. Each of these charges will affect our gross margins and profitability.


RESEARCH AND DEVELOPMENT
Research and development expenses relate to the design and development of new interactive entertainment software products. These expenses generally consist of salaries, related expenses for engineering personnel and third-party development costs. We will continue to develop our products both internally and through third parties. In absolute dollars we expect to see increases in research and development expense as we expand our product offerings.

SALES AND MARKETING
Sales and marketing expenses consist primarily of salaries and related expenses for our direct sales force and marketing personnel, commissions to independent sales staff, marketing programs and advertising campaigns. In absolute dollars, we expect to see a significant increase in sales and marketing expense as revenues increase and we expand our product offerings and international presence.

GENERAL AND ADMINISTRATIVE
General and administrative expenses consist primarily of salaries and related expenses for finance and other administrative personnel, facilities and occupancy charges, professional fees and bad debt expense. We expect our general and administrative expenses to increase in absolute dollars as we expand our staff, build our infrastructure, grow our business and incur costs associated with being a public company. As a percentage of revenue, we expect to see a reduction in general and administrative expenses as our revenues increase.

AMORTIZATION OF DEFERRED STOCK COMPENSATION
Amortization of deferred stock compensation consists of deferred compensation expenses relating to stock option grants to employees. Deferred compensation represents the difference between the deemed fair market value of our common stock at the grant date and the exercise price of the related stock options. Deferred compensation is represented as a reduction of stockholders' equity and amortized, using a multiple option award valuation and

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
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


amortization approach, over the vesting periods of the options, which is generally four years. We currently expect to amortize $1.3 million during fiscal 2002, $553,000 during fiscal 2003, $256,000 during fiscal 2004 and $61,000 during fiscal 2005.


OTHER EXPENSE, NET

Other expense, net consist mostly of interest expense net of interest income. We expect to be able to negotiate more favorable credit terms after this offering and therefore expect to see a net improvement in other expense, net in the future.

REDEEMABLE CONVERTIBLE PREFERRED STOCK DIVIDEND

Beneficial conversion charges arise in connection with financing arrangements where we have issued convertible redeemable preferred stock on which we have determined that there is a beneficial conversion feature, as they are convertible into shares of our common stock at a discount to the deemed fair market value of the common stock at the commitment date, which is generally the date of issuance. Depending on the nature and purpose of the arrangement, we value the beneficial conversion feature by subtracting the related effective conversion price from the deemed fair value of our common stock, and then multiplying the difference by the number of shares of common stock that would be issued upon conversion. The value of the beneficial conversion feature is limited to the relative fair value of the convertible instrument. We record as a deduction of stockholders' equity the value of the beneficial conversion feature and accretes this value over the expected period that the redeemable convertible preferred stock becomes convertible.

In May 2001, we issued 245,659 shares of our Series C Preferred Stock for approximately $5.5 million. These shares are convertible into 1,154,597 shares of our common stock. Under the terms of our Series C Preferred Stock agreement, the redemption feature will terminate and the shares will convert into our common stock upon completion of this offering. In the quarter ended June 30, 2001, we recorded a non-cash charge of approximately $5.5 million relating to the beneficial conversion feature of these securities. This represents the difference between the aggregate deemed fair value of the common stock into which the Series C Preferred Stock is convertible of $13.2 million, and the aggregate purchase price paid for issued shares of Series C Preferred Stock of $5.5 million, i.e. $7.7 million, limited to the gross purchase price paid for Series C Preferred Stock of $5.5 million in accordance with paragraph 6 of EITF 98-5 Accounting for Convertible Securities with Beneficial Conversion Features or Contingency Adjustable Conversion Ratios.

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

RESULTS OF OPERATIONS

The following table sets forth as a percentage of net revenues our consolidated statements of operations data for the periods indicated. The consolidated financial information for the year ended June 30, 2001 and for the period from October 7, 1999 (inception) through June 30, 2000 is derived from our audited consolidated financial statements. Results for any interim period are not necessarily indicative of future operating results.


                                                               INCEPTION        YEAR
                                                                THROUGH        ENDED
                                                               JUNE 30,       JUNE 30,
                                                                 2000           2001
---------------------------------------------------------------------------------------
Net revenues................................................     100.0%        100.0%
                                                                 -----         -----
Cost and expenses:
  Cost of revenues:
    Cost of goods sold......................................      58.6          58.5
    Royalties, software costs, license costs and project
     abandonment............................................      18.0          11.4
                                                                 -----         -----
         Total cost of revenues.............................      76.6          69.9
  Research and development (1)..............................      18.9           4.2
  Sales and marketing (1)...................................       9.6          16.9
  General and administrative (1)............................      51.6           7.9
  Amortization of deferred stock compensation...............        --           2.4
                                                                 -----         -----
         Total costs and expenses...........................     156.7         101.3
                                                                 -----         -----
Income (loss) from operations...............................     (56.7)         (1.4)
Other expense, net..........................................      (1.6)         (4.9)
                                                                 -----         -----
Net loss....................................................     (58.3)         (6.3)
Redeemable convertible preferred stock dividend.............        --         (21.9)
                                                                 -----         -----
Net loss attributable to common stockholders................     (58.3)%       (28.2)%
                                                                 =====         =====


(1) Excludes amortization of deferred stock compensation.

NET REVENUES
Net revenues were $25.4 million for the year ended June 30, 2001 and $1.4 million for the period from our inception through June 30, 2000. Net revenues arose primarily from sales of new products released during those periods.

Our three largest customers collectively accounted for 43% of net revenues for the year ended June 30, 2001 as compared to 75% the period from inception through June 30, 2000. Our three largest customers for the year ended June 30, 2001 were Toys "R" Us, which accounted for 17% of net revenues, Wal-Mart, which accounted for 14% of net revenues and Target, which accounted for 12% of net revenues. For the period from inception through June 30, 2000, Blockbuster accounted for 49% of net revenues, Wal-Mart accounted for 16% of net revenues and KB Toys accounted for 10% of net revenues.

To date, a substantial portion of our revenues has been derived from a limited number of products. Sales of our three POWERPUFF GIRLS titles accounted for 66% of net revenues for the year ended June 30, 2001. Sales of our BEAST WARS title accounted for 100% of net revenues for the period from inception through June 30, 2000. As we expand our product offerings in different periods, we expect that the percentage of total revenue from our largest product offerings will decrease.

COST OF REVENUES

Cost of goods sold were $14.8 million, or 58% of net revenues, for the year ended June 30, 2001 and $807,000, or 59% of net revenues, for the period from our inception through June 30, 2000. Financing costs associated with inventory acquisitions under financing arrangements are recorded as period costs and as such are classified as interest expense. The amount of interest expense associated with such financing arrangements and included in other expense


--------------------------------------------------------------------------------
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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS
--------------------------------------------------------------------------------


was $1.3 million for the year ended June 30, 2001. The increase in cost of goods sold was due to increased sales of product, and the improvement in cost of goods sold as a percentage of revenues was due primarily to a change in product mix, resulting in a higher percentage of sales of products which have lower contracted third-party royalty rates, offset by higher freight costs as a result of changed shipping channels.


Royalties, software costs, license costs and project abandonment were $2.9 million, or 11% of net revenues, for the year ended June 30, 2001 and $248,000, or 18% of net revenues, for the period from our inception through June 30, 2000. The increase in costs was due to increased sales of product, and the improvement in costs as a percentage of revenues arose because of a change in product mix.

RESEARCH AND DEVELOPMENT
Research and development expenses were $1.1 million, or 4% of net revenues, for the year ended June 30, 2001 and $260,000, or 19% of net revenues, for the period from our inception through June 30, 2000. The increase was primarily the result of an increased headcount. In October 2000 we opened our internal development studio in London, England. Prior to opening this studio, all development was performed by third parties.

SALES AND MARKETING
Sales and marketing expenses were $4.3 million, or 17% of net revenues, for the year ended June 30, 2001 and $132,000, or 10% of net revenues, for the period from our inception through June 30, 2000. The increase was the result of increased advertising and marketing activities, along with an increase in commissions.

GENERAL AND ADMINISTRATIVE
General and administrative expenses were $2.0 million, or 8% of net revenues, for the year ended June 30, 2001 and $711,000, or 52% of net revenues, for the period from our inception through June 30, 2000. The increase was attributable to growth in headcount, professional fees, facility costs, bad debt expense and accounting fees.

AMORTIZATION OF DEFERRED STOCK COMPENSATION
Amortization of deferred stock compensation was $618,000, or 2% of revenues, for the year ended June 30, 2001 and zero for the period from our inception through June 30, 2000. Amortization of deferred stock compensation increased significantly in the quarter ended June 30, 2001 as a result of granting an increased number of stock options to employees and directors in the quarter and a subsequent revaluation of compensation expense related to such options granted. We did not grant any stock options prior to June 2000.

OTHER EXPENSE, NET
Other expense, net was $1.2 million for the year ended June 30, 2001 and $22,000 for the period from inception through June 30, 2000.

Interest income was $58,000 for the year ended June 30, 2001 and $8,000 for the period from our inception through June 30, 2000. Interest income in each period relates to interest earned on funds deposited in money market accounts.


Interest expense was $1.3 million, or 5% of net revenues, for the year ended June 30, 2001 and $39,000, or 3% of net revenues, for the period from our inception through June 30, 2000. Interest expense incurred during the period ended June 30, 2000 is comprised of interest incurred on promissory notes and through a purchase order funding arrangement with a finance company. The promissory notes were converted to redeemable convertible preferred stock in June 2000. Subsequent to this conversion, interest expense comprised primarily interest incurred through a purchase order funding arrangement with a finance company and through a commercial line of credit. Under the purchase order funding arrangement, we are required to pay interest expense based on amounts advanced by the finance company. A portion of the fees are dependent on the period it takes us to collect a portion of our accounts receivable. The increase in interest expense for the year ended June 30, 2001 was due to increased amounts advanced by the finance company due to the need to fund inventory required for increased sales during the year.


--------------------------------------------------------------------------------
                                                                              27
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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS
--------------------------------------------------------------------------------

We had other income of $18,000 for the year ended June 30, 2001 and other income of $9,000 for the period from our inception through June 30, 2000. Other income for the year ended June 30, 2001 comprised exchange gains and for the period from inception to June 30, 2000 comprised rental income.

REDEEMABLE CONVERTIBLE PREFERRED STOCK DIVIDEND
In the quarter ended June 30, 2001, we recorded a non-cash charge of approximately $5.5 million relating to the beneficial conversion feature of shares of our Series C Preferred Stock issued in May 2001.

QUARTERLY RESULTS OF OPERATIONS

The following table presents our unaudited quarterly consolidated results of operations, in dollars and as a percentage of net revenues, for our six most recent fiscal quarters and the period from our inception through December 31, 1999. In the opinion of management, this unaudited financial information has been prepared on the same basis as the audited financial information, and includes all adjustments, consisting only of normal recurring adjustments, necessary to present this information fairly when read in conjunction with our consolidated financial statements and the related notes contained elsewhere in this prospectus. These operating results are not necessarily indicative of results of any future period.


                                                   INCEPTION                          THREE MONTHS ENDED
                                                    THROUGH    ----------------------------------------------------------------
                                                   DEC. 31,    MAR. 31,   JUN. 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUN. 30,
                                                     1999        2000       2000          2000     2000       2001       2001
CONSOLIDATED STATEMENT OF OPERATIONS DATA:                                        (In thousands)
--------------------------------------------------------------------------------------------------------------------
Net revenues.....................................    $  --      $  --      $1,377      $ 495     $10,717     $6,093    $ 8,046
                                                     -----      -----      ------      -----     -------     ------    -------
Costs and expenses:
  Cost of revenues:
    Cost of goods sold...........................       --         --         807        179       6,029      3,558      5,061
    Royalties, software costs, license costs and
      project abandonment........................       --         --         248        126       1,113        789        870
                                                     -----      -----      ------      -----     -------     ------    -------
         Total cost of revenues..................       --         --       1,055        305       7,142      4,347      5,931
  Research and development (1)...................       32        101         127        114         318        231        410
  Sales and marketing (1)........................       --         --         132        252       1,844      1,138      1,058
  General and administrative (1).................      130        249         332        252         360        606        778
  Amortization of deferred stock compensation....       --         --          --         --           9         10        599
                                                     -----      -----      ------      -----     -------     ------    -------
         Total costs and expenses................      162        350       1,646        923       9,673      6,332      8,776
                                                     -----      -----      ------      -----     -------     ------    -------
Income (loss) from operations....................     (162)      (350)       (269)      (428)      1,044       (239)      (730)
Other expense, net...............................       (3)        (2)        (17)        (7)       (454)      (491)      (297)
                                                     -----      -----      ------      -----     -------     ------    -------
Net income (loss)................................     (165)      (352)       (286)      (435)        590       (730)    (1,027)
Redeemable convertible preferred stock
  dividend.......................................       --         --          --         --          --         --     (5,540)
                                                     -----      -----      ------      -----     -------     ------    -------
Net loss attributable to common stockholders.....    $(165)     $(352)     $ (286)     $(435)    $   590     $ (730)   $(6,567)
                                                     =====      =====      ======      =====     =======     ======    =======


(1) Excludes amortization of deferred stock compensation.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS
--------------------------------------------------------------------------------


                                                                               THREE MONTHS ENDED
                                                          -------------------------------------------------------------
                                                          JUNE 30,      SEPT. 30,     DEC. 31,     MAR. 31,   JUNE 30,
          AS A PERCENTAGE OF NET REVENUES (1)               2000          2000          2000         2001       2001
-----------------------------------------------------------------------------------------------------------
Net revenues............................................      100.0%         100.0%       100.0%      100.0%      100.0%
                                                          ---------    -----------    ---------    --------   ---------
Costs and expenses:
  Cost of revenues:
    Cost of goods sold..................................       58.6           36.2         56.3        58.4        62.9
    Royalties, software costs, license costs and project
      abandonment.......................................       18.0           25.5         10.4        12.9        10.8
                                                          ---------    -----------    ---------    --------   ---------
         Total cost of revenues.........................       76.6           61.7         66.7        71.3        73.7
  Research and development..............................        9.2           23.0          3.0         3.8         5.1
  Sales and marketing...................................        9.6           50.9         17.2        18.7        13.1
  General and administrative............................       24.1           50.9          3.3         9.9         9.7
  Amortization of deferred stock compensation...........         --             --          0.1         0.2         7.4
                                                          ---------    -----------    ---------    --------   ---------
         Total costs and expenses.......................      119.5          186.5         90.3       103.9       109.0
                                                          ---------    -----------    ---------    --------   ---------


--------------------------------------------------------------------------------
                                                                              29
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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS
--------------------------------------------------------------------------------

                                                                              THREE MONTHS ENDED
                                                           ---------------------------------------------------------
                                                           JUNE 30,    SEPT. 30,    DEC. 31,    MAR. 31,    JUNE 30,
           AS A PERCENTAGE OF NET REVENUES (1)               2000        2000         2000        2001        2001
--------------------------------------------------------------------------------------------------------------------
Income (loss) from operations............................     (19.5)       (86.5)        9.7        (3.9)       (9.0)
Other expense, net.......................................      (1.2)        (1.4)       (4.2)       (8.1)       (3.7)
                                                           --------    ---------    --------    --------    --------
Net income (loss)........................................     (20.7)       (87.9)        5.5       (12.0)      (12.7)
Redeemable convertible preferred stock dividend..........        --           --          --          --       (68.9)
                                                           --------    ---------    --------    --------    --------
Net loss attributable to common stockholders.............     (20.7)%      (87.9)%       5.5%      (12.0)%     (81.6)%
                                                           ========    =========    ========    ========    ========

(1) As we had no revenues for the period from inception through December 31, 1999 and for the three months ended March 31, 2000, these periods are not presented.

NET REVENUES
We sold our first product, BEAST WARS, in the quarter ended June 30, 2000. Our second product offering was not released until late in the quarter ended September 30, 2000 and this, combined with low seasonal demand, reduced quarterly net revenues for the quarter ended September 30, 2000. In the quarter ended December 31, 2000 we introduced six additional products, including two POWERPUFF GIRLS offerings which, in combination with holiday seasonal demand, resulted in significantly increased net revenues during the quarter. As expected, demand for product decreased in the quarter ended March 31, 2001, the quarter after the holiday season, resulting in reduced net revenues in the quarter. In the quarter ended June 30, 2001, we released three new products.

RESEARCH AND DEVELOPMENT
Prior to the quarter ended December 31, 2000, we developed products solely through third parties. In the quarter ended December 31, 2000, we opened our internal development studio, resulting in an increase in research and development costs. In the quarter ended December 31, 2000, we incurred an expense of $125,000 relating to a performance bonus paid to a third-party developer. This expense was not repeated in the quarter ended March 31, 2001. Research and development expenses increased in the quarter ended June 30, 2001 as a result of increased headcount and outside service costs.

SALES AND MARKETING
Sales commissions and marketing expenses grew significantly in the quarter ended December 31, 2000 as we actively promoted our products during the holiday season. Promotion decreased in the first and second calendar quarters of 2001 and sales and marketing expenses decreased.

GENERAL AND ADMINISTRATIVE
Special professional and legal expenses were the cause of the increase in general and administrative costs in the quarter ended June 30, 2000. We do not expect to incur these costs again in the future. A portion of these expenses were accounting fees incurred in anticipation of our first year-end audit which was performed during this quarter. Additionally, we paid $81,000 to consultants who assisted us with an evaluation of financing possibilities that we ultimately did not pursue. With the exception of these special expenses, general and administrative expenses increased gradually over each quarter as we expanded our infrastructure.

AMORTIZATION OF DEFERRED STOCK COMPENSATION
Amortization of deferred stock compensation increased significantly in the quarter ended June 30, 2001 as a result of granting an increased number of stock options to employees and directors in the quarter and a subsequent revaluation of compensation expense related to such options granted.

--------------------------------------------------------------------------------
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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS
--------------------------------------------------------------------------------

OTHER EXPENSE, NET
Significant purchase order funding charges were the cause of the significant expense increase in other expense, net in the quarters ended December 31, 2000 and March 31, 2001.

REDEEMABLE CONVERTIBLE PREFERRED STOCK DIVIDEND
In the quarter ended June 30, 2001, we recorded a non-cash charge of approximately $5.5 million relating to the beneficial conversion feature of shares of our Series C Preferred Stock issued in May 2001.

LIQUIDITY AND CAPITAL RESOURCES

From inception we have financed our operations primarily through the private sale of equity securities, cash generated from the sale of our products, a product financing arrangement with a finance company, the issuance of promissory notes to stockholders, a commercial line of credit and short-term liabilities.

Net cash used in operating activities was $10.3 million for the year ended June 30, 2001 and $1.7 million for the period from our inception through June 30, 2000. For these periods, net cash used in operating activities was the result of net losses and increases in operating assets.

Net cash used in investing activities was $2.2 million for the year ended June 30, 2001 and $91,000 for the period from our inception through June 30, 2000. Net cash used in investing activities during the year ended June 30, 2001 consisted primarily of issuance costs in connection with this offering and purchases of property and equipment. Net cash used in investing activities during the period from our inception through June 30, 2000 consisted of the purchase of property and equipment.

Net cash provided by financing activities was $13.7 million for the year ended June 30, 2001 and $2.7 million for the period from our inception through June 30, 2000. Financing for the year ended June 30, 2001 consisted primarily of the sale of redeemable convertible preferred stock, net borrowings on finance agreements and a line of credit with our bankers. Financing for the period from our inception through June 30, 2000, consisted primarily of the sale of common stock, redeemable convertible preferred stock, promissory notes and net borrowings on finance agreements.


In October 1999, we issued 580,962 shares of common stock to our principal stockholder at a price of $0.001 per share. Also, in October 1999, we issued 274,950 shares of common stock at $0.11 per share to consultants in exchange for services performed valued at approximately $30,000. In each of November 1999 and January 2000, we issued our principal stockholder convertible promissory notes in the principal amount of $500,000, and in May 2000 issued him an additional convertible promissory note in the principal amount of $47,000 for operating capital. Each note bore interest at 7% per annum with principal and accrued interest due on demand after one year from the date of issuance. Each note was automatically convertible into shares of our Series A Preferred Stock upon the initial closing of our Series A Preferred Stock financing. In June 2000, the notes were converted and our principal stockholder was issued 482,625 shares of our Series A Preferred Stock for $1.0 million; these shares are convertible into 2,268,338 shares of our common stock. In June 2000, inclusive of shares issued to our principal stockholder upon the conversion, we sold and issued 976,220 shares of our Series A Preferred Stock for $2.1 million; these shares are convertible into 4,588,234 shares of our common stock. In addition, at the same time we issued the Series A Preferred Stock, we issued 614,060 shares of our common stock at $0.11 per share for $59,000 in cash and for services valued at $7,000. In December 2000, we sold and issued 294,620 shares of our Series B Preferred Stock for $5.2 million; these shares are convertible into 1,384,714 shares of our common stock. In May 2001, we sold and issued 245,659 shares of our Series C Preferred Stock for $5.5 million; these shares are convertible into 1,154,597 shares of our common stock.



In February 2000, we entered into a master purchase order assignment agreement with Transcap Associates, Inc., whereby we assign customer purchase orders to Transcap and request that Transcap purchase finished goods to fulfill such customer purchase orders. Our obligations under the agreement are secured by our assets and purchase order accounts receivable, and guaranteed by our President and Chief Executive Officer. Under the agreement, we assign


--------------------------------------------------------------------------------
                                                                              31
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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS
--------------------------------------------------------------------------------


purchase orders to Transcap as collateral. The agreement required a security deposit of $90,000 to be made by us to Transcap and specified that Transcap's funding commitment with respect to a purchase order shall not exceed 60% of the retail purchase order price. We are required to pay Transcap's expenses under the contract, a deal fee comprising a transaction and initiation fee equal to 5% of the face amounts of letters of credits issued or other funds advanced by the finance company, a daily maintenance fee of 0.067%, a materials advance fee at prime rate plus 4%, and a late payment fee where applicable. Outstanding borrowings under the agreement are collateralized by our inventory, accounts receivable, fixed assets and intangible assets. Under the initial terms of the agreement, Transcap's aggregate outstanding funding was limited to $1.0 million and the term of the agreement was 12 months, ending on February 25, 2001. In September 2000, the agreement was amended increasing the maximum outstanding funding to $5.0 million. In December 2000, the agreement was further amended extending the term to March 31, 2002. In August 2001, the agreement was amended increasing the maximum outstanding funding to $10 million. In August 2001, the agreement was further amended, decreasing the initiation fee to 3% until the earlier of the termination of the agreement or December 31, 2001 if this offering has not occurred by that date. At such time, we also entered into a $7.0 million factoring arrangement with an affiliate of Transcap pursuant to which we are entitled to sell to the factor eligible accounts receivable. During the period of time that the account receivable remains unpaid, we are obligated to pay the factor interest on the unpaid amount at the prime rate plus 4%, plus a daily maintenance fee of 0.067%. If an eligible account purchased by the factor is not paid in full within the earlier of 75 days after the date of purchase by the factor or 15 days following the invoice due date, we are required to repurchase the eligible account. The repurchase price is equal to the unpaid invoice amount plus interest at the prime rate plus 4% for the period from the date of purchase by the factor to date of repurchase by us, plus a daily maintenance fee of 0.067%. All amounts due under the factory arrangement are guaranteed by our President and Chief Executive Officer. In connection with these August transactions we issued Transcap a warrant to purchase 100,000 shares of our common stock at an exercise price equal to the initial public offering price. As of June 30, 2001, the amount outstanding under this agreement was $4.2 million.


In November 2000, we entered into an agreement with our bankers whereby they would provide us with a $1.0 million commercial line of credit, repayable on demand. The interest rate on amounts drawn down was at the bank's prime interest rate plus 3% and was payable monthly. The line of credit was secured by restricted cash being held in a money market account with the same bank. In May 2001, all sums borrowed were repaid and the line of credit was terminated.

As of June 30, 2001, we had cash and cash equivalents of $2.2 million. As of June 30, 2000, we had cash and cash equivalents of $908,000.

Capital expenditures were $421,000 for the year ended June 30, 2001, and $91,000 for the period from our inception through June 30, 2000. We did not have any material commitments for capital expenditures at any of those dates.

Our principal commitments at June 30, 2001 comprised operating leases, guaranteed royalty payments and contractual marketing commitments. At that date, we had commitments to spend $763,000 under operating leases, prepay $1.3 million for royalties under agreements with various content providers and spend $4.1 million in advertising on the networks and websites of these content providers. Of these amounts, $2.7 million must be paid no later than June 30, 2002. Guaranteed royalty payments will be applied against any royalties that may become payable to the content providers.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

We are exposed to various market risks, including changes in foreign exchange rates and interest rates. Market risk is the potential loss arising from changes in market rates and prices.

--------------------------------------------------------------------------------
 32
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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS
--------------------------------------------------------------------------------

FOREIGN CURRENCY EXCHANGE RATE RISK
Currently, 90% of our net revenues and 85% of our operating expenses are denominated in U.S. dollars. Remaining expenses are mostly denominated in British pounds or the Euro and consequently we are currently exposed to fluctuations in the U.S. dollar to British pound and Euro exchange rates. We estimate that a 10% change in foreign exchange rates would impact reported operating results by less than $250,000. Accordingly, we have not entered into any hedging arrangements. As we expand our international operations, revenues will be generated and more operating expenses will be incurred in currencies other than the US dollar, which will increase potential exchange rate risk. We anticipate we will enter into customary hedging arrangements to reduce this risk.

INTEREST RATE RISK

We do not consider our cash and cash equivalents to be subject to interest rate risk due to the short maturities of the instruments in which we have invested. We are currently exposed to interest rate risk on our product financing arrangement with a finance company. We do not enter into derivatives or other financial instruments for trading or speculative purposes. We estimate that a 10% increase in interest rates would impact our results of operations by $130,000 for the year ended June 30, 2001 and $2,000 for the period from inception through June 30, 2000.


INFLATION
Inflation has not had a material adverse effect on our results of operations; however, our results of operations may be materially and adversely affected by inflation in the future.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities." This statement requires companies to record derivatives on the balance sheet as assets and liabilities, measured at fair value. Gains and losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 was effective for us beginning in the first quarter of fiscal 2001 and did not have a significant impact on our consolidated financial statements.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the staff's views in applying generally accepted accounting principles in the United States to revenue recognition in financial statements and provides interpretations regarding the application of generally accepted accounting principles to revenue recognition where there is an absence of authoritative literature addressing a specific arrangement or a specific industry. SAB 101 was effective for our company in the fourth quarter of fiscal 2001. The adoption of the revenue recognition practices prescribed by the guidance in SAB 101 did not have a material effect on our consolidated financial statements.

In March 2000, the FASB issued Financial Accounting Standards Board Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation ("FIN 44"), an interpretation of Accounting Principles Board Opinion No. 25 ("APB No. 25"). FIN 44 clarifies the application of APB No. 25 for various issues, specifically:

+ The definition of an employee,

+ The criteria for determining whether a plan qualifies as a noncompensatory plan,

+ The accounting consequence of various modifications to the terms of a previously fixed stock option or award, and

+ The accounting for an exchange of stock compensation awards in a business combination.

FIN No. 44 was effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998 or January 12, 2000. The impact of FIN 44 did not have a material effect on our consolidated financial statements.

--------------------------------------------------------------------------------
                                                                              33
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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS
--------------------------------------------------------------------------------

In June 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for under the purchase method and addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. SFAS No. 142 addresses the initial recognition and measurement of intangible assets acquired outside of a business combination and the accounting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 requires that intangible assets with finite useful lives be amortized and that goodwill and intangible assets with indefinite lives not be amortized, but instead be tested at least annually for impairment. SFAS No. 142 was effective for us beginning in the first quarter of fiscal 2002 and is not expected to have a significant impact on our consolidated financial statements because we did not carry any goodwill or other intangibles on our balance sheet as of June 30, 2001.

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

--------------------------------------------------------------------------------

Business
COMPANY OVERVIEW

We are a rapidly emerging developer and publisher of interactive entertainment software. We license properties from a wide variety of sources including entertainment and media companies and we publish interactive entertainment software based on their motion picture, sports and television properties. We currently publish interactive entertainment software for many of the most popular hardware platforms, such as Sony's PlayStation, Nintendo 64 and Nintendo's Game Boy Color and Game Boy Advance, as well as for portable handheld devices manufactured by Palm and Handspring. We plan to develop and publish interactive entertainment software for next generation hardware platforms such as Sony's PlayStation 2, NINTENDO GAMECUBE and Microsoft's Xbox, as well as for other portable handheld devices and personal computers ("PCs").

Our interactive entertainment software is primarily based on properties that have consumer recognition and appeal. We have secured license agreements with AOL Time Warner's Cartoon Network and Sports Illustrated for Kids, Spyglass Entertainment Group and Franchise Films, as well as other entertainment and media property owners, and are developing titles based on their popular entertainment and media properties for targeted age groups.

We develop titles that can be leveraged through sequels and extensions and across multiple hardware platforms. We sell our products to mass merchandisers such as Toys "R" Us, Target, Kmart, Wal-Mart and Best Buy, and specialty chains such as Babbages, Etc. and Electronics Boutique and independent distributors.

INDUSTRY BACKGROUND

According to Euromonitor, worldwide sales of consoles, console games and PC games grew from $17.0 billion in 1996 to $26.9 billion in 2000. Forrester predicts that, in the United States alone, interactive entertainment console manufacturers and software publishers will generate $29.4 billion in revenues in 2005. Of that $29.4 billion, Forrester estimates that $12.8 billion will be generated by sales of console game software alone. According to International Data Corporation, or IDC, the majority of video game households own more than one video game system. For additional information regarding these statistical sources and International Development Group, or IDG, see "-- Sources of Statistical Data."

The interactive entertainment industry includes three distinct forms of hardware systems:

+ portable handheld devices, such as Nintendo's Game Boy and its recently released Game Boy Advance;

+ in-home television connected hardware platforms, such as Nintendo's Super
  Nintendo Entertainment System and Nintendo 64 and Sony's PlayStation and PlayStation 2 and announced consoles such as NINTENDO GAMECUBE and Microsoft's Xbox; and

+ personal computers.

According to IDG, 15.7% of all interactive entertainment software dollar sales for 2000 were attributable to products for portable handheld devices, 59.5% for in-home hardware platforms and 24.8% for PCs.

Historically, the interactive entertainment industry has experienced significant transitions every four to five years. The hardware platform and video game console market has evolved from 8- and 16-bit technology in the early 1980s to 32- and 64-bit technology in the past few years. The terms 8-, 16-, 32- or 64-bit technology means that the central processing unit, or chip, on which the software operates is capable of processing data in 8-, 16-, 32- or 64-bit units. Larger per bit capacity translates into a faster and potentially more realistic game experience. The transition to 128-bit, or next generation, hardware platforms has already begun with the recent introduction of Sony's PlayStation 2.

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INDUSTRY TRENDS

Currently, there are a number of trends affecting the interactive entertainment industry. We believe that the following should result in increased opportunities for interactive entertainment software developers and publishers:

+ Hardware platform technology evolution. Consoles that employ 128-bit technology will provide faster and more complex images and more lifelike animation and sound than their 32- and 64-bit predecessors. Additionally, most handheld devices will employ 32-bit technology instead of 8-bit technology. Titles published for these new hardware platforms should appeal to the core population of video game players and attract new players. The transition to 128-bit hardware platforms is expected to drive demand for titles published for these next generation systems. Historically, during hardware transition periods, consumer demand for titles compatible with next generation hardware systems is high and the supply of such titles is low. In addition, licensors and third-party developers look for new and additional partners to develop titles. We believe that experienced software developers and publishers having access to popular properties are well positioned to take advantage of these opportunities.

+ Introduction of next generation hardware platforms drives software demand. Historically, as next generation hardware platforms have been introduced, the number of software units sold per hardware platform sold has increased. This ratio is known as the tie ratio. Increasing tie ratios represent an upward trend in units of software products purchased for each successive generation of hardware platforms. According to IDG, these ratios had steadily increased from approximately 6:1 for 16-bit hardware platforms to approximately 9:1 for the 32-bit Sony PlayStation in North America. If historical patterns are indicative of future tie ratios, interactive entertainment software developers and publishers should see an increasing demand for their products as new 128-bit next generation hardware platforms are introduced and gain wider acceptance.

+ Many next generation hardware platforms are DVD compatible and can access the Internet. Many of the 128-bit hardware platforms, such as Sony's PlayStation 2 and Microsoft's Xbox, will utilize a DVD software format and have the potential to serve as multi-purpose entertainment centers by doubling as a player for DVD movies and compact discs. Moreover, some next generation hardware platforms are expected to have online capability that will allow users to access the Internet. We believe these new systems will have cross-over appeal to a segment of the market that might not otherwise be inclined to purchase hardware platforms for game use alone, which will drive additional hardware and software sales.

+ Development of hardware platforms utilizing a disk-based software format. The increased use of disk-based software for new hardware platforms is expected to result in shortened order lead times, reduced inventory risk and gross margins that are typically greater than those achievable with cartridge-based systems. Quicker product manufacturing and greater pricing flexibility will allow software producers to adjust to market demands and introduce products to the marketplace more rapidly. In addition, the memory capacity of disks generally exceeds cartridges, allowing for enhanced graphic capabilities and more realistic game play.

+ Backward compatibility. Sony's PlayStation 2 and Nintendo's Game Boy Advance are both backward compatible, meaning that titles produced for the earlier version of the hardware platform may be used on the new hardware platform. We believe that backward compatibility may result in a smoother revenue transition for interactive entertainment software developers and publishers because the lag in consumer demand for products for existing hardware platforms that typically precedes the release of a next generation hardware platform may be diminished.

+ Broadening demographic appeal. According to IDC, a pattern has emerged in which male gamers appear to be slowly migrating away as the primary gamers of older platforms. Other household members -- in particular, females and younger children -- transition to become that platform's primary gamers. IDC reports that the percentages of households where the primary gamer is female for PlayStation, Nintendo 64 and Super Nintendo Entertainment System grew from 17.2%, 15.3%, and 22.6% in 1999 to 18.1%, 15.8%, 29.8% in 2000. According to
  Interactive Digital Software Association, or IDSA, 58% of all Americans who play video games most frequently are over the age of 18 and 43% of Americans who play video games are female. This demographic

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  expansion broadens opportunities for interactive entertainment software developers to produce titles with content focused on a specific sex or targeted age group.

INDUSTRY CHALLENGES

As the transition to next generation hardware platforms begins and the number of titles continues to rise, differentiation among developers and publishers will become increasingly important. This need is heightened by the fact that the market for interactive entertainment software products tends to be dominated by a limited number of successful titles that are typically based on popular properties with brand name recognition. In order to succeed in this market environment, we believe interactive entertainment software developers and publishers will need to:

+ identify and license brand name properties from a wide variety of sources;

+ develop a network of relationships with hardware platform manufacturers, mass merchandisers and other industry participants;

+ develop creative software both internally and using third-party interactive entertainment software developers with a proven track record of developing successful titles;

+ aggressively market and sell titles to retailers and through traditional and emerging distribution channels in both domestic and international markets; and

+ develop compelling titles for multiple hardware platforms.

OUR APPROACH

We develop and publish interactive entertainment software for multiple hardware platforms. We believe our ability to license popular properties, develop content with internal and third-party developers and distribute titles through our broad distribution channels provides us with significant opportunities. The following are the key elements of our business approach, which we believe address many of the challenges facing the interactive entertainment software industry.

Development and promotion of titles based on properties with existing brand recognition. Since the best selling titles are often based on popular properties and existing brands, we strive to secure license agreements with the owners of popular entertainment and media properties. We have agreements to utilize properties from AOL Time Warner's Cartoon Network and Time Inc.'s Sports Illustrated For Kids, Spyglass Entertainment Group, Franchise Films and other entertainment and media property owners. We believe that developing interactive entertainment software titles with brand name recognition and sustainable consumer appeal may allow us to promote titles over an extended period of time through the release of sequels and extensions and to re-release products at different price points. We work closely with the property owners to develop follow-on products based on both existing and new brands with the potential to become successful titles.

We focus on developing titles that target specific segments of the interactive entertainment industry. We identify popular properties that have the potential to become successful titles, evaluate the demographic segment that the titles are most likely to appeal to and begin the development process. In this manner, we are able to develop titles with brand name recognition that appeal to specific segments of the interactive entertainment software market. We are currently developing titles in the following categories:

+ Adventure.   We target game players ages 10 and under, with titles based on properties that appeal to this demographic segment. We have developed and are developing titles based on the popular television cartoons POWERPUFF GIRLS and DEXTER'S LABORATORY distributed by AOL Time Warner's Cartoon Network. We coordinate product release and promotion with the Cartoon Network and selected mass merchandisers to enhance consumer acceptance;

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+ Sports.   We target game players age nine to 14, as well as the casual sports fan. We believe that existing sports games appeal more to the older core video game playing and sports audiences than the younger game player. With AOL Time Warner's Sports Illustrated for Kids, we are developing a line of sports-based titles that we believe will appeal to this audience; and

+ Action.   We target the mass market with titles based on content originated by film production companies. We have entered into agreements with Spyglass Entertainment Group, producer of the upcoming motion picture REIGN OF FIRE, and Franchise Films, producer of the recent Warner Bros. motion picture DRIVEN, to create games based on these films. We work with our film company content providers early in the development process to produce titles closely aligned with the film's plot and endeavor to coordinate product release concurrently with that of the film.

Management experience. Our executive management team has substantial experience in the interactive entertainment software industry. Key members of our management team have been founders and executives of other interactive entertainment software companies and in their current and past service have successfully identified and secured licenses for popular properties, established relationships with key third-party product developers and successfully negotiated distribution arrangements with multiple retail channels. In addition, our team has developed strong working relationships with hardware platform manufacturers, which we believe provide substantial benefits in the product approval and development process. We believe that established relationships with retailers and a track record for publishing top-selling titles are important factors that affect our ability to gain access to highly competitive shelf space. We believe our executive management team has the necessary experience to capitalize on opportunities afforded by the industry transition to next generation hardware platforms.

Strategic management of product development. To maintain our position in the competitive interactive entertainment software industry, we devote significant resources to the internal development of products and to securing relationships with third-party interactive entertainment software developers with proven track records of developing successful titles. Product design and development is a joint effort among our producers and our marketing and sales groups. Members of each group have unique expertise, which allows for the creation of ideas that combine the latest technologies, current and future trends, and consumer and retailer demands. We believe this enables us to better manage our internal and external production efforts thereby allowing for greater efficiency and improved predictability in the development process.

Broad distribution channels. Our sales and marketing efforts are designed to broaden product distribution and increase the penetration of our products in domestic and international markets. We further seek to leverage and expand our channels of distribution in order to reach a larger number of consumers in the retail, direct and online markets, both domestically and internationally. We sell our products to mass merchandisers such as Toys "R" Us, Target, Kmart, Wal-Mart and Best Buy, specialty chains such as Babbages, Etc. and Electronics Boutique and independent distributors.

Hardware platform flexibility. While we have the ability to develop products for all current hardware platforms, our development efforts focus on specific hardware platforms for specific demographics. For example, our initial titles targeted at the 14 and under audience have primarily focused on the Nintendo Game Boy Color hardware platform since this audience primarily uses that platform. In contrast, games under development for the mass market will be offered on a wider range of hardware platforms since we believe there will be a widespread demographic appeal for these products. In addition, we leverage our more popular titles across multiple hardware platforms that have sufficient installed bases and appropriate demographics for development to be successful. For example, follow-on products for POWERPUFF GIRLS, scheduled for release in 2002 and 2003, will be developed for NINTENDO GAMECUBE and Sony's PlayStation 2, as well as for PCs. We believe this approach reduces both our reliance on any one hardware platform and the risks associated with product development.

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STRATEGY

Our objective is to enhance our position as a developer and publisher of interactive entertainment software. In pursuing our business strategy we intend to:

Focus on next-generation hardware platforms to increase market share. We continue to develop products for hardware platforms that have or we expect will have large installed bases. We assess the potential acceptance and success of emerging hardware platforms and the anticipated continued viability of existing hardware platforms based on many factors, including the number of competing titles, the tie ratio, the current and potential installed base, the rate of sales and the cost and timing of developing titles for that hardware platform. We work with hardware companies to coordinate the release of our new titles with the launch of the next generation hardware platforms for which those titles are designed. Over the next 12 to 24 months, we plan to release titles for NINTENDO GAMECUBE, Nintendo's Game Boy Advance, Sony's PlayStation 2 and Microsoft's Xbox.

Continue to develop relationships with owners of popular content properties. We will continue to pursue licensing relationships with a wide variety of sources for well-known properties. We also plan to continue to work closely with licensors to engage in efficient marketing efforts that capitalize on promotional campaigns that precede the launch of our titles. We believe that we are an attractive partner for licensors as evidenced by our recent agreement with Time Inc.'s Sports Illustrated For Kids. We seek to license popular content to produce titles with appeal among a wide range of demographics for use with a variety of existing and next generation hardware platforms.

Expand international distribution. We believe we can further expand our presence in foreign markets. We have leased space for our office in Bath, England to enhance our international presence. We plan to increase our penetration in international markets by licensing our titles to publishers in these markets, entering into distribution agreements and establishing direct distribution capabilities. To further grow in global markets, we may also develop titles that are customized for consumer preferences in these foreign markets.

Continue to build internal and external development capabilities. We intend to continue to devote significant resources to expanding existing relationships and securing new relationships with interactive entertainment software developers with proven track records of developing successful titles. We believe that our success as a publisher of well known titles will help us to continue to attract and retain dependable, creative and innovative developers to enhance product design creativity and reduce risks associated with dependence on a limited number of developers.

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PRODUCTS

The following tables set forth our existing titles and those anticipated to be released in the next 12 months. We cannot assure you that any of the titles anticipated for release in the next 12 months will be released when scheduled, if ever.

                                EXISTING TITLES

---------------------------------------------------------------------------------------------------------------
                          TITLE                              GENRE       HARDWARE PLATFORM      DATE OF RELEASE
---------------------------------------------------------------------------------------------------------------
 Beast Wars                                                Action     Nintendo 64/PlayStation   June 2000
 Contender 2                                               Action     PlayStation               October 2000
 Jimmy White's Cueball 2                                   Sports     PlayStation               October 2000
 Bad Mojo Jojo (Powerpuff Girls)                           Adventure  Game Boy Color            November 2000
 Paint the Townsville Green (Powerpuff Girls)              Adventure  Game Boy Color            November 2000
 Sgt. Rock                                                 Action     Game Boy Color            November 2000
 Dexter's Laboratory: Robot Revenge                        Adventure  Game Boy Color            December 2000
 Yogi Bear                                                 Adventure  Game Boy Color            December 2000
 Battle Him (Powerpuff Girls)                              Adventure  Game Boy Color            February 2001
 Xtreme Wheels                                             Sports     Game Boy Color            April 2001
 Fire Pro Wrestling                                        Sports     Game Boy Advance          June 2001
 Hot Potato                                                Puzzle     Game Boy Advance          June 2001
 Strike it Rich                                            Trivia     Palm/Handspring           July 2001
 CardTopia                                                 Card       Palm/Handspring           July 2001
---------------------------------------------------------------------------------------------------------------

                               ANTICIPATED TITLES

-----------------------------------------------------------------------------------------------------------------
                      TITLE                           GENRE                    HARDWARE PLATFORM
-----------------------------------------------------------------------------------------------------------------
 Dexter's Laboratory                                Adventure  Game Boy Advance/PlayStation/PC
 Driven                                             Action     PlayStation 2/Game Boy Advance/NINTENDO GAMECUBE
 Ecks v. Sever                                      Action     Game Boy Advance
 Powerpuff Girls                                    Adventure  Game Boy Advance/PlayStation/Nintendo 64/PC/
                                                               Playstation 2
 Sports Illustrated For Kids: Baseball              Sports     Game Boy Advance/NINTENDO GAMECUBE
 Sports Illustrated For Kids: Basketball            Sports     Game Boy Advance/NINTENDO GAMECUBE
 Sports Illustrated For Kids: Football              Sports     Game Boy Advance/NINTENDO GAMECUBE
 Riding Spirits                                     Sports     PlayStation 2
 3D Pro Wrestling                                   Sports     PlayStation 2
-----------------------------------------------------------------------------------------------------------------

STRATEGIC RELATIONSHIPS

We have entered into strategic relationships with entertainment and media companies that have developed well-known characters and brands and that are producing popular properties that are expected to form the basis of future products.

The Cartoon Network. Between March 2000 and October 2000, we entered into three non-exclusive license agreements that give us the right to develop and distribute interactive entertainment software based on Warner Bros.' POWERPUFF GIRLS, DEXTER'S LABORATORY and YOGI BEAR properties on a multi-national basis. The POWERPUFF GIRLS, DEXTER'S LABORATORY and YOGI BEAR television shows are aired on AOL Time Warner's Cartoon Network. Under these agreements, we are obligated to pay royalties based on a percentage of net sales of the titles and are obligated to advertise and promote the titles on the Cartoon Network.

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We believe that the Cartoon Network has significant brand awareness among six to
11 year olds. According to the Cartoon Network, their programs are viewed in 69 million homes around the world. We participate in promotional programs with the Cartoon Network and certain retailers who advertise on the Cartoon Network in connection with the release of our products. For example, our POWERPUFF GIRLS series of titles were co-promoted with on-air advertisements sponsored in part by the Cartoon Network and in-store displays with Toys "R" Us, Target, Best Buy, Sears, Circuit City, Electronics Boutique and Babbages, Etc. We believe this promotional campaign has helped us sell over 700,000 units of our three
POWERPUFF GIRLS Game Boy Color titles since their initial launch in the fourth calendar quarter of 2000. We are developing additional titles based on the POWERPUFF GIRLS and DEXTER'S LABORATORY for existing and new hardware platforms.

Franchise Films. In April 2000, we entered into a strategic arrangement with Franchise Films, Inc. Our agreement gives us the exclusive, first look right to review screenplays acquired by the studio, develop titles based on films produced from those screenplays and distribute them worldwide. Our agreement expires upon the later of three years or the theatrical release of the tenth film on which we base a product. Franchise Films has also agreed to provide us with free access to any publicity and advertising materials it prepares and granted us the right to use these materials to promote and advertise our products. Under the agreement, we agreed to pay Franchise Films royalties based on the net sales of the titles based on the films we select and issue 68,738 shares of our common stock following the theatrical release of each film for which we have developed a title, up to a maximum of 687,375 shares. Our title based upon the movie DRIVEN, which is the first property subject to the arrangement, is currently in production for Sony's PlayStation 2, Microsoft's Xbox and Nintendo's Game Boy Advance. DRIVEN, directed by Renny Harlin, the director of films such as DIE HARD 2 and DEEP BLUE SEA, is based on the CART racing circuit and has a cast that includes Sylvester Stallone, who also wrote the screenplay, and Burt Reynolds. Warner Bros. released DRIVEN in April 2001 and we plan a Fall 2001 release for our related title.

Spyglass Entertainment Group. In October 2000, we entered into a strategic arrangement with Spyglass Entertainment Group, L.P., the studio that produced the film THE SIXTH SENSE. Our five-year agreement gives us an exclusive right of first refusal to develop titles based on films produced by the studio and to distribute them worldwide. In addition, Spyglass Entertainment Group has agreed to provide us with free access to any publicity and advertising materials it prepares and the right to use these materials to promote and advertise our titles. Under the agreement, we granted Spyglass Entertainment Group a warrant to purchase up to 470,000 shares of our common stock and agreed to pay the studio royalties based on the net sales of titles based on its films. We have commenced development on the first Spyglass Entertainment Group title, REIGN OF FIRE, for Sony's PlayStation 2 and Microsoft's Xbox. REIGN OF FIRE, scheduled for release in 2002, is being directed by Rob Bowman, who also directed AIRBORNE and THE X-FILES, and will star Christian Bale, Matthew McConaughey and Izabella Scorupco.

Sports Illustrated For Kids. In May 2000, we signed a strategic arrangement with Time, Inc. for the development of titles utilizing the Sports Illustrated For Kids brand name. Our four-year, non-exclusive license gives us the right to publish titles based on popular sports that are appropriate for children ages seven to 17 and to distribute those titles on a multi-national basis. Our agreement gives us the right to access a portion of their subscriber base for market research purposes. Under the agreement, we are obligated to pay a royalty based on the gross wholesale price of the titles and advertise and promote the titles in the magazine.

We believe that Sports Illustrated For Kids has significant brand awareness, especially for boys ages 10 to 14. According to Phillips Business Information, Sports Illustrated For Kids has a subscription base of 950,000 readers and a circulation of over one million. We are currently developing the first three titles under this collaboration for Nintendo's Game Boy Advance. The targeted sports are football, basketball and baseball, and we plan to release these titles between Fall 2001 and Spring 2002.

SOFTWARE PRODUCT DESIGN AND DEVELOPMENT

We believe our success will depend in large part on our ability to design and develop innovative interactive entertainment software based on popular content, design and develop sequels to our more popular products and offer

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previously released products on additional hardware platforms. We pair members of our internal production staff with internal and external software developers who have varying design and development capabilities, which we believe provides us with flexibility to develop titles in a timely, cost-effective manner. Our software producers take responsibility for the selection of the title concept, evaluation of the capabilities of the software developer who will prepare the graphics, artwork and computer code for the title, and the publication, marketing and distribution of the completed title. The internal and external software developers are responsible for the completion of technical milestones such as creation of particular graphics, artwork and sound designs.

TITLE PRODUCTION AND DEVELOPMENT
Our in-house production staff includes eight software producers who are responsible for monitoring the progress of our 17 internal software developers as well as the independent third-party software developers with whom we contract to create titles. Our production staff evaluates the work of each of the internal and external software developers through design review, progress evaluation, milestone review and quality checks. Each milestone submission is reviewed by our in-house production staff to ensure compliance with the product's design specifications.

Members of our in-house production staff and internal software development team currently work at our offices in San Jose, California and Bath, England, as well as at our internal software development studio in London, England.

INTERNAL PRODUCT DEVELOPMENT
Members of our internal production and development staff are organized into teams led by a producer and staffed with software developers who are responsible for such functions as game design, software programming, art design and sound design. We believe that this team approach promotes the creative and cooperative environment necessary to develop innovative and successful titles.

To create a title internally, our software production staff first prepares a schedule and budget. Our internal software developers then complete the initial design and concept layout, computer graphic design, two-dimensional and three-dimensional artwork, programming, prototype testing, sound engineering and quality control. To successfully complete the production and development of our interactive entertainment titles, our internal software development team utilizes a variety of advanced hardware and software development tools, including sound compression utilities, clay modeling and video compression. When the development of the title is complete, and our internal production staff has confirmed that each design milestone has been met, we publish and ship the title to our distributors.

We believe that the development process for an original, internally-developed product for a next generation hardware platform, typically takes 12 to 24 months. This process is shorter for existing products currently used on 32-bit and 64-bit hardware platforms. We believe that it takes approximately six to 12 months to develop an existing title as a product for a different hardware platform.

EXTERNAL PRODUCT DEVELOPMENT
When we elect to develop a concept or property externally, we contract with an independent third-party software developer to develop the title under the supervision of our internal software production staff. When we develop a title with an independent software developer, we select a title concept and then evaluate whether the independent developer has sufficient expertise to create the software code, animation and graphics for that title. After we evaluate the independent developer's capabilities and decide to produce that title with the developer, our production team prepares a budget, list of development milestones and a sales and marketing plan. The independent developer then begins to prepare the software code, graphics and animation for the title. When the final milestone has been met and our production staff is satisfied that the title is ready for publication, we publish, distribute and market the title.

Our production staff also works with independent software developers to modify, or port, existing titles for distribution in a certain country or across additional platforms. When we decide to port an existing title in this manner, our internal production staff prepares a list of development milestones and a budget and marketing plan for the title. Our internal production staff then works with the independent software developer to ensure that the milestones are met and the title is ported to a new platform or readied for distribution to a new country.

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Our agreements with independent software developers are typically entered into on a title-by-title basis and provide for the payment of the greater of a fixed amount or royalties based on actual sales. We generally pay independent software developers installments of the fixed advance based on the achievement of specific development milestones established by our production staff at the outset of the development process. Royalties in excess of the fixed advance are generally based on a fixed amount per unit sold. We generally obtain ownership of the software code and related documentation from our independent software developers. In instances where we do not retain sole ownership of the source code, the owner may use or license the code for development of other software products that may compete directly with our products and we may not have sufficient rights in the source code to produce derivative products. Upon completion of the development process, each title is play-tested by us and sent to the manufacturer for its testing, review and approval. Related artwork, user instructions, warranty information, brochures and packaging designs are also developed by third parties under our supervision.


MARKETING, SALES AND DISTRIBUTION

Our marketing, sales and distribution efforts are designed to broaden product distribution and increase the penetration of our products in domestic and international markets. We rely in part on the name recognition of the motion picture, sports and television cartoon properties on which our products are based to attract consumers and obtain shelf space from mass merchandisers. We supplement our domestic direct efforts with third-party distributors, and in the last year, we have increased our marketing, sales and distribution efforts in international markets through licensing and third-party distribution strategies. As of June 30, 2001, our sales and marketing staff consisted of seven employees, four of whom work in our San Jose, California headquarters and three of whom work in our Bath, England office.

DOMESTIC ACTIVITIES
Our domestic sales and marketing activities are directed by our Vice President of Sales and Marketing, who maintains contact with major retail accounts, manages the activities of our marketing department and oversees our independent regional sales representatives.

Our domestic marketing department consists of two employees who develop and implement marketing programs and campaigns for each of our titles. In preparation for a product launch, our marketing activities may include print and cooperative retail advertising campaigns, game reviews in consumer and trade publications, pre-release giveaways, and retail in-store promotions including demonstrations, videos, over-size displays and posters. We have selectively included in our marketing efforts radio, television and Internet advertising campaigns. We also budget a portion of each of our product's sales and marketing budget for cooperative advertising and market development with retailers. Many of our titles are launched with a multi-tiered marketing campaign that is developed on an individual basis to promote product awareness and customer pre-orders.

We sell our products primarily to mass merchandisers and, to a lesser extent, to third-party distributors. Our principal customers include Toys "R" Us, Target, Best Buy, Wal-Mart, Kmart, Babbages, Etc. and Electronics Boutique. Revenues from our three largest customers collectively accounted for approximately 43% of our net revenues for the year ended June 30, 2001 as compared to 75% from our three largest customers for the period from inception through June 30, 2000. Our largest customers for the year ended June 30, 2001 were Toys "R" Us which accounted for 17% of our net revenues, Wal-Mart which accounted for 14% of our net revenues and Target, which accounted for 12% of our net revenues. For the period from inception through June 30, 2000, Blockbuster accounted for 49% of our net revenues, Wal-Mart accounted for 16% of our net revenues and KB Toys accounted for 10% of our net revenues. We do not have any written agreements or other understandings with any of our customers that relate to future purchases, so our customers could reduce or terminate their purchases from us at any time.

We sell our products to retailers and distributors through 59 independent regional sales representatives who operate on a commission basis. The sales staff is largely responsible for generating retail demand for our products by presenting new products to our customers in advance of the products' scheduled release dates. They do this by

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providing technical advice with respect to the products and by working closely with retailers and distributors to sell the products. We typically ship our products within a short period of time after acceptance of purchase orders from distributors and other customers. Accordingly, we do not have a material backlog of unfilled orders and net sales in any quarter are substantially dependent on orders booked in that quarter.

We seek to extend the life cycle and financial return of many of our products by marketing those products differently throughout the product's life. Although the product life cycle for each title varies based on a number of factors, including the quality of the title, the number and quality of competing titles, and in certain instances seasonality, we typically consider a title as back catalog six months after its initial release. We utilize marketing programs appropriate for the particular title, which generally includes progressive price reductions over time to increase the product's longevity in the retail channel as we shift advertising support to newer releases.

We believe that we provide terms of sale comparable to competitors in our industry. In addition, we provide technical support for our products through our customer support department. To date we have not experienced any material warranty claims.

We utilize an electronic data interchange with most of our major domestic customers to efficiently receive, process and ship customer product orders and to accurately track and forecast sell-through of our products to consumers in order to determine whether to order additional products from manufacturers.

INTERNATIONAL ACTIVITIES
Our international sales and marketing activities are currently conducted from our office located in Bath, England. Our international marketing activities are planned to include television advertising and publicity campaigns in interactive entertainment publications, magazines and newspapers. Our first four international titles were introduced in the quarter ended June 30, 2001 and we intend to continue to pursue our international sales by localizing our products for various international markets and releasing localized versions of many of our products simultaneously with the commercial release of corresponding titles in North America. We are also engaged in software development and production at our internal development studio in London, England. Although our international product development efforts have, to date, primarily consisted of the localization of existing products, we are currently designing and developing original products at our internal development studio.

In February 2001, we entered into a two-year exclusive license agreement with Ubi Soft Entertainment S.A. ("Ubi Soft"), a French distributor of entertainment and educational multimedia, to distribute, market, and sell certain of our interactive software products in the Nintendo Game Boy Color format on a multi-national basis. The agreement also obligates Ubi Soft to make minimum purchases at a set price per title.

In July 2001, we expanded our relationship with Ubi Soft and signed a distribution agreement establishing them as the exclusive distributor of all of our interactive entertainment software products across all hardware platform formats in France, Germany, Italy, Spain, Belgium, Luxembourg, the Netherlands, Austria, Switzerland, Finland, Norway, Denmark and Sweden. Under this agreement, we are obligated to pay a distribution fee based on a percentage of the net revenues from sales of all products in the territory.

MANUFACTURING

Nintendo and Sony are the sole manufacturers of the software products sold for use on their respective hardware platforms. We begin the manufacturing process by placing a purchase order for the manufacture of our products with Nintendo or Sony and opening either a letter of credit in favor of the manufacturer or utilizing our line of credit with the manufacturer. We then send software code and a prototype of the product to the manufacturer, together with related artwork, user instructions, warranty information, brochures and packaging designs for approval, defect testing and manufacture.

Microsoft appoints approved third-party manufacturers to manufacture software for its hardware platform. Microsoft also offers us the opportunity to enter into one or more kit licenses, pursuant to which Microsoft would

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license software development tools and hardware to assist us in the development of titles prior to sending these titles to authorized third-party manufacturers for replication.

The amounts charged by the manufacturers include a manufacturing, printing and packaging fee, as well as a royalty for the use of the manufacturer's name, proprietary information and technology. All of these fees are subject to adjustment by the manufacturers at their discretion. Nintendo charges us a fixed amount for each cartridge that includes the royalty. This amount varies based, in part, on the memory capacity of the cartridges. Sony charges us a royalty for every disk manufactured. The manufacturers have the right to review, evaluate and approve a prototype of each title and the title's packaging and marketing materials.

COMPETITION

The interactive entertainment software industry is intensely competitive and is characterized by the frequent introduction of new hardware platforms and titles. Our competitors vary in size from small companies to large corporations, including the manufacturers of the hardware platforms. We must obtain a license from and compete with the hardware platform manufacturers in order to develop and sell titles for their respective hardware platforms, with each such manufacturer being the largest publisher and seller of software products for its own hardware platforms. As a result of their commanding positions in the interactive entertainment industry as the manufacturers of hardware platforms and publishers of titles for their own hardware platforms, these manufacturers generally have better bargaining positions with respect to retail pricing, shelf space and purchases than do any of their licensees.

In addition to the hardware platform manufacturers, we compete with other interactive entertainment software companies. Significant competitors include Acclaim Entertainment, Inc., Activision, Inc., Bandai America Incorporated, Capcom USA, Inc., Eidos PLC, Electronic Arts Inc., Infogrames, Inc., Interplay Entertainment Corp., Konami Corporation of America, Inc., Midway Games Inc., Namco Ltd., Sega Enterprises, Inc. (USA), Take-Two Interactive Software, Inc., THQ, Inc., Ubi Soft Entertainment, Vivendi Universal S.A. and The 3DO Company. Many of these competitors are large corporations that have significantly greater financial, marketing, personnel and product development resources than us. Due to these greater resources, certain of these competitors are able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies, pay higher fees to licensors of desirable motion picture, television, sports and character properties and pay more to third-party software developers than we can. We believe that we are able to successfully compete with regard to the principal factors of the interactive entertainment software industry, including

+ product features;

+ brand name recognition;

+ rights to properties;

+ access to distribution channels;

+ product quality and ease of use;

+ price;

+ marketing support;

+ reviews received from independent reviewers; and

+ quality of customer service.

However, any significant increase in the development, marketing and sales efforts of our competitors could harm our business.

INTELLECTUAL PROPERTY

Our business relies on the hardware platform manufacturers and our non-exclusive licenses with them to publish titles and manufacture our products for their hardware platforms. Our existing hardware platform licenses for

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Nintendo's Game Boy Color and Game Boy Advance, Nintendo 64, Sony's PlayStation
and PlayStation 2, Sega's Dreamcast and Microsoft's Xbox and our pending license for NINTENDO GAMECUBE grant us the right to develop, publish and distribute titles for use on the respective hardware platforms. Each of these hardware platform licenses requires that we obtain approval for the publication of new titles on a title-by-title basis and licenses with Nintendo and Sony require that our titles be manufactured solely by the respective manufacturer and licenses with Microsoft require that we use certain approved third party manufacturers. License agreements relating to these rights generally extend for a term of two to three years. The agreements are terminable upon the occurrence of a number of factors, including: (1) breach of the agreement by us; (2) our bankruptcy or insolvency; or (3) our entry into a relationship with, or acquisition by, a competitor of the manufacturer. We cannot assure you that we will be able to obtain new or maintain existing licenses on acceptable terms, or at all.

Upon termination of a hardware platform license for any reason other than our breach or default, the manufacturer has the right to purchase from us, at the price paid by us, any product inventory manufactured by such manufacturer that remains unsold for a specified period after termination. We must destroy any such inventory not purchased by the manufacturer. Upon termination as a result of our breach or default, we must destroy any remaining inventory, subject to the right of any of our institutional lenders to sell such inventory for a specified period.

We hold copyrights on our products, product literature and advertising and other materials. We rely on common law trademark rights to our name and our logo. We do not currently hold any patents. We outsource some of our product development to third-party developers and typically retain all intellectual property rights related to such projects. No third-party developer has challenged our ownership interest in the intellectual property rights to projects we have outsourced, but it is always possible that a third-party developer could issue such a challenge and prevail. We also license products developed by third parties and pay royalties on such products.

We regard our products as proprietary and rely primarily on a combination of copyright, trademark and trade secret laws, confidentiality and nondisclosure agreements and other methods to protect our proprietary rights. We require our employees, consultants and other outside individuals and entities, including employees of third-party developers, to execute confidentiality and nondisclosure agreements upon the start of employment, consulting or other contractual relationships with us. These agreements provide that all confidential information developed or made known to the individual or entity during the course of the relationship is to be kept confidential and not disclosed to third parties except in specific circumstances. However, our ability to police these individuals and entities and enforce these agreements is costly and uncertain.

We also rely on existing copyright laws to prevent unauthorized distribution of our products. However, existing copyright laws afford only limited protection. Policing unauthorized use of our products is difficult and software piracy can be a persistent problem, especially in certain international markets. We are aware that unauthorized copying occurs within our industry and if a significant amount of unauthorized copying of our interactive entertainment software products were to occur, our business would be harmed. In addition, the laws of some countries in which our products are or may be distributed either do not protect our products and intellectual property rights to the same extent as the laws of the United States, or these laws are weakly enforced. Legal protection of our rights may be ineffective in these countries, and as we leverage our products using emerging technologies, such as the Internet and online services, our ability to protect our intellectual property rights, and to avoid infringing the intellectual property rights of others, becomes more difficult. In addition, intellectual property laws are less clear with respect to such emerging technologies. Accordingly, existing intellectual property laws may not provide adequate protection to our products that are developed in connection with emerging technologies.

As the number of titles in the interactive entertainment software industry increases and the features and content of these titles further overlap, interactive entertainment software developers may increasingly become subject to infringement claims. Although we make reasonable efforts to ensure that our products do not violate the intellectual property rights of others, we cannot assure you that claims of infringement will not be made. Any such claims, with or without merit, can be time consuming and expensive to defend and we cannot assure you that infringement claims

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against us will not result in costly litigation or require us to license the intellectual property rights of third parties, either of which could harm us.

We may also be subject to legal proceedings and claims from time to time in the ordinary course of business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties. For example, we have recently become aware that other parties are utilizing the "BAM" mark, or marks that incorporate the letters "BAM," in businesses similar to ours, and those parties may have rights to such mark that are superior to ours. These parties could challenge our rights to use the name "BAM" in their markets. In this event, we could be required to stop using the name in particular markets or to obtain a license from these parties to use it in such markets. In addition, in May 2001, Nintendo of America, Inc. and Spike Co., Ltd. received a letter from counsel to World Wrestling Federation Entertainment, Inc. claiming a game violated certain of the World Wrestling Federation Entertainment, Inc.'s intellectual property rights and demanding that each of them cease the United States distribution of the game. We hold the rights to the United States version of the game. We believe that the game sold in the United States does not violate the World Wrestling Federation Entertainment, Inc.'s rights because we believe that the United States version does not contain references to the characters, moves or wrestling organizations mentioned in the letter. However, in the event it is determined that the game distributed in the United States violates the World Wrestling Federation Entertainment, Inc.'s intellectual property rights, we may be liable for damages and/or could be enjoined from further distributing the game, which would negatively affect our net revenues.

Our agreements with third-party software developers and property licensors typically provide for us to be indemnified with respect to certain matters. However, if any claim is brought by a hardware manufacturer or other party against us, our software developers or property licensors may not have sufficient resources to, in turn, indemnify us. In addition, these parties' indemnification of us may not cover the matter that gives rise to the original claim, and in either case, our business could be harmed.

LEGAL PROCEEDINGS

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. As of the date of this prospectus, we are not a party to any material legal proceedings.

EMPLOYEES

As of June 30, 2001, we had 38 full time employees, including 25 in product development, seven in sales and marketing and six in finance, general and administrative. Of these employees, 16 work in our London, England studio, 10 are working at our Bath, England office, 11 are working in our San Jose, California office and one works from a satellite office in Seattle, Washington. We intend to hire additional employees as needed at each of our facilities. We also retain independent contractors to provide various services, primarily in connection with our software development and sales activities. We are not subject to any collective bargaining agreements and we believe that our relationship with our employees is good.

FACILITIES

Our headquarters are located in San Jose, California, where we occupy approximately 4,855 square feet of office space under a lease which expires in July 2004. We currently lease approximately 1,000 square feet in London, England for our development studio. This lease expires in 2002. We currently lease approximately 1,800 square feet for our office in Bath, England. This lease expires in 2008 although we have the right to terminate the lease at our option in 2004. We believe that our facilities are adequate for our current needs and suitable additional or substitute space will be available in the future to replace our existing facilities, if necessary, or accommodate expansion of our operations.

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SOURCES OF STATISTICAL DATA

This prospectus contains statistical data regarding internet usage and other industry estimates that we obtained from reports generated by Euromonitor, Forrester, the Interactive Digital Software Association, the International Development Group and International Data Corporation. A description of these sources is provided as follows:

Euromonitor. Euromonitor International was established in 1972 and conducts research and interpretation of numerous industries, producing reports, business reference titles and electronic data systems. Euromonitor maintains analysts in London, Chicago and Singapore.

Forrester. Forrester Research, Inc. is a research firm that analyzes the future of technology change and its impact on businesses, consumers, and society. Forrester is based in Cambridge, Massachusetts with research offices in Toronto, Amsterdam and San Francisco.

Interactive Digital Software Association. The Interactive Digital Software Association, or IDSA, is based in Washington, D.C. and offers a range of services to interactive entertainment software publishers, including generating business and consumer research on interactive entertainment software industry issues.

International Development Group. International Development Group, or IDG, was founded in 1984 and provides companies with a range of consulting services in marketing, sales and distribution, strategic planning, mergers and acquisitions, business development and licensing. IDG provides analysis on the multimedia markets in Asia/Pacific, Europe, North America and Latin America. IDG is based in San Francisco, California.

International Data Corporation. International Data Corporation, or IDC, provides information technology research, market data, and industry analysis on the future of electronic business, technology and the Internet. IDC, which is a division of International Data Group, is headquartered in Framingham, Massachusetts and has offices in North America, South America, Europe, Asia, the Middle East and Africa.

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Management
EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

Set forth below is information concerning our current directors, executive officers and other key employees.

                           NAME                              AGE                         POSITION
------------------------------------------------------------------------------------------------------------------------
Robert W. Holmes, Jr.......................................  48    Chairman of the Board of Directors
Anthony R. Williams........................................  43    Vice Chairman of the Board of Directors
Raymond C. Musci...........................................  40    Chief Executive Officer, President and Director
Stephen M. Ambler..........................................  42    Chief Financial Officer and Vice President of Finance
Joseph P. Morici...........................................  46    Vice President of Sales and Marketing
Aaron H. Endo..............................................  36    Director of Business Development
George M. Sundheim, III....................................  48    Secretary and Director
Mark Dyne..................................................  40    Director
David E. Tobin (1)(2)......................................  30    Director
Anthony G. Williams (1)(2).................................  42    Director
Steven J. Massarsky (1)....................................  53    Director
Robert T. Slezak (2).......................................  44    Director

(1) Member of our compensation committee.
(2) Member of our audit committee.

Robert W. Holmes, Jr. has served as our Chairman since May 2001 and as a member of our board of directors since October 1999. From March 1998 to the present, Mr. Holmes has pursued independent investment and consulting opportunities. In April 1987, Mr. Holmes co-founded Acclaim Entertainment, Inc. (NASDAQ:AKLM), a developer, publisher and distributor of interactive entertainment software, where he was a General Manager, Senior Vice President, and Director. He became Chief Operating Officer of Acclaim in March 1989 and President in January 1990. He served as President until October 1996, and as a Director until February 1997, after which time he remained as Special Consultant to the Chairman until August 1999. Prior to Acclaim, Mr. Holmes was Senior Vice President of Marketing for Activision, Inc. (NASDAQ:ATVI), a software company. Prior to Activision, he held a variety of management and marketing positions with Seagram Co., Epicure Associates and Hilton Hotels, Mr. Holmes was also a teacher in the Business college of Western Michigan University. Mr. Holmes earned a B.A. in Romance Languages from Wesleyan University and his M.B.A. from Western Michigan University.

Anthony R. Williams has served as our Vice Chairman since May 2001 and as our Co-Chairman of the board of directors from July 2000 to April 2001. Mr. Williams served as our Chief Executive Officer from July 2000 to May 2001 and as our Chief Financial Officer from July 2000 to March 2001. From February 1998 to July 2000, Mr. Williams served as the Co-Chairman and Chief Operating Officer of Take-Two Interactive Software, Inc. (NASDAQ:TTWO), a developer, publisher and distributor of interactive entertainment software. From April 1988 to February 1998, Mr. Williams was employed in various executive positions at Acclaim Entertainment, Inc. Mr. Williams currently serves as a director of the Near East Foundation, a private, nonprofit development agency dedicated to assisting people in the Middle East and Africa. Mr. Williams earned a B.A. in Economics from Cambridge University. In 2000, Mr. Williams and the staff of the Securities and Exchange Commission, or SEC, agreed to settle a proposed administrative proceeding relating to a press release issued by Acclaim in October 1995. Under the settlement, Acclaim and Mr. Williams, without admitting or denying the findings and conclusions of the SEC, have agreed to cease and desist from future violations of Sections 10(b) and 13(b) of the Securities and Exchange Act of 1934.

Raymond C. Musci is our founder and has served as our Chief Executive Officer since May 2001, as our Chief Operating Officer and Co-Chairman of the Board from July 2000 to April 2001 and as our President and a member of our board of directors since October 1999. From October 1999 to July 2000, Mr. Musci served as our Chief

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Financial Officer and Secretary. From May 1996 through July 1999, Mr. Musci was
President, Chief Executive Officer and a member of the board of directors of the US division of Infogrames Entertainment, S.A., a developer, publisher and distributor of interactive entertainment software. From September 1994 to July 1996, Mr. Musci served as a director of Ocean International, Ltd., the holding company of Ocean of America. From 1990 until its merger with Infogrames Entertainment (Paris Bourse:5257), in May 1996, Mr. Musci was co-founder, President, and Chief Operating Officer of Ocean of America, a private developer, publisher and distributor of interactive entertainment software. From October 1996 to the present, Mr. Musci is a member of the board of directors of Brilliant Digital Entertainment, Inc., a developer, publisher and distributor of interactive entertainment software (AMEX:BDE), where he is a member of the audit and compensation committees. Mr. Musci earned a B.A. in Criminal Justice from Western New Mexico University.

Stephen M. Ambler has served as our Chief Financial Officer and Vice President of Finance since April 2001. From April 1994 to March 2001, Mr. Ambler served in various executive capacities, including Chief Financial Officer, Secretary and Senior Vice President Finance, at Insignia Solutions PLC (NASDAQ:INSG), a software developer. Mr. Ambler received his diploma in Accounting Studies, with distinction, from Oxford Polytechnic, and he is a member of the Institute of Chartered Accountants in England and Wales.

Joseph P. Morici has served as our Vice President of Sales and Marketing since March 2000. From November 1998 through March 2000, Mr. Morici was the Executive Vice President of Metro3D, Inc., developer, publisher and distributor of interactive entertainment software. From November 1996 through November 1998, Mr. Morici was Vice President of Fujitsu Interactive, a producer of interactive CD-ROMs for children. From January 1995 through November 1996, Mr. Morici served as a consultant to Simply Interactive, Inc., Titus Interactive, S.A. and Gametek Inc. Mr. Morici earned a B.S. in Economics from Santa Clara University.

Aaron H. Endo has served as our Director of Business Development since November 1999. From December 1997 through November 1999, Mr. Endo was the Business Development Manager at Warner Bros. Interactive Entertainment, a division of AOL Time Warner (NYSE:AOL). From March 1997 through December 1997, Mr. Endo was an independent consultant. From July 1996 through March 1997, Mr. Endo was a senior financial analyst at Macromedia, Inc. (NASDAQ:MACR). Mr. Endo earned a B.S. in Mechanical Engineering from Northwestern University and an M.B.A. from the University of North Carolina.

George M. Sundheim III has served as our Secretary since July 2000 and as a member of our board of directors since October 1999. From April 1986 to the present, Mr. Sundheim has been a partner of the law firm of Doty Sundheim & Gilmore, a professional corporation. Mr. Sundheim earned a B.A. in Economics from Stanford University and a J.D. from Northwestern University.

Mark Dyne has served on our board of directors since July 2000. From October 1996 to the present, Mr. Dyne has served as Chairman of the Board and Chief Executive Officer at Brilliant Digital Entertainment, Inc. From September 1997 to the present, Mr. Dyne has also served as the Chairman of the Board of Tag-It Pacific, Inc. (ASE:TAG), a specialty printing and packaging company for the garment, accessories and related market areas. Additionally, from October 1998 though January 2000, Mr. Dyne was Chairman and Chief Executive Officer of Virgin Interactive Entertainment Ltd., a distributor of software programs and video games that is based in London, England. From June 1995 to October 1996, Mr. Dyne served as Co-Chief Executive Officer of Sega Enterprises, a theme park developer. Mr. Dyne is a founder and a director of Ozisoft Pty Ltd., a leading distributor of entertainment software in Australia and New Zealand. Mr. Dyne attended the University of California, Los Angeles.

David E. Tobin has served on our board of directors since December 2000. From April 1996 to the present, Mr. Tobin has served as a Vice President at PAR Capital Management, Inc., an investment management firm in Boston, MA. Pursuant to the Series B Preferred Stock Purchase Agreement dated December 28, 2000, Mr. Tobin is the designee of PAR Capital Management, Inc. elected to our board of directors and appointed to our compensation committee. Mr. Tobin earned a B.A. in Finance from Saint Anselm College.

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Anthony G. Williams has served on our board of directors since April 2001. From
July 2000 to the present, Dr. Williams has been pursuing independent investment opportunities and non-commercial activities. From November 1994 to July 2000, Dr. Williams served in various Director positions as a partner at Goldman Sachs & Co., London, including Global Co-Head Swaps 2000, Global Head of FICC Risk, and Global Head of Fixed Income Arbitrage. Dr. Williams earned a B.A., M.A., and Ph.D. in Physics from Cambridge University.

Steven J. Massarsky has served on our board of directors since May 2001. From February 1999 to the present, Mr. Massarsky has served as the Chief Executive Officer of The Business Incubation Group, a business incubator. From May 1997 to January 1999, Mr. Massarsky pursued independent investment opportunities and personal interests. From May 1996 to April 1997, Mr. Massarsky was the President of Acclaim Comics, Inc., a comic book publishing company. Earlier in his career, Mr. Massarsky operated an entertainment law practice; his clientele included The Wailers, the Psychedelic Furs, Aerosmith and Willie Mays. Prior to his law practice, Mr. Massarsky owned and operated an artist management company and managed the careers of artists such as The Allman Brothers Band, The Wailers and Cyndi Lauper. Mr. Massarsky earned a B.A. in political science from Brown University and a J.D. from Rutgers University.

Robert T. Slezak has served on our board of directors since June 2001. From November 1999 to the present, Mr. Slezak has worked as an independent management consultant. From October 1989 through November 1999, Mr. Slezak served as the Chief Financial Officer of Ameritrade Holding Corporation, an online brokerage firm (NASDAQ:AMTD) and is currently a member of their board of directors. Mr. Slezak earned a B.S. in business administration from the University of Nebraska at Omaha and an M.B.A. from Creighton University.

Our board of directors currently consists of nine members. Our board of directors is divided into three classes, each serving staggered three-year terms. Robert W. Holmes, Jr., Anthony R. Williams and Raymond C. Musci have been designated Class I Directors whose terms expire at the 2001 annual meeting of stockholders. George M. Sundheim, III, David E. Tobin and Mark Dyne have been designated Class II Directors, whose terms expire at the 2002 annual meeting of the stockholders. Anthony G. Williams, Steven Massarsky and Robert T. Slezak have been designated Class III Directors, whose terms expire at the 2003 annual meeting of stockholders. This classification of our board of directors may delay or prevent a change in control of our company or our management.

Subject to existing employment agreements, our board of directors appoints our executive officers on an annual basis to serve until their successors have been duly elected and qualified. There are no family relationships among any of our directors or officers.

BOARD COMMITTEES

+ AUDIT COMMITTEE -- In April 2001, our board of directors established an audit committee composed of three independent directors, who are currently David E. Tobin, Robert T. Slezak and Anthony G. Williams. The audit committee will generally meet with and consider suggestions from members of management and our internal accounting personnel, as well as our independent accountants, concerning our financial operations.

   The audit committee will also have the responsibility to:

     - review the audit committee charter at least annually and recommend any changes to our board of directors;

     - review our annual financial statements and any other relevant reports or other financial information;

     - review the regular internal financial reports prepared by management and any internal auditing department;

     - recommend to the board of directors the selection of the independent accountants and approve the fees and other compensation to be paid to the independent accountants;

     - review and discuss with the accountants all significant relationships the accountants have with us to determine the accountants' independence;

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     - review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant;

     - review separately with the independent accountants, the internal auditing department, if any, and management, following completion of the annual audit, any significant difficulties encountered during the course of the audit; and

     - review the independence of each member of the committee.

+ COMPENSATION COMMITTEE -- In April 2001, our board of directors established a compensation committee composed of three directors, who are currently Steven
  J. Massarsky, Anthony G. Williams and David E. Tobin. The compensation committee is responsible for the design, review, recommendation and approval of compensation arrangements for our directors, executive officers and key employees, and for the administration of our 2000 Stock Incentive Plan, including the approval of grants under such plan to our employees, consultants and directors.

Our board of directors may establish other committees to facilitate the management of our business.

DIRECTOR COMPENSATION


We provide annual compensation of $10,000 to each of our non-employee directors for serving on our board of directors and for attendance at meetings of the board of directors and the committees of the board of directors on which they serve. Non-employee directors are reimbursed for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors and committees of the board of directors. Employee directors are eligible to receive option grants and direct stock issuances under our 2000 Stock Incentive Plan. Non-employee directors will each receive, from time to time, grants of options to purchase a number of shares of our common stock determined by our board of directors. During the fiscal year ended June 30, 2001, Robert W. Holmes was granted options to purchase 178,600 shares at a weighted average exercise price of $6.49 per share, George M. Sundheim III was granted options to purchase 37,600 shares at a weighted average exercise price of $2.63 per share, Mark Dyne was granted options to purchase 84,600 shares at a weighted average exercise price of $3.83 per share, and each of Steven J. Massarsky, Robert T. Slezak and Anthony G. Williams was granted options to purchase 18,800 shares at an exercise price of $4.79 per share. In August 2001, David E. Tobin was granted options to purchase 18,800 shares at an exercise price of $4.79 per share. Except for options granted to Mr. Holmes to purchase 47,000 shares that vested immediately, these options vest 25% on the first anniversary of the date of grant and the balance vests over the three years that follow.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

We did not have a compensation committee or other board committee performing equivalent functions until April 2001. All members of our board of directors, some of whom were executive officers, participated in deliberations concerning executive officer compensation. No interlocking relationship exists between our board of directors and the board of directors or compensation committee of any other company other than Mr. Musci who serves on the board of directors and compensation committee of Brilliant Digital Entertainment, Inc., a company of which Mr. Dyne is the Chairman of the Board.

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EXECUTIVE COMPENSATION

SUMMARY OF CASH AND OTHER COMPENSATION FOR FISCAL YEAR ENDED JUNE 30, 2001
The following summary compensation table indicates the cash and non-cash compensation earned by our Chief Executive Officer and employees whose earnings during the fiscal year ended June 30, 2001 exceeded $100,000 (the "Named Executive Officers").


                             EXECUTIVE COMPENSATION TABLE (FISCAL YEAR ENDED JUNE 30, 2001)
-------------------------------------------------------------------------------------------------------------------------
                                                                                             LONG-TERM
                                                                                            COMPENSATION
                                                                                             SECURITIES
                                                           BASE             OTHER ANNUAL     UNDERLYING      ALL OTHER
          NAME AND PRINCIPAL POSITION             YEAR    SALARY    BONUS   COMPENSATION    OPTIONS/SAR     COMPENSATION
-------------------------------------------------------------------------------------------------------------------------
Raymond C. Musci................................  2001   $225,000      --              --              --              --
  Chief Executive Officer,
  President and Director (1)
Anthony R. Williams.............................  2001   $225,000      --              --              --              --
  Vice Chairman and Former Chief Executive
  Officer (2)
Joseph P. Morici................................  2001   $123,600      --              --          23,500              --
  Vice President of
  Sales and Marketing


---------------
(1) Mr. Musci previously served as our Chief Operating Officer, Chief Financial Officer and Secretary.

(2) Mr. Williams served as our Chief Executive Officer until May 2001.

OPTIONS GRANTED IN FISCAL YEAR ENDED JUNE 30, 2001
The following table sets forth information regarding options granted to our Named Executive Officers during the fiscal year ended June 30, 2001. Options were granted at an exercise price equal to the fair market value of our common stock at the date of the grant. In determining the fair market value of our common stock, the board of directors considered various factors, including our financial condition and business prospects, operating results, the absence of a market for the common stock and risks normally associated with investments in companies engaged in similar businesses.


---------------------------------------------------------------------------------------------------------------------
                                                 INDIVIDUAL GRANTS
                           --------------------------------------------------------------
                            NUMBER OF                                                      POTENTIAL REALIZABLE VALUE
                            SHARES OF       % OF TOTAL                                             AT ASSUMED
                              COMMON          OPTIONS                                           ANNUAL RATES OF
                              STOCK         GRANTED TO                                      STOCK PRICE APPRECIATION
                            UNDERLYING       EMPLOYEES      EXERCISE PRICE                      FOR OPTION TERM
                             OPTIONS         IN FISCAL         PER SHARE      EXPIRATION   --------------------------
          NAME             GRANTED (#)     YEAR 2001(%)        ($/SHARE)         DATE         5% ($)       10% ($)
---------------------------------------------------------------------------------------------------------------------
Joseph P. Morici.........        23,500(1)           3.7               0.46       7/10/10       486,817       781,578


---------------
(1) On the first anniversary of the date of the grant, 25% of the options vest and the balance vests over the three years that follow.

During the fiscal year ended June 30, 2001, we granted options to purchase 833,075 shares of our common stock, which included options granted to our employees to purchase 635,675 shares and options granted to our non-employee directors to purchase 197,400 shares. The term of each option granted is generally 10 years from the date of the grant. Options may terminate before their expiration dates, if the optionee's status as an employee is terminated or upon the optionee's death or disability. Potential realizable values are net of exercise price, but before the payment of taxes associated with exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded

--------------------------------------------------------------------------------
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stock price appreciation are mandated by rules of the Securities and Exchange
Commission and do not represent our estimate or projection of our future common stock prices. These amounts represent assumed rates of appreciation in the value of the common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

AGGREGATE OPTION EXERCISES IN FISCAL YEAR 2001 AND VALUES AT JUNE 30, 2001
The following table sets forth the number and value of unexercised options held by our Named Executive Officers at June 30, 2001. There was no public trading market for our common stock as of June 30, 2001. Accordingly, the value of unexercised options has been calculated by subtracting the exercise price from the fair market value of our common stock on June 30, 2001, using the assumed initial public offering price of $13.00 per share as the fair market value, multiplied by the number of shares underlying the option. None of our Named Executive Officers exercised options in the fiscal year ended June 30, 2001.

----------------------------------------------------------------------------------------------------------------------------
                                                         NUMBER OF SHARES OF
                                                       COMMON STOCK UNDERLYING                 VALUE OF UNEXERCISED
                                                       UNEXERCISED OPTIONS AT                 IN-THE-MONEY OPTIONS AT
                                                            JUNE 30, 2001                          JUNE 30, 2001
                                                -------------------------------------  -------------------------------------
                     NAME                       EXERCISABLE (#)    UNEXERCISABLE (#)   EXERCISABLE ($)    UNEXERCISABLE ($)
----------------------------------------------------------------------------------------------------------------------------
Joseph P. Morici..............................                --               23,500                --              294,650

2000 STOCK INCENTIVE PLAN

Our Amended and Restated 2000 Stock Incentive Plan (the "2000 Stock Incentive Plan") provides for the grant of qualified incentive stock options that meet the requirements of Section 422 of the Internal Revenue Code (the "Code"), nonqualified stock options and restricted stock awards. Our board of directors adopted our 2000 Stock Incentive Plan in July 2000 and our stockholders approved it in July 2000. The 2000 Stock Incentive Plan was amended and restated in each of May and August 2001. We have reserved a total of 1,527,500 shares of our common stock for issuance under our 2000 Stock Incentive Plan, which is subject to anti-dilution provisions for stock splits, reverse stock splits, stock dividends, combinations, reclassifications and similar events.

Our 2000 Stock Incentive Plan may be administered by our board of directors or a committee or subcommittee of a committee designated by our board of directors. The administrator of our 2000 Stock Incentive Plan has the power to select participants among eligible people and to determine the terms of options or awards. Under current law, incentive stock options may only be granted to a person who is an employee or officer of ours or of any future subsidiary of ours.

The exercise price of an award under the 2000 Stock Incentive Plan is payable in full in cash, by promissory note with recourse approved by the administrator of the plan, by surrender of shares of common stock owned equal to the aggregate exercise price, withholding whole shares of common stock then issuable upon the exercise of an option or any combination of the foregoing.

In the event of a change of control, all stock option and restricted stock awards will terminate unless the award is assumed by our successor corporation and there will be no acceleration of vesting or exercisability of an award unless an individual's award agreement provides otherwise. A change of control is defined in our 2000 Stock Incentive Plan as (i) a merger or consolidation where we are not the successor entity; (ii) the sale or disposition of substantially all of our assets; (iii) a reverse merger where we are the surviving entity but the holders of our common stock prior to the merger do not possess more than 50% of the total control voting power of the surviving entity's outstanding securities after the merger; or (iv) if any person obtains beneficial ownership of 50% or more of the combined voting power of our outstanding securities.

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MANAGEMENT
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Incentive stock options and restricted stock awards generally may not be transferred, although non-qualified stock options may be transferred pursuant to California Code of Regulations Section 260.140.41 or by will or intestacy. Our board of directors may from time to time amend, suspend or terminate our 2000 Stock Incentive Plan unless stockholder approval is required.


As of June 30, 2001, no shares of restricted stock had been issued and options to purchase 833,075 shares of our common stock were outstanding under our 2000 Stock Incentive Plan at exercise prices ranging between $0.46 and $13.00 per share. Subsequent to June 30, 2001, options to purchase 182,135 shares of our common stock were granted at an exercise price of $11.70.


2001 STOCK INCENTIVE PLAN (UK PART)

In August 2001 when the 2000 Stock Incentive Plan was amended and restated as described above, our board of directors adopted the 2001 Stock Incentive Plan (UK Part) (the "UK Plan") as Schedule A to the 2000 Stock Incentive Plan.

The UK Plan provides for the grant of stock options to our employees who satisfy certain criteria as set forth in our 2000 Stock Incentive Plan. The UK Plan contains restrictions intended to comply with UK taxation laws, including restrictions on exercise, limitations on the size of option grants, requirements with respect to changes in capitalization and other matters.

The UK Plan is administered by our board of directors or a committee of our board of directors (the "Administrator"). The Administrator has the authority to determine the terms of options granted under the UK Plan, including the number of shares subject to the option, exercise price, term and exercisability. Payment of the exercise price must be made in cash. An option may not be transferred by the optionee. Options granted under the UK Plan must generally be exercised at the end of the optionee's employment with us; or within 12 months after such optionee's termination by retirement, disability or death, but in no event after the ten year term of the option.

In the event of a change in control, optionees under the UK Plan have the right to exercise or substitute their options for a period of six months from the date of the change in control. The Administrator has the authority to alter the UK Plan as long as such action does not adversely affect any outstanding option, subject to approval of the Board of Inland Revenue.

2001 EMPLOYEE STOCK PURCHASE PLAN

Our 2001 Employee Stock Purchase Plan (the "2001 Purchase Plan") was adopted by the board of directors and the stockholders in August 2001. The 2001 Purchase Plan, which is intended to qualify under Section 423 of the Code, contains consecutive six month offering periods. The offering periods generally start on the first trading day on or after March 1 and September 1 of each year. The initial offering period will commence on the first trading day after this Registration Statement is declared effective by the Securities and Exchange Commission. A total of 705,000 shares of common stock have been reserved for issuance under the 2001 Purchase Plan.


Employees are eligible to participate if they are employed by us or any designated subsidiary for at least 20 hours per week and more than five months in any calendar year. No employee shall be granted an option under the 2001 Purchase Plan (1) to the extent that, immediately after the grant, such employee (or any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code) would own our capital stock and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of our capital stock, or (2) to the extent that his or her rights to purchase stock under all of our employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.


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The 2001 Purchase Plan permits participants to purchase common stock through payroll deductions of up to 15.0% of the participant's compensation. Compensation is defined as the participant's base straight time gross earnings, including commissions, payment for overtime, incentive bonuses and performance bonuses. Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each purchase period. The price of stock purchased under the 2001 Purchase Plan is 85.0% of the lower of the fair market value of the common stock at the beginning of the offering period or at the end of the purchase period. The maximum number of shares a participant may purchase during a single offering period is determined by dividing $25,000 by the fair market value of a share of our common stock on the first day of the offering period. Participants may end their participation at any time during an offering period and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

Rights granted under the 2001 Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the 2001 Purchase Plan.

The 2001 Purchase Plan provides that, in the event we merge with or into another corporation or sell all or substantially all of our assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new purchase date will be set so that shares of our common stock are purchased with the participant's accumulated payroll deductions prior to the effective date of such transaction.


Our board of directors has the authority to amend or terminate the 2001 Purchase Plan, except that no such action may adversely affect any options previously granted under the 2001 Purchase Plan, provided that the board of directors may terminate an offering period on any exercise date if the board of directors determines that the termination of the 2001 Purchase Plan is in our best interest or the best interests of our stockholders. Additionally, without stockholder consent and without regard to whether any participant rights may be considered to have been adversely affected, the board of directors shall be entitled to change the offering periods, limit the frequency and/or number of changes in the amount withheld during an offering period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in our processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of our common stock for each participant properly correspond with amounts withheld from the participant's compensation, and establish such other limitations or procedures as the board of directors determines in its sole discretion advisable which are consistent with the 2001 Purchase Plan. Notwithstanding anything to the contrary, the board of directors may in its sole discretion amend the 2001 Purchase Plan to the extent necessary and desirable to avoid unfavorable financial accounting consequences by altering the purchase price for any offering period, shortening any offering period or allocating remaining shares among the participants. Unless sooner terminated by the Board of Directors, the 2001 Purchase Plan will terminate on August 8, 2011


401(k) RETIREMENT PLAN

We have in place a contributory retirement plan, or 401(k) plan, for employees age 21 and older. Our 401(k) plan is designed to be tax deferred in accordance with the provisions of Section 401(k) of the Internal Revenue Code of 1986, as amended. Under our 401(k) Plan, employees may elect to enroll as of the first day of the month coinciding with or following the date on which the employee meets the eligibility requirements. Our 401(k) plan provides that each participant may contribute up to the maximum amount per year allowed by federal law, and we may contribute to the participant's plan account at the end of each plan year a percentage of salary contributed by the participant. We may make such matching contributions in our sole discretion.

Subject to the rules for maintaining the tax status of our 401(k) plan, we may make an additional contribution in our sole discretion that vests upon the employees' number of years of service, and this contribution is divided among eligible employees on a pro-rata share based on the amount of total compensation each eligible employee receives in

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comparison to all eligible employees. Total contributions to our 401(k) plan for the period from October 7, 1999 (inception) through June 30, 2000 were $6,500 and $41,000 for the year ended June 30, 2001.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

We have included in our certificate of incorporation a provision that, to the extent permitted by Delaware General Corporation Law, our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as directors, except for liability:

+ for any breach of the director's duty of loyalty to us or our stockholders;

+ for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

+ under Section 174 of the General Corporation Law of the State of Delaware, which relates to unlawful dividends; or

+ for any transaction from which the director derived an improper personal benefit.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our board of directors has sole discretion to indemnify our officers and other employees. We may limit the extent of such indemnification by individual contracts with our directors and executive officers, but have not done so. We are not, however, required to indemnify any director or executive officer in connection with any proceeding initiated by us and approved by a majority of our board of directors, that alleges (a) unlawful misappropriation of corporate assets, (b) disclosure of confidential information or (c) any other willful breach of such director or executive officer's duty to us or our stockholders. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by, or on behalf of, that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under our bylaws or otherwise.

We have entered into agreements with our directors and executive officers containing provisions specifying that the Company will indemnify and defend these directors and officers against any liability incurred in performance of services in their capacity as directors and officers to the fullest extent authorized by our certificate of incorporation, bylaws and applicable law.

EMPLOYMENT AGREEMENTS

In October 1999 we entered into a two year employment agreement with Raymond C. Musci, our Chief Executive Officer and President. In July 2000 we entered into a two year employment agreement with Anthony R. Williams, our Vice Chairman, which was subsequently amended to reflect his change in title.

Messrs. Musci and Williams are each entitled to an annual base salary of $225,000 and are both eligible for any bonus program or plan established for our employees. The employment agreements entitle the employees to receive stock options or other equity rights to be determined in the sole discretion of our Compensation Committee and to receive certain insurance and other employee plans and benefits established for our employees.

If the employment agreement of either Messrs. Musci or Williams is terminated for any reason, except for disability or cause, or if either of Messrs. Musci or Williams resign for good cause, he shall receive severance in an amount equal to 24 months of his then-current base salary, with 50% payable within 60 days of the termination date and 50% payable as salary continuing for 12 months following the termination date. In addition, they will receive 12 months of insurance coverage following the termination date. The employment agreements of Messrs. Musci and Williams automatically renew for an additional one year term if notice is not provided ninety days before the termination of the original term.

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Effective June 2001 we entered into a one year agreement with Robert W. Holmes,
Jr., the chairman of our board of directors. Pursuant to the terms of the agreement, Mr. Holmes will receive a fee of $100,000 per year, and was issued stock options to purchase 47,000 shares of our common stock at an exercise price of $4.79 per share, all of which are fully vested, and stock options to purchase 47,000 shares of our common stock at an exercise price equal to the initialpublic offering price, unless this offering has not occurred by December 31, 2001, in which case the exercise price shall be the fair market value of our common stock on that date, which options shall be fully vested commencing on the earlier of this offering or December 31, 2001.

In the event of a change of control or the removal of Mr. Holmes as a director without cause, all of Mr. Holmes' unvested options shall vest immediately. Mr. Holmes may be removed or resign at any time as the chairman of our board of directors. If Mr. Holmes resigns or is removed as a director, his agreement will terminate and we will be obligated to pay him all compensation and benefits which have accrued through the date of termination.

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

--------------------------------------------------------------------------------

Related party transactions
In October 1999, Raymond C. Musci, our Chief Executive Officer and President, purchased 580,962 shares of our common stock for $1,000.

In October 1999, each of Robert W. Holmes, Jr., our Chairman of the Board, and D&S Partners, whose general partner, Mr. George Sundheim, III is our Secretary and a director, purchased 45,825 shares of our common stock for $0.11 per share, or an aggregate purchase price of $5,000.

In each of November 1999 and January 2000, we issued Mr. Musci a convertible promissory note each in the principal amount of $500,000, and in May 2000 we issued him an additional convertible promissory note in the principal amount of $47,000. Each note bore interest at 7% per annum with principal and accrued interest due on demand after one year from the date of issuance. Each note was automatically convertible into shares of our Series A Preferred Stock upon the initial closing of our Series A Preferred Stock financing. In June 2000, the notes were converted and Mr. Musci was issued 482,625 shares of our Series A Preferred Stock for $1.0 million; these shares are convertible into 2,268,338 shares of common stock.

In February 2000, we entered into an agreement with Transcap Trade Finance to have Transcap finance the purchase of materials required to produce our products. As a condition of this agreement, Mr. Musci entered into a separate agreement with Transcap to guarantee our obligations under the agreement.

In June 2000, we sold and issued 976,220 shares of our Series A Preferred Stock for $2.1 million; these shares are convertible into 4,588,234 shares of our common stock. In addition, at this time, we sold shares of our common stock at a price of $0.11 per share to certain purchasers of our Series A Preferred Stock. In addition to Mr. Musci, who converted promissory notes into 482,625 shares of Series A Preferred Stock, purchasers included the following officers, directors and entities affiliated with them:

                                                                                                      SHARES OF
                                                                                                     COMMON STOCK
                                                               SHARES OF     SHARES OF SERIES A     ISSUABLE UPON
                                                              COMMON STOCK    PREFERRED STOCK       CONVERSION OF
                         PURCHASER                             PURCHASED         PURCHASED        SERIES A PREFERRED
-----------------------------------------------------------------------------------------------    STOCK PURCHASED
Anthony R. Williams (1).....................................       422,516              351,000            1,649,700
Robert W. Holmes, Jr. ......................................       105,628               87,750              412,425
Mark Dyne...................................................        17,183               10,969               51,554
FIMAS, L.P..................................................        17,183               10,969               51,554

(1) Mr. Williams' shares of Series A Preferred Stock are currently held in an irrevocable trust administered by Breams Trust Limited. Although Breams Trust Limited has the power to dispose of trust property, Mr. Williams has the right to appoint new or additional trustees and to require any trustee to resign.

Mr. Williams is our Vice Chairman, Mr. Dyne is a director and Mr. Sundheim, one of our directors, is a general partner of FIMAS, L.P.

In October 2000, we issued to Spyglass Entertainment Group, L.P. a warrant with a six year term to purchase 470,000 shares of our common stock at an exercise price of $1.06 per share in connection with our strategic arrangement with Spyglass Entertainment Group.

In November 2000, we entered into an agreement with Comerica Bank-California to have Comerica provide a revolving note for an amount of up to $1 million. As consideration for providing the note, Comerica was given a security interest in a money market account in the name of Anthony R. Williams maintained at the bank. In addition, as a condition of this agreement, Mr. Musci entered into a separate agreement with Comerica to guarantee our

--------------------------------------------------------------------------------

RELATED PARTY TRANSACTIONS
--------------------------------------------------------------------------------

obligations under the agreement. Both guarantees lapsed in December 2000, when the revolving note became secured by restricted cash held in a money market account with the same bank.


In December 2000, we sold 294,620 shares of our Series B Preferred Stock for $5.2 million; these shares are convertible into 1,384,714 shares of our common stock. Purchasers included the following officers, directors and 5% stockholders:


                                                                                            SHARES OF COMMON STOCK
                                                            SHARES OF SERIES B           ISSUABLE UPON CONVERSION OF
                       PURCHASER                         PREFERRED STOCK PURCHASED    SERIES B PREFERRED STOCK PURCHASED
------------------------------------------------------------------------------------------------------------------------
PAR Investment Partners, L.P...........................           198,301                          932,015
Raymond C. Musci.......................................            28,329                          133,146
Anthony R. Williams (1)................................            28,329                          133,146
Merchant Bankers, Inc. (2).............................            28,329                          133,146
Robert W. Holmes, Jr...................................            11,332                           53,260

(1) Mr. Williams' shares of Series B Preferred Stock are currently held in an irrevocable trust administered by Breams Trust Limited. Although Breams Trust Limited has the power to dispose of trust property, Mr. Williams has the right to appoint new or additional trustees and to require any trustee to resign.

(2) Merchant Bankers, Inc. is the general partner of Morgan Keegan Early Stage Fund, L.P., which purchased 22,092 shares of Series B Preferred Stock (convertible into 103,832 shares of our common stock), and Morgan Keegan Employee Investment Fund, L.P., which purchased 6,237 shares of Series B Preferred Stock (convertible into 29,319 shares of our common stock). Merchant Bankers, Inc. is deemed to beneficially own these shares. Merchant Bankers, Inc. is a wholly-owned subsidiary of Morgan Keegan & Co., Inc.

In connection with the sale of the Series B Preferred Stock, we paid placement agent fees of $253,000 to Morgan Keegan & Co., Inc.

Mr. Tobin, a director, is a Vice President of PAR Capital Management, Inc ("PAR Capital"). A three year warrant for 141,000 shares of our common stock has also been issued to PAR Investment Partners, L.P. ("PIP") at an exercise price of $3.76 per share. PAR Capital is a Delaware S Corporation and the sole general partner of PAR Group, L.P. ("PAR Group"). The principal business of PAR Capital is to act as the general partner of PAR Group. PAR Group is a Delaware limited partnership and the sole general partner of PIP. The principal business of PAR Group is that of a private investment partnership engaging in the purchase and sale of securities for its own account. PIP is a Delaware limited partnership and its principal business is that of a private investment partnership engaging in the purchase and sale of securities for its own account.

Mr. Sundheim is a partner of the law firm Doty, Sundheim & Gilmore, a professional corporation, which provides legal services to us. For the year ended June 30, 2001, we paid Doty, Sundheim & Gilmore $195,000 for legal services rendered and $9,000 for the period from our inception through June 30, 2000.

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RELATED PARTY TRANSACTIONS
--------------------------------------------------------------------------------


In May 2001, we sold 245,659 shares of our Series C Preferred Stock for $5.5 million; these shares are convertible into 1,154,597 shares of our common stock. Purchasers included the following officers, directors and 5% stockholders.



                                                                                            SHARES OF COMMON STOCK
                                                            SHARES OF SERIES C           ISSUABLE UPON CONVERSION OF
                       PURCHASER                         PREFERRED STOCK PURCHASED    SERIES C PREFERRED STOCK PURCHASED
------------------------------------------------------------------------------------------------------------------------
Merchant Bankers, Inc. (1).............................                     88,680                 416,796
PAR Investment Partners, L.P...........................                     88,680                 416,796
Anthony R. Williams....................................                     13,302                  62,519
Raymond C. Musci.......................................                     13,302                  62,519
Robert W. Holmes, Jr...................................                      6,651                  31,260
Mark Dyne..............................................                      4,434                  20,840
Steven J. Massarsky(2).................................                      2,217                  10,420
Stephen M. Ambler (3)..................................                      1,109                   5,212
FIMAS, L.P. ...........................................                        900                   4,230
Joseph P. Morici (4)...................................                        887                   4,169


(1) Merchant Bankers, Inc. is the general partner of Morgan Keegan Early Stage Fund, L.P., which purchased 70,944 (convertible into 333,437 shares of our common stock) shares of Series C Preferred Stock, and Morgan Keegan Employee Investment Fund, L.P., which purchased 17,736 (convertible into 83,359 shares of our common stock) shares of Series C Preferred Stock. Merchant Bankers, Inc. is deemed to beneficially own these shares.

(2) Mr. Massarsky is one of our directors.

(3) Mr. Ambler is our Chief Financial Officer and Vice President of Finance.

(4) Mr. Morici is our Vice President of Sales and Marketing.

In connection with the sale of the Series C Preferred Stock, we paid placement agent fees of $200,000 and issued a five-year warrant to purchase 16,450 shares of common stock at a per share exercise price of $4.80 to Morgan Keegan & Co., Inc.


In May 2001, Franchise Films and its president assigned 68,738 shares of our common stock, 21,937 shares of our Series A Preferred Stock (convertible into 103,104 shares of our common stock) and the right to be issued up to 599,838 shares of our common stock to Selected Ventures, LLC, a Delaware limited liability company. Mark Dyne owns 25% of Selected Ventures, LLC.


Anthony R. Williams has accrued approximately $113,000 in salary that has not yet been paid to him. Mr. Musci has accrued approximately $281,000 in salary that has not yet been paid to him. These amounts will be paid with a portion of the proceeds of this offering.

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                                                                              61

--------------------------------------------------------------------------------

Principal stockholders
The following table sets forth information regarding the beneficial ownership of our common stock and redeemable convertible preferred stock on an as converted basis as of August 1, 2001 for each of the following persons:

+ all executive officers, including the Named Executive Officers;

+ all directors; and

+ each person who is known by us to beneficially own prior to this offering 5% or more of our common stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or become exercisable within 60 days of August 1, 2001 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Each stockholder's percentage of ownership in the following table is based upon 8,666,255 shares of common stock and redeemable convertible preferred stock on an as converted basis outstanding as of August 1, 2001. Unless otherwise indicated in the table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder's name. All share numbers and percentages assume no exercise of the underwriters over-allotment option. Unless otherwise indicated, the address of each beneficial owner listed below is c/o: BAM! Entertainment, Inc., 333 West Santa Clara Street, Suite 716, San Jose, California 95113.


                                                                                  PERCENTAGE OF SHARES
                                                                                   BENEFICIALLY OWNED
                                                              NUMBER OF SHARES    --------------------
                                                                BENEFICIALLY       BEFORE      AFTER
                  NAME OF BENEFICIAL OWNER                         OWNED          OFFERING    OFFERING
------------------------------------------------------------------------------------------------------
Raymond C. Musci............................................         3,044,966        35.1%       25.0%
Anthony R. Williams (1).....................................         2,267,882        26.2        18.6
PAR Investment Partners, L.P. (2)...........................         1,489,811        16.9        12.1
David E. Tobin
  One Financial Center, Suite 1600
  Boston, MA 02111
Robert W. Holmes, Jr. (3)...................................           747,882         8.5         6.1
Merchant Bankers, Inc. (4)..................................           549,942         6.3         4.5
  50 North Front Street, 19th Floor
  Memphis, TN 38103
Spyglass Entertainment Group, L.P. (5)......................           470,000         5.1         3.7
  500 S. Buena Vista Street
  Burbank, CA 91521-1855
George M. Sundheim III (6)..................................           124,277         1.4         1.0
Mark Dyne (7)...............................................            95,061         1.1           *
Joseph P. Morici(8).........................................            11,024           *           *
Steven J. Massarsky.........................................            10,420           *           *
Stephen M. Ambler...........................................             5,212           *           *
Robert T. Slezak............................................                --          --          --
Anthony G. Williams.........................................                --          --          --
All directors and executive officers as a group (10
  persons) (1)(2)(3)(4)(6)(7)...............................         7,785,510        87.2%       62.7%


 *  Less than 1%.


(1) Mr. Williams' shares of common stock and Series A and Series B Preferred Stock are currently held in an irrevocable trust administered by Breams Trust Limited. Although Breams Trust Limited has the power to dispose of trust property, Mr. Williams has the right to appoint new or additional trustees and to require any trustee to resign.


--------------------------------------------------------------------------------
 62

PRINCIPAL STOCKHOLDERS
--------------------------------------------------------------------------------

(2) Includes 141,000 shares of our common stock issuable upon exercise of a warrant exercisable within 60 days held by PAR Investment Partners, L.P. PAR Group, L.P. is a Delaware limited partnership and the sole general partner of PAR Investment Partners, L.P. PAR Capital Management, Inc. is a Delaware S corporation and the sole general partner of PAR Group, L.P. Messrs. Paul
    A. Reeder, III, Frederick S. Downs, Jr., Arthur G. Epker, III and Edward L. Shapiro are deemed to be controlling shareholders of PAR Capital Management, Inc. and exercise voting and/or dispositive power over PAR Investment Partners, L.P. Mr. Tobin is a Vice President of PAR Capital Management, Inc. and disclaims beneficial ownership of the shares held by this entity except to the extent of his pecuniary interest in the shares.

(3) Includes 99,484 options exercisable within 60 days.

(4) Merchant Bankers, Inc. is the general partner of Morgan Keegan Early Stage Fund, L.P., which holds 22,092 shares of our Series B Preferred Stock (convertible into 103,832 shares of our common stock), Morgan Keegan Employee Investment Fund, L.P., which holds 6,237 shares of Series B Preferred Stock (convertible into 29,314 shares of our common stock) and 17,736 shares of our Series C Preferred Stock (convertible into 83,359 shares of our common stock) and Morgan Keegan Opportunity Fund L.P., which holds 70,944 shares of our Series C Preferred Stock (convertible into 333,437 shares of our common stock). Merchant Bankers, Inc. is deemed to beneficially own these shares. Merchant Bankers, Inc. is a wholly-owned subsidiary of Morgan Keegan & Co., Inc. Excludes 16,450 shares of common stock issuable upon exercise of a warrant exercisable within 60 days held by Morgan Keegan & Co., Inc., of which Merchant Bankers, Inc. disclaims beneficial ownership.

(5) Represents shares of our common stock issuable upon exercise of warrants exercisable within 60 days.

(6) Includes 45,825 shares of common stock held by D&S Partners, and 17,183 shares of our common stock, 10,969 shares of our Series A Preferred Stock (convertible into 51,554 shares of our common stock) and 900 shares of our Series C Preferred Stock (convertible into 4,230 shares of our common stock) held by FIMAS, L.P., of which Mr. Sundheim is a general partner. Mr. Sundheim disclaims beneficial ownership of the shares held by these entities except to the extent of his pecuniary interest in these shares. Also includes 5,484 options exercisable within 60 days.

(7) Includes 5,484 options exercisable within 60 days. Excludes 103,104 shares of common stock, 21,938 shares of Series A Preferred Stock (convertible into 103,109 shares of our common stock) and the right to be issued up to 618,637 shares of common stock held by Selected Ventures, LLC which is 25% owned by Mr. Dyne and as to which he disclaims beneficial ownership.

(8) Includes 6,854 options exercisable within 60 days.

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                                                                              63

--------------------------------------------------------------------------------

Description of capital stock
The following information describes our common stock and preferred stock, as well as options to purchase our common stock, and provisions of our certificate of incorporation and our bylaws, all as will be in effect upon the completion of this offering. This description is only a summary. You should also refer to our certificate of incorporation and bylaws which have been filed with the Securities and Exchange Commission as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of the common stock and preferred stock, as well as options to purchase our common stock, reflect changes to our capital structure that will occur upon the completion of this offering in accordance with the terms of the certificate of incorporation.

As of June 30, 2001, all outstanding shares of our capital stock were held of record by 25 stockholders. Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of authorized preferred stock, par value $0.001 per share.

COMMON STOCK


We are authorized to issue 100,000,000 shares of common stock, par value $0.001 per share. As of June 30, 2001, options to purchase an aggregate of 814,275 shares of our common stock, and warrants to purchase 674,450 shares of our common stock and a contractual obligation to issue 618,637 shares of our common stock were outstanding. Subsequent to June 30, 2001, (1) a warrant to purchase 100,000 shares of our common stock was issued to Transcap Associates, Inc. and
(2) options to purchase an aggregate of 200,935 shares of our common stock were issued. There will be 12,166,255 shares of our common stock outstanding after giving effect to the sale of the shares offered in this offering.


+ Voting rights -- The holders of our common stock are entitled to one vote for each share held of record.

+ Dividends -- Holders of record of shares of our common stock are entitled to receive dividends when, if and as may be declared by the board of directors out of funds legally available for such purposes, subject to the rights of preferred stockholders. We presently intend to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying cash dividends in the foreseeable future.

+ Liquidation rights -- Upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets available for distributions after payment in full to creditors and holders of preferred stock.

+ Other provisions -- The holders of our common stock are not entitled to cumulative voting, preemptive rights, subscription rights or the right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares are, and the shares of our common stock sold in the offering will be validly issued, fully paid and nonassessable.

PREFERRED STOCK

Upon the closing of this offering, all outstanding shares of our redeemable convertible preferred stock will be automatically converted into 4.7 shares of our common stock. Thereafter, our board of directors has the authority, without action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of the common stock. The effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock may include diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change in control of our company without further action by the stockholders.

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 64

DESCRIPTION OF CAPITAL STOCK
--------------------------------------------------------------------------------

OPTIONS


As of June 30, 2001, options to purchase a total of 814,275 shares of common stock were outstanding at prices ranging from $0.46 to $13.00. Subsequent to June 30, 2001, options to purchase 182,135 shares of our common stock were granted at an exercise price of $11.70 under our 2000 Stock Incentive Plan and options to purchase 18,800 shares were granted at an exercise price of $4.70 outside of our 2000 Stock Incentive Plan. Additional options to purchase a total of 548,715 shares of common stock may be granted under our 2000 Stock Incentive Plan. See "Management -- 2000 Stock Incentive Plan."


WARRANTS


As of June 30, 2001, warrants to purchase a total of 674,450 shares of common stock were outstanding at prices ranging from $1.06 to $4.80. Subsequent to June 30, 2001, we issued Transcap Associates, Inc. a warrant to purchase 100,000 shares of our common stock. The warrant is exercisable six months following the closing of this offering at a per share exercise price equal to the initial public offering price. The right to exercise the warrant terminates on August 30, 2004 or on December 31, 2001 if this offering has not occurred by that date.


CONTINGENT ISSUANCES OF COMMON STOCK

We are obligated to issue up to 687,375 shares of our common stock pursuant to a license agreement with a production studio. Pursuant to the terms of that license agreement, we have agreed to issue 68,738 shares of our common stock following the theatrical release of each film for which we have developed a software title, up to ten films. To date, we have issued 68,738 shares under this agreement.

AUTHORIZED BUT UNISSUED CAPITAL STOCK


Following the completion of this offering, there will be 87,833,745 shares of authorized but unissued common stock, or 87,308,745 if the underwriters' over-allotment option is exercised in full. Of this amount, 1,527,500 shares of common stock are reserved for issuance upon exercise of options outstanding or available for future grant under our 2000 Stock Incentive Plan. A total of 674,450 shares of common stock are also issuable upon the exercise of warrants that were outstanding as of June 30, 2001. Subsequent to June 30, 2001, we issued Transcap Associates, Inc. a warrant to purchase 100,000 shares of our common stock. In addition, following the completion of this offering, there will be 10,000,000 shares of authorized preferred stock. Delaware law does not require stockholder approval for the issuance of authorized shares. However, the listing requirements of The Nasdaq Stock Market, Inc., which apply so long as the common stock remains included in that inter-dealer quotation system, require prior stockholder approval of specified issuances, including certain issuances of shares at a price less than the greater of book or market value bearing voting power equal to or exceeding 20% of the pre-issuance outstanding voting power or pre-issuance outstanding number of shares of common stock. These additional shares could be used for a variety of corporate purposes, including, but not limited to, facilitating corporate acquisitions. One of the effects of the unissued and unreserved common stock and preferred stock may be to enable our board of directors to issue shares to persons who may agree or be inclined to vote in concert with current management on issues put to consideration of stockholders, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and protect the continuity of our management and possibly deprive our stockholders of the opportunity to sell their shares of common stock at prices higher than prevailing market prices.


DELAWARE ANTI-TAKEOVER LAW AND CHARTER AND BYLAW PROVISIONS

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless, with

--------------------------------------------------------------------------------

DESCRIPTION OF CAPITAL STOCK
--------------------------------------------------------------------------------

certain exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder.

Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior, did own 15% or more of the corporation's voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control of us without further action by our stockholders.

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control of our company, including changes a stockholder might consider favorable. In particular, our certificate of incorporation and bylaws, as applicable, among other things, will:

+ provide our board of directors with the ability to alter our bylaws without stockholder approval;

+ provide that special meetings of stockholders can only be called by our president or secretary at the request in writing of a majority of the members of our board of directors or holders of at least 10% of the total voting power of all outstanding shares of stock entitled to vote. In addition, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting by our board of directors or the stockholders;

+ provide for an advance notice procedure with regard to the nomination, other than by or at the direction of the board of directors, of candidates for election as directors and with regard to business to be brought before a meeting of stockholders;

+ provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum; and

+ allow us to issue up to 10,000,000 shares of preferred stock with rights senior to those of the common stock and that otherwise could adversely affect the rights and powers, including voting rights, of the holders of common stock. In some circumstances, this issuance could have the effect of decreasing the market price of our common stock, as well as having the anti-takeover effects discussed above.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is American Stock Transfer Corporation, New York, New York.

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 66

--------------------------------------------------------------------------------

Shares eligible for future sale
Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices. Furthermore, only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale (as described below), sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering, we will have outstanding 12,166,255 shares of our common stock. Of these shares, the 3,500,000 shares sold in the offering, plus any shares issued upon exercise of the underwriters' over-allotment option, will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act, which generally would be our officers, directors and 10% stockholders.

The remaining 8,666,255 shares outstanding are "restricted securities" within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration, such as the exemption provided under Rules 144 or 701 promulgated under the Securities Act, which are summarized below. Sales of the restricted securities in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock.

All of our securityholders have entered into lock-up agreements providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 180 days after the effective date of the registration statement filed pursuant to this offering without the prior written consent of UBS Warburg LLC. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under an effective registration statement or an exemption from registration, shares subject to lock-up agreements may not be sold until such agreements expire or are waived by UBS Warburg LLC. Among the factors that UBS Warburg LLC may consider in consenting to an early release of such shares are the condition of the securities markets in general and the market price and trading activity of our common stock and the personal requirements of the subject stockholder in particular. UBS Warburg LLC has advised us that it has no present intention to release any of the shares subject to the lock-up agreements prior to the expiration of the lock-up period. Taking into account the lock-up agreements, and assuming UBS Warburg LLC does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

+ beginning on the effective date of the offering, only the shares sold in this offering will be immediately available for sale in the public market;

+ 7,442,920 shares will become eligible for sale pursuant to Rule 144 beginning
  180 days after the date of this prospectus, 68,738 shares will be eligible for sale in April 2002 and 1,154,597 shares will be eligible for sale in May 2002. Shares eligible to be sold by affiliates pursuant to Rule 144 are subject to volume restrictions as described below; and


+ 774,450 shares issuable upon exercise of outstanding warrants and 618,637 shares issuable pursuant to a contractual arrangement will be eligible for sale one year after issuance.


In general, under Rule 144 currently in effect, and beginning after the expiration of the lock-up agreements, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

+ 1% of the number of shares of common stock then outstanding, which will equal approximately 121,663 shares immediately after the offering; or

--------------------------------------------------------------------------------

SHARES ELIGIBLE FOR FUTURE SALE
--------------------------------------------------------------------------------

+ the average weekly trading volume of the common stock on the Nasdaq National
  Market during the four calendar weeks preceding the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Beginning 90 days after the effective date, any employee, officer or director of or consultant to us who purchased shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. In addition, we intend to file registration statements under the Securities Act as promptly as possible after the effective date to register shares to be issued pursuant to our employee benefit plans. As a result, any options exercised under our 2000 Stock Incentive Plan or any of our other benefit plans after the effectiveness of such registration statement will also be freely tradable in the public market following the expiration of the 180-day lock-up period, except that shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144 unless otherwise resalable under Rule 701. The sale of a significant number of these shares could cause the price of our common stock to decline.

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 68

--------------------------------------------------------------------------------

Underwriting
We and the underwriters for the offering named below have entered into an underwriting agreement concerning the shares being offered. Subject to conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. UBS Warburg LLC and Jefferies & Co., Inc. are the representatives of the underwriters.

                                                                 NUMBER
                        UNDERWRITER                           OF SHARES
-----------------------------------------------------------------------
UBS Warburg LLC.............................................
Jefferies & Co., Inc........................................
                                                              ---------
Total.......................................................  3,500,000
                                                              =========

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have a 30-day option to buy from us up to an additional 525,000 shares at the initial public offering price less the underwriting discounts and commissions to cover these sales. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above. The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 525,000 shares.

                                                              NO EXERCISE
-------------------------------------------------------------------------    FULL EXERCISE
Per share...................................................    $               $
Total.......................................................    $               $

We estimate that the total expenses of the offering payable by us, excluding
underwriting discounts and commissions, will be approximately                .

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $     per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to
other brokers or dealers at a discount of up to $     per share from the initial
public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the selling terms. The underwriters have informed us that they do not expect
discretionary sales to exceed      % of the shares of common stock to be
offered.


All of our securityholders have agreed with the underwriters not to offer, sell, contract to sell, hedge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, without the prior written consent of UBS Warburg LLC. Among the factors that UBS Warburg LLC may consider in consenting to an early release of such shares are the condition of the securities markets in general and the market price and trading activity of our common stock and the personal requirements of the subject stockholder in particular. UBS Warburg LLC has advised us that it has no present intention to release any of the shares subject to the lock-up agreements prior to the expiration of the lock-up period.


The underwriters have reserved for sale, at the initial public offering price, shares of our common stock being offered for sale to our customers and business partners. At the discretion of our management, other parties, including our employees, may participate in this reserved shares program. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

--------------------------------------------------------------------------------

UNDERWRITING
--------------------------------------------------------------------------------

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated by us and the representatives. The principal factors to be considered in determining the initial public offering price will include:

+ the information set forth in this prospectus and otherwise available to the representatives;

+ the history and the prospects for the industry in which we compete;

+ the abilities of our management;

+ our prospects for future earnings, the present state of our development and our current financial position;

+ the general condition of the securities markets at the time of this offering;
  and

+ recent market prices of, and demand for, publicly traded common stock of comparable companies.

In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are any sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while the offering is in progress. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

We have agreed to indemnify the several underwriters against liabilities, including liabilities under the Securities Act and to contribute to payments that the underwriters may be required to make in respect thereof.

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 70

--------------------------------------------------------------------------------

Legal matters
Kirkpatrick & Lockhart LLP, Los Angeles, California, will pass for us on the validity of the common stock offered hereby. Brobeck, Phleger & Harrison LLP, Palo Alto, California, is acting as counsel for the underwriters in connection with selected legal matters. An affiliate of Kirkpatrick & Lockhart LLP owns 1,109 shares of our Series C Preferred Stock (convertible into 5,212 shares of our common stock) and holds a warrant to purchase 47,000 shares of our common stock at an exercise price of $4.80 per share.

Experts

The consolidated financial statements as of June 30, 2000 and 2001 and for the period from October 7, 1999 (inception) through June 30, 2000 and for the year ended June 30, 2001 included in this prospectus and the related consolidated financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Where you can find additional information
We filed a registration statement on Form S-1 under the Securities Act with the SEC to register the shares of our common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. You should refer to the registration statement and the exhibits and schedules to the registration statement for more information about us and our common stock. Our statements in this prospectus concerning the contents of any document are not necessarily complete, and in each instance, we refer you to the copy of the document filed as an exhibit to the registration statement. Each statement about those documents is qualified in its entirety by this reference.

Following this offering, we will become subject to the reporting requirements of the Securities Exchange Act of 1934. In accordance with that law, we will be required to file reports and other information with the SEC. The registration statement and exhibits, as well as those reports and other information when we file them, may be inspected without charge at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048, and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Copies of all or any part of the registration statement may be obtained from the SEC's offices upon payment of fees prescribed by the SEC. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

We will furnish to our stockholders annual reports and unaudited quarterly reports for the first three quarters of each fiscal year. Annual reports will include audited consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America. The consolidated financial statements included in those annual reports will be audited and reported upon, with an opinion expressed, by our independent auditors.

--------------------------------------------------------------------------------

BAM! ENTERTAINMENT, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Index to Consolidated Financial Statements

                                                              PAGE
-------------------------------------------------------------------
Independent Auditors' Report................................   F-2
Consolidated Balance Sheets as of June 30, 2000 and 2001....   F-3
Consolidated Statements of Operations for the Period from
  October 7, 1999 (inception) through June 30, 2000 and the
  Year Ended June 30, 2001..................................   F-4
Consolidated Statements of Stockholders' Equity (Deficit)
  and Comprehensive Loss for the Period from October 7, 1999
  (inception) through June 30, 2000 and the Year Ended June
  30, 2001..................................................   F-5
Consolidated Statements of Cash Flows for the Period from
  October 7, 1999 (inception) through June 30, 2000 and the
  Year Ended June 30, 2001..................................   F-6
Notes to Consolidated Financial Statements..................   F-7

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of

BAM! Entertainment, Inc.:

We have audited the accompanying consolidated balance sheets of BAM! Entertainment, Inc. and its subsidiaries (the "Company") as of June 30, 2000 and 2001, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive loss, and cash flows for the period from October 7, 1999 (inception) through June 30, 2000 and the year ended June 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2000 and 2001, and the results of its operations and its cash flows for the period from October 7, 1999 (inception) through June 30, 2000 and for the year ended June 30, 2001 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP
San Jose, California

August 15, 2001 (August 31, 2001 as to the last two paragraphs of Note 15)


--------------------------------------------------------------------------------

BAM! ENTERTAINMENT, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                                                   PRO FORMA
                                                                  JUNE 30,         JUNE 30,
                                                              ----------------       2001
                                                               2000     2001      (UNAUDITED)
----------------------------------------------------------------------------------------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  908   $ 2,170
  Accounts receivable, net of allowance of $77 as of June
    30, 2000 and $1,163 as of June 30, 2001.................   1,299     7,372
  Inventories...............................................       6     1,463
  Prepaid royalties, capitalized software costs and licensed
    assets..................................................     368     5,924
  Prepaid expenses and other................................      52       393
                                                              ------   -------
         Total current assets...............................   2,633    17,322
Prepaid royalties, capitalized software and licensed assets,
  net of current portion....................................      --     1,545
Property and equipment, net.................................      79       395
Other assets................................................      --     1,730
                                                              ------   -------
         Total assets.......................................  $2,712   $20,992
                                                              ======   =======
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
  STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable -- trade.................................  $  118   $ 1,489
  Short-term borrowings.....................................     610     4,164
  Royalties payable.........................................     248       310
  Accrued compensation and related benefits.................     221     1,026
  Accrued software costs....................................      --       781
  Accrued expenses -- other.................................     118       562
                                                              ------   -------
         Total current liabilities..........................   1,315     8,332
Redeemable convertible preferred stock; $0.001 par value;
  shares authorized: 10,000,000; shares issued and
  outstanding: 976,220 and 1,516,499 as of June 30, 2000 and
  2001, respectively, none issued and outstanding on a pro
  forma basis...............................................   2,103    17,329
Stockholders' equity (deficit):
  Common stock, $0.001 par value; shares authorized:
    100,000,000; shares issued and outstanding: 1,469,972
    and 1,538,710 as of June 30, 2000 and 2001,
    respectively, 8,666,255 issued and outstanding on a pro
    forma basis.............................................       1         1      $     9
  Additional paid-in capital................................      97     5,375       22,696
  Receivable from stockholder...............................      (1)       --           --
  Deferred stock compensation...............................      --    (2,096)      (2,096)
  Accumulated deficit.......................................    (803)   (7,945)      (7,945)
  Accumulated other comprehensive loss......................      --        (4)          (4)
                                                              ------   -------      -------
Total stockholders' equity (deficit)........................    (706)   (4,669)     $12,660
                                                              ------   -------      =======
         Total liabilities and stockholders' equity
          (deficit).........................................  $2,712   $20,992
                                                              ======   =======


See notes to consolidated financial statements

--------------------------------------------------------------------------------

BAM! ENTERTAINMENT, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                             PERIOD FROM
                                                             OCTOBER 7,
                                                                1999
                                                             (INCEPTION)      YEAR
                                                               THROUGH       ENDED
                                                              JUNE 30,      JUNE 30,
                                                                2000          2001
------------------------------------------------------------------------------------
Net revenues................................................ $     1,377    $25,351
Costs and expenses:
  Cost of revenues:
    Cost of goods sold......................................         807     14,827
    Royalties, software costs, license costs, and project
     abandonment............................................         248      2,898
                                                             -----------    -------
         Total cost of revenues.............................       1,055     17,725
  Research and development (exclusive of amortization of
    deferred stock compensation)............................         260      1,073
  Sales and marketing (exclusive of amortization of deferred
    stock compensation).....................................         132      4,292
  General and administrative (exclusive of amortization of
    deferred stock compensation)............................         711      1,996
  Amortization of deferred stock compensation*..............          --        618
                                                             -----------    -------
         Total costs and expenses...........................       2,158     25,704
                                                             -----------    -------
Loss from operations........................................       (781)       (353)
Interest income.............................................           8         58
Interest expense............................................        (39)     (1,325)
Other income................................................           9         18
                                                             -----------    -------
Net loss....................................................       (803)     (1,602)
Redeemable convertible preferred stock dividend.............          --     (5,540)
                                                             -----------    -------
Net loss attributable to common stockholders................ $     (803)    $(7,142)
                                                             ===========    =======
Net loss per share:
  Basic and diluted......................................... $    (0.96)    $ (4.82)
                                                             ===========    =======
Shares used in computation:
  Basic and diluted.........................................         834      1,482
                                                             ===========    =======
Pro forma net loss per share (Note 1):
  Basic and diluted (unaudited)............................. $    (0.94)    $ (1.04)
                                                             ===========    =======
Shares used in pro forma computation (Note 1):
  Basic and diluted (unaudited).............................         851      6,898
                                                             ===========    =======
* Amortization of deferred stock compensation:
  Research and development.................................. $        --    $    72
  Sales and marketing.......................................          --         28
  General and administrative................................          --        518
                                                             -----------    -------
                                                             $        --    $   618
                                                             ===========    =======


See notes to consolidated financial statements

--------------------------------------------------------------------------------

BAM! ENTERTAINMENT, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) AND COMPREHENSIVE LOSS (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                           ACCUMULATED
                              COMMON STOCK        ADDITIONAL   RECEIVABLE      DEFERRED                       OTHER
                          ---------------------    PAID-IN        FROM          STOCK       ACCUMULATED   COMPREHENSIVE
                           SHARES      AMOUNT      CAPITAL     STOCKHOLDER   COMPENSATION     DEFICIT         LOSS
-----------------------------------------------------------------------------------------
Issuance of common stock
 for note receivable....    580,962   $      --   $       1     $      (1)    $       --    $       --         $--
Issuance of common stock
 for services...........    343,683          --          37            --             --            --          --
Sale of common stock....    545,327           1          59            --             --            --          --
Net loss and
 comprehensive loss.....         --          --          --            --             --          (803)         --
                          ---------   ---------   ---------     ---------     ----------    ----------         ---
Balance, June 30,
 2000...................  1,469,972           1          97            (1)            --          (803)         --
Issuance of common stock
 in connection with a
 license agreement......     68,738          --         746            --             --            --          --
Issuance of common stock
 warrants in connection
 with a license
 agreement..............         --          --         910            --             --            --          --
Issuance of common stock
 warrants to a service
 provider in connection
 with Series B
 redeemable convertible
 preferred stock........         --          --         283            --             --            --          --
Issuance of common stock
 warrants to a service
 provider in connection
 with Series C
 redeemable convertible
 preferred stock........         --          --         159            --             --            --          --
Issuance of common stock
 warrants to a service
 provider in connection
 with a proposed initial
 public offering........         --          --         456            --             --            --          --
Issuance of stock
 options to
 consultant.............         --          --          10            --                           --          --
Deferred stock
 compensation...........         --          --       2,714            --         (2,714)           --          --
Collection of note
 receivable from
 stockholder............         --          --          --             1             --            --          --
Amortization of deferred
 stock compensation.....         --          --          --            --            618            --          --
Net loss................         --          --          --            --             --        (1,602)         --
Redeemable convertible
 preferred stock
 dividend...............         --          --          --            --             --        (5,540)         --
Change in accumulated
 other comprehensive
 loss...................         --          --          --            --             --            --          (4)
Comprehensive loss......         --          --          --            --             --            --          --
                          ---------   ---------   ---------     ---------     ----------    ----------         ---
Balance, June 30,
 2001...................  1,538,710   $       1   $   5,375     $      --     $   (2,096)   $   (7,945)        $(4)
                          =========   =========   =========     =========     ==========    ==========         ===

                              TOTAL
                          STOCKHOLDERS'
                             EQUITY           TOTAL
                            (DEFICIT)     COMPREHENSIVE
------------------------                      LOSS
Issuance of common stock
 for note receivable....   $       --
Issuance of common stock
 for services...........           37
Sale of common stock....           60
Net loss and
 comprehensive loss.....         (803)
                           ----------
Balance, June 30,
 2000...................         (706)
Issuance of common stock
 in connection with a
 license agreement......          746
Issuance of common stock
 warrants in connection
 with a license
 agreement..............          910
Issuance of common stock
 warrants to a service
 provider in connection
 with Series B
 redeemable convertible
 preferred stock........          283
Issuance of common stock
 warrants to a service
 provider in connection
 with Series C
 redeemable convertible
 preferred stock........          159
Issuance of common stock
 warrants to a service
 provider in connection
 with a proposed initial
 public offering........          456
Issuance of stock
 options to
 consultant.............           10
Deferred stock
 compensation...........           --
Collection of note
 receivable from
 stockholder............            1
Amortization of deferred
 stock compensation.....          618
Net loss................       (1,602)     $   (1,602)
Redeemable convertible
 preferred stock
 dividend...............       (5,540)             --
Change in accumulated
 other comprehensive
 loss...................           (4)             (4)
                                           ----------
Comprehensive loss......           --      $   (1,606)
                           ----------      ==========
Balance, June 30,
 2001...................   $   (4,669)
                           ==========

See notes to consolidated financial statements

--------------------------------------------------------------------------------

BAM! ENTERTAINMENT, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

                                                                  PERIOD FROM
                                                                   OCTOBER 7,
                                                                      1999
                                                              (INCEPTION) THROUGH     YEAR ENDED
                                                                    JUNE 30,           JUNE 30,
                                                                      2000               2001
------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net loss....................................................        $  (803)            $(1,602)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.............................             12              1,859
  Provision for bad debts and price protection..............             77              1,989
  Consulting services performed in exchange for common stock
    and options.............................................             37                 10
  Consulting services performed in exchange for redeemable
    convertible preferred stock.............................             96                 --
  Other.....................................................             --                 (4)
  Changes in operating assets and liabilities:
    Accounts receivable.....................................         (1,376)            (8,062)
    Inventories.............................................             (6)            (1,457)
    Prepaid expenses and other..............................            (52)               115
    Prepaid royalties, capitalized software costs and
     licensed assets........................................           (368)            (6,581)
    Accounts payable - trade................................            118              1,371
    Royalties payable.......................................            248                 62
    Accrued compensation and related benefits...............            221                805
    Accrued software costs..................................             --                781
    Accrued expenses - other................................            118                444
                                                                    -------             ------
      Net cash used in operating activities.................         (1,678)           (10,270)
                                                                    -------             ------
Cash flows from investing activities:
  Purchase of property and equipment........................            (91)              (421)
  Increase in other assets..................................             --             (1,730)
                                                                    -------             ------
      Net cash used in investing activities.................            (91)            (2,151)
                                                                    -------             ------
Cash flows from financing activities:
  Net proceeds from issuance of promissory notes............          1,047                 --
  Advances under short-term borrowings......................            610             14,912
  Repayments of short-term borrowings.......................             --            (11,358)
  Net proceeds from issuance of common stock................             60                 --
  Collection of note receivable from stockholder............             --                  1
  Net proceeds from issuance of redeemable convertible
    preferred stock.........................................            960             10,128
                                                                    -------             ------
      Net cash provided by financing activities.............          2,677             13,683
                                                                    -------             ------
Net increase in cash and cash equivalents...................            908              1,262
Cash and cash equivalents, beginning of period..............             --                908
                                                                    -------             ------
Cash and cash equivalents, end of period....................        $   908             $2,170
                                                                    =======             ======
Noncash investing and financing activities:
  Conversion of promissory notes to redeemable convertible
    preferred stock.........................................        $ 1,047             $   --
                                                                    =======             ======
  Issuance of common stock for promissory notes.............        $     1             $   --
                                                                    =======             ======
  Issuance of common stock in connection with license
    agreement...............................................        $    --             $  746
                                                                    =======             ======
  Issuance of common stock warrants in connection with
    license agreement.......................................        $    --             $  910
                                                                    =======             ======
  Issuance of common stock warrants to a service provider in
    connection with a proposed initial public offering......        $    --             $  456
                                                                    =======             ======
  Issuance of common stock warrants in connection with
    redeemable convertible preferred stock..................        $    --             $  442
                                                                    =======             ======
  Deferred stock compensation...............................        $    --             $2,714
                                                                    =======             ======

See notes to consolidated financial statements

--------------------------------------------------------------------------------
F- 6
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BAM! ENTERTAINMENT, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PERIOD FROM OCTOBER 7, 1999 (INCEPTION) THROUGH JUNE 30, 2000,
AND YEAR ENDED JUNE 30, 2001
1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Organization and Business -- BAM! Entertainment, Inc. and subsidiaries (the "Company") is a developer and publisher of interactive entertainment software products for popular interactive entertainment hardware platforms. The Company licenses popular properties that have consumer recognition and appeal from a wide variety of sources and publishes software based on their motion picture, television, sports and cartoon character properties. The Company sells its software to mass merchandisers and independent distributors.

Principles of Consolidation -- The consolidated financial statements include the Company and its wholly-owned subsidiaries in the United Kingdom. All intercompany transactions and balances have been eliminated in consolidation.

Stock Split -- In May 2000, the Company effected a reverse common stock split of
0.195 to one with an adjusted par value of $0.001. On August 15, 2001, the Company effected a common stock split of 4.7 to one with an adjusted par value of $0.001 and increased the number of authorized shares of common stock to 100,000,000 shares and preferred stock to 10,000,000 shares. All common share and per share amounts in these consolidated financial statements have been adjusted to give effect to these stock splits.

Foreign Currency Translation -- The functional currency for the Company's foreign operations is the applicable local currency. The translation of the applicable foreign currencies into U.S. dollars is performed for balance sheet accounts using exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted-average exchange rate during the period. The gains or losses resulting from such translation are reported as a separate component of equity as accumulated other comprehensive loss, whereas gains or losses resulting from foreign currency transactions are included in results of operations.

Use of Estimates -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include, but are not limited to: allowances for price protection, uncollectible accounts receivable and sales returns; inventory valuations; recoverability of prepaid royalties, capitalized software costs and licensed assets; depreciation and amortization; taxes and contingencies. Actual results could differ from those estimates.

Certain Significant Risks and Uncertainties -- Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash and cash equivalents are held with one financial institution and consist primarily of cash in bank accounts. The Company generates revenue primarily from large retailers in the United States and generally does not require its customers to provide collateral or other security to support accounts receivable. To reduce credit risk, management performs ongoing credit evaluations of its customers' financial condition and maintains allowances for estimated potential bad debt losses.

The Company participates in a dynamic high-technology industry and believes that changes in any of the following areas could have a material adverse effect on the Company's future financial position, results of operations or cash flows: ability to obtain future financing; advances and trends in new technologies and industry standards; competitive pressures in the form of new and more popular products by competitors; changes in the overall demand by customers and consumers for products offered by the Company; unexpected quantities of product returns and mark-down allowances; changes in certain strategic relationships or customer relationships; the loss of significant customers; litigation or claims against the Company based on intellectual property, patent, product, regulatory or other factors; the inability to procure the necessary third-party licenses or proprietary software needed to develop its products; risk associated with changes in domestic and international economic and/or political conditions or regulations; risks
--------------------------------------------------------------------------------

BAM! ENTERTAINMENT, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


associated with regulation within the industry; availability of necessary product components; the Company's ability to attract and retain employees necessary to support its growth; the Company's reliance on senior management; the Company's limited operating history; inability to manage the growth of the business; delays and cost overruns on products under development; risks associated with development of products by third-party developers; failure to anticipate changing consumer preferences; dependence on hardware manufacturers for the provision of the platforms necessary to generate revenue; the Company's inability to protect its proprietary rights or to avoid claims from other companies; short product life cycles; and the reliance on platform manufacturers in manufacturing the Company's products.

Cash and Cash Equivalents -- The Company considers all highly liquid debt instruments purchased with maturities at the date of purchase of three months or less to be cash equivalents. The recorded carrying amounts of the Company's cash and cash equivalents approximate their fair market value due to their short maturities.

Inventories -- Inventories, which consist primarily of finished goods, are stated at the lower of cost (based upon the first-in, first-out method) or market value. The Company estimates the net realizable value of slow moving inventories on a product-by-product basis and charges the excess of cost over net realizable value to cost of revenues.

Property and Equipment -- Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets of three years.

Prepaid Royalties, Capitalized Software Costs and Licensed Assets -- Advance royalty payments for intellectual property licenses are capitalized and recorded as prepaid royalties. Royalty payments for intellectual property licenses are classified as current assets to the extent they relate to anticipated sales during the subsequent year and long-term assets if the sales are anticipated after one year. Royalty payments are based on sales and royalties are generally payable on a quarterly basis. Prepaid royalties are amortized to cost of revenues commencing upon the product release at the greater of the contractual royalty rate based on actual product sales, or the ratio of current revenues to total projected revenues. The Company evaluates the future recoverability of prepaid royalties on a quarterly basis and expenses them to costs of revenue if and when they are deemed unrecoverable.

The Company utilizes both independent software developers (who are paid advances against future royalties) and internal development teams to develop its software. The Company accounts for prepaid royalties relating to development agreements and capitalized software costs in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. Payments made to independent software developers under development agreements are capitalized to software development costs once technological feasibility is established or if the development costs have an alternative future use. Prior to establishing technological feasibility, software development costs are expensed to research and development and to cost of revenues subsequent to technological feasibility. Internal development costs are capitalized to software development costs once technological feasibility is established. Technological feasibility is evaluated on a product-by-product basis. For products where proven game engine technology exists, this may occur early in the development cycle.

Commencing upon product release, capitalized software development costs are amortized to "royalties, software costs, license costs and project abandonment." Software development costs are expensed if and when they are deemed unrecoverable. The following criteria are used to evaluate recoverability of software development costs: the commercial acceptance of prior products released on a given hardware platform; orders for a product prior to its release; and actual development costs of a product as compared to forward-looking projections. Amortization of such costs is based on the greater of the proportion of current revenues to total projected revenues, or the straight-line method over the estimated product life (generally three to six months). The Company evaluates the future recoverability of capitalized amounts on a quarterly basis. Research and development costs are expensed as incurred.

--------------------------------------------------------------------------------

BAM! ENTERTAINMENT, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Fair Value of Financial Instruments -- The Company's financial instruments include cash equivalents and short-term debt. Cash equivalents are stated at cost, which approximates fair market value, based on quoted market prices. The recorded carrying amount of the Company's short-term debt approximates fair value since such debt instruments bear interest at rates which approximate market rates.

Long-Lived Assets -- The Company evaluates long-lived assets, such as property and equipment and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets, as defined in SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long- Lived Assets To Be Disposed Of.

Income Taxes -- The Company accounts for income taxes under an asset and liability approach. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax reporting purposes, and operating loss and other tax credit carryforwards measured by applying currently enacted tax laws. Valuation allowances are provided when necessary to reduce net deferred tax assets to an amount that is more likely than not to be realized in the future.

Stock-Based Compensation -- The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and to nonemployees using the fair value method in accordance with SFAS No. 123, Accounting for Stock-Based Compensation.

Redeemable Convertible Preferred Stock Dividend -- Beneficial conversion charges arise in connection with financing arrangements where the Company has issued redeemable convertible preferred stock at a discount to the deemed fair market value of the common stock of the Company at the commitment date, which is generally the date of issuance. Depending on the nature and purpose of the arrangement, the Company values the beneficial conversion feature by subtracting the related effective conversion price from the deemed fair value of the Company's common stock, and then multiplying the difference by the number of shares of common stock that would be issued upon conversion. The value of the beneficial conversion feature is limited to the relative fair value of the converted instrument. The Company records as a deduction of stockholders' equity the value of the beneficial conversion feature and accretes this value over the expected period that the redeemable convertible preferred stock becomes convertible.

Revenue Recognition -- The Company recognizes revenue in accordance with Statement of Position 97-2, Software Revenue Recognition, and related interpretations, when persuasive evidence of an arrangement exists, delivery has occurred, the price has been fixed or is determinable and collectibility has been reasonably assured. This occurs when finished goods in the form of software on a cartridge, CD-ROM or similar media are shipped to the customer. Subject to certain limitations, the Company permits customers to obtain exchanges and returns for defective and damaged products within certain specified periods and provides price protection on certain unsold merchandise. On a product by product basis, revenue from product sales is reflected net of the allowance for returns and price protection. The Company estimates the amount of future returns, and price protection based upon current known circumstances and historical results. No right of return exists for sales to distributors.

Cost of Revenues -- Cost of revenues includes manufacturing costs of the finished goods, freight, and inventory management costs.

Advertising -- Advertising and sales promotion costs are generally expensed as incurred. Advertising costs were $54,000 and $2,160,000 for the period from October 7, 1999 (inception) through June 30, 2000 and the year ended June 30, 2001, respectively.

--------------------------------------------------------------------------------
                                                                            F- 9
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--------------------------------------------------------------------------------


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Net Loss per Share -- Basic earnings per share (EPS) excludes dilution and is computed by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding for the period excluding the weighted average common shares subject to repurchase. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (redeemable convertible preferred stock, common stock options and warrants using the treasury stock method) were exercised or converted into common stock. Potential common shares in the diluted EPS computation are excluded in net loss periods as their effect would be antidilutive.

Unaudited Pro Forma Net Loss per Share -- Pro forma net loss per share, basic and diluted, is computed to give effect to the conversion of redeemable convertible preferred stock that will automatically convert upon completion of the Company's initial public offering (using the if-converted method).

Unaudited Pro Forma Information -- The unaudited pro forma information in the accompanying consolidated balance sheet assumes that the conversion of the outstanding shares of redeemable convertible preferred stock into 7,127,545 shares of common stock resulting from the completion of an initial public offering had actually occurred on June 30, 2001. Common shares issued resulting from such an initial public offering and its related estimated net proceeds are excluded from such pro forma information.

Comprehensive Loss -- In fiscal 2000, the Company adopted SFAS No. 130, Reporting Comprehensive Income, which requires that an enterprise report, by major components and as a single total, the change in its net assets during the period from nonowner sources. Comprehensive loss for the period from October 7, 1999 (inception) through June 30, 2000, and for the year ended June 30, 2001 has been disclosed within the statement of stockholders' equity (deficit).

Recently Adopted Accounting Pronouncements -- In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 was effective for the Company beginning in the first quarter of fiscal year 2001. The Company adopted SFAS No. 133 on July 1, 2001 and the adoption did not have a significant impact on the Company's consolidated financial statements during the year ended June 30, 2001.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements. SAB 101 summarizes certain of the staff's views in applying generally accepted accounting principles in the United States to revenue recognition in financial statements and provides interpretations regarding the application of generally accepted accounting principles to revenue recognition where there is an absence of authoritative literature addressing a specific arrangement or a specific industry. SAB 101 was effective for the Company in the fourth quarter of fiscal 2001. The Company's revenue recognition practices comply with the applicable guidance in SAB 101 and the adoption of SAB 101, therefore did not have a material effect on the financial statements for the year ended June 30, 2001.

In March 2000, the FASB issued Financial Accounting Standards Board Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation ("FIN 44"), an interpretation of APB No. 25. FIN 44 clarifies the application of APB No. 25 for various issues, specifically:

+ The definition of an employee,

+ The criteria for determining whether a plan qualifies as a noncompensatory plan,

+ The accounting consequence of various modifications to the terms of a previously fixed stock option or award, and

+ The accounting for an exchange of stock compensation awards in a business combination.

--------------------------------------------------------------------------------
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--------------------------------------------------------------------------------


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


FIN No. 44 was effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998 or January 12, 2000. The impact of FIN 44 did not have a material effect on the Company's financial statements.

In June 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for under the purchase method and addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. SFAS No. 142 addresses the initial recognition and measurement of intangible assets acquired outside of a business combination and the accounting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 provides that intangible assets with finite useful lives be amortized and that goodwill and intangible assets with indefinite lives not be amortized, but will instead be tested at least annually for impairment. The Company is required to adopt SFAS No. 142 no later than for its fiscal year beginning July 1, 2002. The Company did not carry any goodwill or other intangibles on its balance sheet as of June 30, 2001 and accordingly does not expect the adoption to have material impact on its consolidated financial statements.

2. PREPAID ROYALTIES, CAPITALIZED SOFTWARE COSTS AND LICENSED ASSETS
Prepaid royalties, capitalized software costs and licensed assets consisted of the following as of June 30:

                                                              2000      2001
                                                               (In thousands)
------------------------------------------------------------------------------
Prepaid royalties...........................................  $ 150    $ 1,181
Capitalized software costs..................................    218      4,681
Licensed assets.............................................     --      1,607
                                                              -----    -------
                                                                368      7,469
Less current portion:
  Prepaid royalties.........................................   (150)    (1,181)
  Capitalized software costs................................   (218)    (3,926)
  Licensed assets...........................................     --       (817)
                                                              -----    -------
                                                               (368)    (5,924)
                                                              -----    -------
Long term portion...........................................  $  --    $ 1,545
                                                              =====    =======

During the period from October 7, 1999 (inception) through June 30, 2000 and the year ended June 30, 2001, the Company amortized $0 and $954,000, respectively, of capitalized software costs and recorded $0 and $134,000, respectively, of impaired prepaid royalties and capitalized software costs as part of project abandonment costs.

3. PROPERTY AND EQUIPMENT, NET
Property and equipment consisted of the following as of June 30:

                                                              2000     2001
                                                              (In thousands)
----------------------------------------------------------------------------
Furniture and equipment.....................................  $ 27     $ 145
Computer equipment..........................................    23       305
Computer software...........................................    41        62
                                                              ----     -----
                                                                91       512
Less accumulated depreciation and amortization..............   (12)     (117)
                                                              ----     -----
         Total property and equipment, net..................  $ 79     $ 395
                                                              ====     =====

--------------------------------------------------------------------------------
                                                                           F- 11
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--------------------------------------------------------------------------------


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


4. OTHER ASSETS
Other assets comprise issuance costs in connection with the Company's proposed initial public offering of $0 and $1,730,000 as of June 30, 2000 and 2001, respectively.

5. SHORT-TERM BORROWINGS
FINANCING AGREEMENT

In February 2000, the Company entered into a master purchase order assignment agreement (the "Agreement") with a finance company, whereby the Company assigns purchase orders entered into with its customers to the finance company and requests the finance company to finance the purchase of the finished goods to fulfill such customer purchase orders.



The Agreement specifies that the finance company's funding commitment with respect to a customer purchase order shall not exceed 60% of the retail purchase order price. Under the Agreement the finance company's aggregate outstanding funding (i.e., advance of funds or purchase of finished goods to fulfill customer purchase orders) shall not exceed $5,000,000. The Company is responsible for collecting customer receivables, bears the risk of loss on all uncollectible accounts and must remit these receipts directly to the finance company up to the amounts funded by the finance company. The Company retains collections in excess of the amounts funded by the finance company.


The Company is required to pay the finance company's expenses under the contract, a deal fee (consisting of a transaction and initiation fee equal to 5.0% of the face amounts of letters of credit issued or other funds advanced by the finance company), a daily maintenance fee of 0.067%, a materials advance fee at prime rate plus 4.0% and a late payment fee where applicable; all of which are included in interest expense.

Upon the signing of the agreement, the Company paid the finance company a security deposit of $90,000. An extension payment of $50,000 was made when the contract was amended in December 2000.

The agreement expires on March 31, 2002. The amount outstanding under the agreement as of June 30, 2000 and 2001 was $610,000 and $4,164,000,
respectively.

Outstanding borrowings under the above agreement are collateralized by inventories, accounts receivable, fixed assets and intangible assets of the Company. As of June 30, 2001, the Company had outstanding letters of credit issued of $2,019,000. Management does not expect any material losses to result from these off-balance sheet instruments.

LINE OF CREDIT
In November 2000, the Company entered into a short-term revolving line of credit with a bank under which it could borrow up to $1,000,000. In May 2001 all sums borrowed were repaid and the line of credit was closed. Sums borrowed under the line were secured by restricted cash held in a money market account with the same bank, and interest was payable on sums borrowed at the bank's base rate.

6. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND COMMON STOCK

REDEEMABLE CONVERTIBLE PREFERRED STOCK
Under the Company's certificate of incorporation, as amended on August 15, 2001, the Company is authorized to issue 10,000,000 shares of redeemable convertible preferred stock. The Company issued 976,220 shares of Series A redeemable convertible preferred stock on June 30, 2000 for cash, services and through the conversion of promissory notes. On December 28, 2000, the Company issued 294,620 shares of Series B redeemable convertible preferred

--------------------------------------------------------------------------------
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--------------------------------------------------------------------------------


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


stock and on May 24, 2001, the Company issued 245,659 shares of Series C redeemable convertible preferred stock. As of June 30, 2001, redeemable convertible preferred stock consisted of the following:

                                              CARRYING
                                               VALUE,
                                ORIGINAL       NET OF                                     PAR
                                 ISSUE        ISSUANCE        SHARES     ISSUED AND      VALUE       LIQUIDATION        COMMON
                                 PRICE         COSTS        DESIGNATED   OUTSTANDING    AMOUNT       PREFERENCE         STOCK
                                           (in thousands)                                           (in thousands)   EQUIVALENTS
---------------------------------------------------------------------------------------------------------------------------------
Series A......................   $ 2.17       $ 2,103         976,220       976,220     $0.001         $ 2,118        4,588,234
Series B......................   $17.65       $ 4,554         320,000       294,620     $0.001         $ 5,389        1,384,714
Series C......................   $22.55       $10,672         443,400       245,659     $0.001         $ 5,578        1,154,597
                                              -------       ---------     ---------                    -------        ---------
                                              $17,329       1,739,620     1,516,499                    $13,085        7,127,545
                                              =======       =========     =========                    =======        =========

Significant terms of the redeemable convertible preferred stock are as follows:

+ Each share of Series A, Series B and Series C redeemable convertible preferred stock is convertible into 4.7 shares of common stock, subject to adjustments for events of dilution, at the option of the holder any time after the date of issuance. In addition, each share of redeemable convertible preferred stock will automatically be converted into common stock upon the completion of a public offering of common stock with aggregate proceeds greater than $15,000,000.

+ If, as, and when declared by the Board of Directors, the holders of Series A, Series B and Series C redeemable convertible preferred stock are entitled to receive noncumulative dividends at the rate of $0.03, $1.25 and $1.58 per share per annum, respectively, in preference to holders of common shares.

+ In the event of liquidation, dissolution or winding up of the Company, the holders of Series A redeemable convertible preferred stock shall be entitled to receive, prior and in preference to common stock, an amount equal to the original issuance price of $2.17 per share, plus any declared but unpaid dividends thereon. The holders of Series B redeemable preferred stock shall be entitled to receive, prior and in preference to common stock and Series A redeemable convertible preferred stock, an amount equal to the original issuance price of $17.65 per share plus an amount per each outstanding share of Series B redeemable convertible preferred stock equal to 7.0% per annum accruing on the Series B redeemable convertible stock issuance price of $17.65 per share, calculated from the date of issuance until the date of payment of the liquidation preference, plus any declared, but unpaid dividends thereon. The holders of Series C redeemable convertible preferred stock shall be entitled to receive, prior and in preference to common stock and Series A and Series B redeemable convertible preferred stock, an amount equal to the original issuance price of $22.55 per share plus an amount per each outstanding share of Series C redeemable convertible preferred stock equal to 7.0% per annum accruing on the Series C redeemable convertible stock issuance price of $22.55 per share, calculated from the date of issuance until the date of payment of the liquidation preference, plus any declared, but unpaid dividends thereon. If the amount that would have been payable if the conversion of the redeemable convertible preferred stock took place prior to the liquidation event is greater than the amounts specified above, this amount will be payable. Any remaining assets will be distributed to the holders of common stock.

+ In the event of a change in control or sale or disposition of substantially all of the Company's assets, a majority of the preferred shareholders may elect to require the Company to redeem the redeemable convertible preferred stock at the above liquidation preference.

+ Each share has the voting rights equivalent to the number of shares of common stock into which it is convertible.

--------------------------------------------------------------------------------
                                                                           F- 13
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--------------------------------------------------------------------------------


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


COMMON STOCK
In October 1999, the Company issued 580,962 shares of common stock to its founder in exchange for a note receivable from the founder. Also in October 1999, the Company issued 274,950 shares at $0.11 per share to consultants in exchange for services performed valued at $30,000.

In June 2000, an additional 614,060 shares were issued at $0.11 per share in exchange for cash of $59,000 and services valued at $7,000.

As discussed in Note 13, in April, 2001, the Company issued an additional 68,738 shares of common stock pursuant to a license agreement with a production company. The Company was obligated to issue 68,738 shares of common stock as one of the films for which the Company elected to produce software products was released by the production company. The Company capitalized the cost of this issuance at the fair market value of the common stock, equal to $746,000, and will amortize this amount to royalties, software costs, license costs and project abandonment upon the release of software products.

Note Receivable from Stockholder -- At June 30, 2000, the note receivable from stockholder represented a full-recourse promissory note of $1,000 received in connection with the sale of common stock. The note bore interest at 7.0% and was payable on demand. The note was repaid in April 2001.

WARRANTS
Warrants to purchase a total of 674,450 shares of common stock have been issued as of June 30, 2001 as follows:

Under an agreement (the "Agreement") entered into with a production company during October 2000, the Company obtained the exclusive right of first refusal, for a period of five years, to develop products based on films produced by the production company and to distribute them worldwide. In addition, the production company will provide the Company with free access to any publicity materials it prepares. In exchange for these rights, the Company will have to pay royalties to the production company calculated as a percentage of sales of the developed products. Also, in connection with the Agreement the Company issued the production company warrants to purchase 470,000 shares of common stock at an exercise price of $1.06 per share. The warrants expire in September 2006. Under the warrant agreement, 50% of the warrants became vested and exercisable upon execution of the Agreement, while the remaining warrants became vested in equal portions in December 2000, representing the dates on which the production company delivered, in accordance with the Agreement, written notice that a specific film will be available to be exploited by the Company and when the Company exercised its right of first refusal for another film under the Agreement. The fair value of these warrants at the grant date was estimated to be $708,000, using the Black-Scholes option pricing model with the following assumptions: expected term equal to six years; risk-free interest rate of 5.8%; volatility of 95%; and no dividends during the expected term. Of this amount $354,000 relates to 50% of the warrants that vested upon execution of the Agreement and will be amortized on a straight-line basis over the five-year term of the Agreement. The fair value of the remaining 50% of the warrants has been estimated at the date of vesting using the Black-Scholes option pricing model with the following assumptions: expected term equal to six years; risk-free interest rate of 5.0%; volatility of 95%; and no dividends during the expected term. In December 2000, when the remaining warrants vested, the fair value of the remaining 50% of the warrants of $556,000 was capitalized to prepaid royalties, capitalized software costs and licensed assets and will be amortized over the life of the products (generally between three and six months) to which it relates when these products are released. During the year ended June 30, 2001, $48,000 was amortized to royalties, software costs, license costs, and project abandonment.

In connection with the Series B redeemable convertible preferred stock offering, the Company issued warrants to a service provider to purchase 141,000 shares of its common stock at an exercise price of $3.76 per share. The warrants expire on the earlier of either (i) December 2003, (ii) upon the completion of a public offering of common stock with aggregate proceeds greater than $15,000,000 and at a price per share not less than $15.96 per share or (iii) upon the completion of a subsequent private equity financing or in the event of a change in control, sale or

--------------------------------------------------------------------------------
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--------------------------------------------------------------------------------


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


disposition of substantially all of the Company's assets or recapitalization, reclassification or reorganization of the Company's stock resulting in aggregate proceeds greater than $10,000,000 and at a price per share not less than $7.45 per share. The value of these warrants has been estimated using the Black-Scholes option pricing model with the following assumptions: expected term equal to three years; risk-free interest rate of 5.1%; volatility of 95%; and no dividends during the expected term. The fair value of these warrants of $283,000 was recorded as an issuance cost against the proceeds of the Series B redeemable convertible preferred stock offering.

In connection with the Series C redeemable convertible preferred stock offering, the Company issued warrants to a service provider to purchase 16,450 shares of its common stock at an exercise price of $4.80 per share. The warrants expire in May 2006. The value of these warrants has been estimated using the Black-Scholes option pricing model with the following assumptions: expected term equal to five years; risk-free interest rate of 5.1%; volatility of 95%; and no dividends during the expected term. The fair value of these warrants of $159,000 was recorded as an issuance cost against the proceeds of the Series C redeemable convertible preferred stock offering.

The Company calculated the beneficial conversion feature related to the issuance of the 245,659 shares of Series C redeemable convertible preferred stock, in accordance with EITF 00-27 "Application of Issue No. 98-5 to Certain Convertible Instruments" as follows:


+ The Company calculated the difference between the aggregate deemed fair market value of the common stock into which the Series C redeemable convertible preferred stock is convertible of $13,200,000, and the aggregate purchase price paid for the Series C redeemable convertible preferred stock of $5,540,000, i.e. $7,660,000, and limited the amount of the deemed dividend that will be recorded against the accumulated deficit to the gross amount of proceeds allocated to these shares of Series C redeemable convertible preferred stock to $5,540,000 in accordance with paragraph 6 of EITF 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios"


+ Since the shares of Series C redeemable convertible preferred stock are immediately convertible, the Company has recorded the amount of the deemed dividend in the financial statements for the year ended June 30, 2001.

In May 2001, in exchange for legal services rendered by a service provider in connection with a proposed initial public offering, the Company issued warrants to purchase 47,000 shares of its common stock at an exercise price of $4.80 per share. The warrants expire in May 2006. The value of these warrants has been estimated using the Black-Scholes option pricing model with the following assumptions: expected term equal to five years; risk-free interest rate of 5.1%; volatility of 95%; and no dividends during the expected term. The fair value of these warrants of $456,000 was capitalized to other assets and will be recorded as an issuance cost in connection with a proposed initial public offering.

STOCK PLANS
Under the Company's 2000 Stock Incentive Plan adopted on July 10, 2000, and amended in May 2001 and on August 15, 2001, the Company may grant options to purchase or directly issue up to 1,527,500 shares of common stock to employees, directors and consultants at prices not less than the fair market value (as determined by the Board of Directors) at the date of grant for incentive stock options and not less than 85% of fair market value at the date of grant for nonstatutory stock options. These options generally vest over a four year period and expire ten years from the date of grant. The Company has a right to repurchase (at the lesser of the fair market value on the date of repurchase and option exercise price, with the right to repurchase the shares at the original exercise price lapsing ratably in accordance with the vesting schedule of the options granted) common stock issued under option exercises for unvested shares. The right to repurchase generally expires 25% after the first 12 months from the date of grant and then ratably over a 36-month period.

The Board of Directors, in their determination of fair market value on the date of grant, takes into consideration many factors including, but not limited to, the Company's financial performance, current economic trends, actions by

--------------------------------------------------------------------------------
                                                                           F- 15
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--------------------------------------------------------------------------------


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


competitors, market maturity, emerging technologies, near-term backlog and, in certain circumstances, valuation analyses performed by independent appraisers. These valuation analyses utilize generally accepted valuation methodologies such as the income and market approaches to valuing the Company's business.

At June 30, 2001 there were 713,225 shares of common stock available for future grant under the plan.

Stock option activity under the stock plans is summarized as follows:

                                                              OPTIONS OUTSTANDING
                                                             ---------------------
                                                                          WEIGHTED
                                                                          AVERAGE
                                                             NUMBER OF    EXERCISE
                                                              SHARES       PRICE
----------------------------------------------------------------------------------
Balances, June 30, 2000.....................................        --    $     --
Granted (weighted average fair value of $3.74 per share)....   833,075        3.21
Cancelled...................................................  (18,800)        0.46
                                                             ---------    --------
Balances, June 30, 2001.....................................   814,275    $   3.28
                                                             =========    ========

Additional information regarding options outstanding as of June 30, 2001 is as follows:

                                      OPTIONS OUTSTANDING
                   ---------------------------------------------------------
                                       WEIGHTED AVERAGE
RANGE OF EXERCISE                    REMAINING CONTRACTUAL  WEIGHTED AVERAGE
     PRICES        NUMBER OF SHARES      LIFE (YEARS)        EXERCISE PRICE
----------------------------------------------------------------------------
$ 0.01 -  0.50...           166,850                    9.0  $           0.46
$ 1.01 -  1.50...           204,450                    9.3  $           1.06
$ 3.51 -  4.00...           130,425                    9.8  $           3.76
$ 4.51 -  5.00...           265,550                    9.9  $           4.79
$12.51 - 13.00...            47,000                    9.9  $          13.00
                   ----------------                         ----------------
                            814,275                         $           3.28
                   ================                         ================

                         VESTED OPTIONS
                   --------------------------
                                     WEIGHTED
                                     AVERAGE
RANGE OF EXERCISE                    EXERCISE
     PRICES        NUMBER OF SHARES   PRICE
---------------------------------------------
$0.01 - 0.50.....            23,500  $   0.46
$4.51 - 5.00.....            47,000  $   4.79
                   ----------------  --------
                             70,500  $   3.35
                   ================  ========

DEFERRED STOCK COMPENSATION
As discussed in Note 1, the Company accounts for its stock-based awards to employees using the intrinsic value method in accordance with APB No. 25. Accordingly, the Company records deferred stock compensation equal to the difference between the grant price and deemed fair value of the Company's common stock on the date of grant. No deferred stock compensation was recorded for the period from October 7, 1999 (inception) through June 30, 2000. Deferred stock compensation aggregated $2,714,000 for the year ended June 30, 2001, and is being amortized to expense over the vesting period of the options, generally four years, using a multiple option award valuation approach, which results in accelerated amortization of the expense resulting in amortization of deferred stock compensation of $618,000 for the year ended June 30, 2001.

--------------------------------------------------------------------------------
F- 16
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--------------------------------------------------------------------------------


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


During the year ended June 30, 2001, the Company granted options to purchase 23,500 shares of common stock to a nonemployee at a weighted average exercise price of $0.46 per share. These options vested on the date of grant and expire ten years from the date of grant. The fair value of these options at grant date was estimated to be $10,000 using the Black-Scholes option pricing model with the following assumptions: expected term equal to 10 years; risk-free interest rate of 6.1%; volatility of 95%; and no dividends during the expected term.

ADDITIONAL STOCK PLAN INFORMATION
Since the Company continues to account for its stock-based awards to employees using the intrinsic value method in accordance with APB No. 25, SFAS No. 123 requires the disclosure of pro forma net income (loss) as if the Company had adopted the fair value method. Under SFAS No. 123, the fair value of stock-based awards is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. The Company's calculations were made using the minimum value pricing model, which requires subjective assumptions, including expected time to exercise, which greatly affects the calculated values. The following weighted average assumptions were used in the model for the year ended June 30, 2001: expected life, 4 years; risk-free interest rate, 5.9%; and no dividends during the expected term. The Company's calculations are based on a multiple option award valuation and amortization approach, which results in accelerated amortization of the expense. Forfeitures are recognized as they occur. If the computed fair values of the employee awards had been amortized to expense over the vesting period of the awards, the Company's pro forma net loss would have been $803,000 and $1,678,000 ($0.96 and $1.13 per share, basic and diluted) for the period from October 7, 1999 (inception) through June 30, 2000 and the year ended June 30, 2001, respectively.

7. COST OF REVENUES -- ROYALTIES, SOFTWARE COSTS, LICENSE COSTS, AND PROJECT ABANDONMENT
Cost of Revenues -- Royalties, Software Costs, License Costs, and Project Abandonment include amortization of non-cash licensed assets of $0 and $48,000 for the period from October 7, 1999 (inception) through June 30, 2000 and for the year ended June 30, 2001, respectively. See also Note 6.

8. INCOME TAXES
Due to the Company's net loss position, there was no income tax provision for the period October 7, 1999 (inception) through June 30, 2000 and for the year ended June 30, 2001.

Significant components of the Company's net deferred tax assets consist of the following as of June 30:

                                                              2000     2001
                                                              (in thousands)
----------------------------------------------------------------------------
Deferred tax assets:
  Deferred stock compensation...............................  $  --    $ 208
  Non-qualified warrants....................................     --       20
  Reserves and accruals.....................................    124      312
  Net operating loss carryforwards -- Federal and State.....    203       55
                                   -- Foreign...............     --      253
  Other.....................................................     (2)      27
                                                              -----    -----
Total deferred tax assets...................................    325      875
Valuation allowance.........................................   (325)    (875)
                                                              -----    -----
Net deferred tax asset......................................  $  --    $  --
                                                              =====    =====

The Company established a 100% valuation allowance at June 30, 2000 and 2001 due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets.

--------------------------------------------------------------------------------
                                                                           F- 17
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BAM! ENTERTAINMENT, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


At June 30, 2001, the Company has federal and state net operating loss carryforwards of approximately $16,000 and $860,000, respectively, expiring through 2021 and 2011, respectively. Foreign net operating loss carryforwards at June 30, 2001 are approximately $844,000. During the year ended June 30, 2001, the Company utilized federal net operating loss carryforwards of approximately $370,000 to offset taxable income.

Current federal and California laws include substantial restrictions on the utilization of net operating losses and credits in the event of an "ownership change" of a corporation. Accordingly, the Company's ability to utilize net operating loss and tax credit carryforwards may be limited as a result of such "ownership change." Such a limitation could result in the expiration of carryforwards before they are utilized.

The Company's effective tax rate differs from the federal statutory rate as follows:

                                                                  PERIOD FROM
                                                                  OCTOBER 7,
                                                                     1999              YEAR
                                                              (INCEPTION) THROUGH     ENDED
                                                                   JUNE 30,          JUNE 30,
                                                                     2000              2001
---------------------------------------------------------------------------------------------
Income taxes at U.S. statutory rate.........................                (35.0)%    (35.0)%
Meals and entertainment.....................................                  0.2        0.3
Stock compensation expense..................................                   --        2.6
Valuation allowances........................................                 34.8       32.8
                                                                            -----     ------
Effective tax rate..........................................                   --%        --%
                                                                            -----     ------
                                                                            -----     ------

9. COMPUTATION OF LOSS PER SHARE
The following table sets forth the computations of basic and diluted loss per share (in thousands, except per share data):

                                                  PERIOD FROM
                                                  OCTOBER 7,
                                                     1999               YEAR
                                              (INCEPTION) THROUGH      ENDED
                                                   JUNE 30,           JUNE 30,
                                                     2000               2001
------------------------------------------------------------------------------
Numerator:
  Numerator for basic and diluted net loss
    per share -- net loss attributable to
    common shareholders...................... $             (803)     $(7,142)
                                              ===================     =======
Denominator:
  Denominator for basic and diluted net loss
    per share -- weighted average -- common
    shares outstanding.......................                 834       1,482
                                              ===================     =======
Basic and diluted net loss per share......... $            (0.96)     $ (4.82)
                                              ===================     =======

--------------------------------------------------------------------------------

BAM! ENTERTAINMENT, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


The following table summarizes common stock equivalents that are not included in the denominator used in the diluted net loss per share calculation because to do so would be antidilutive for the periods indicated (in thousands):

                                                                 PERIOD FROM
                                                                 OCTOBER 7,
                                                                    1999            YEAR
                                                             (INCEPTION) THROUGH   ENDED
                                                                  JUNE 30,        JUNE 30,
           EFFECT OF COMMON STOCK EQUIVALENTS AT:                   2000            2001
------------------------------------------------------------------------------------------
Series A redeemable convertible preferred stock.............                  17     4,588
Series B redeemable convertible preferred stock.............                  --       707
Series C redeemable convertible preferred stock.............                  --       121
Options to purchase common stock............................                  --       292
Warrants to purchase common stock...........................                  --       319
                                                             -------------------  --------
         Total common stock equivalents.....................                  17     6,027
                                                             ===================  ========

10. EMPLOYEE BENEFIT PLAN
In January 2000, the Company adopted a 401(k) tax deferred savings plan (the 401(k) Plan) to provide for retirement of its employees. Employee contributions are limited to a maximum amount subject to IRS guidelines in any calendar year. The Company may make matching contributions and employer profit sharing contributions at the Board of Directors' discretion. For the period from October 7, 1999 (inception) through June 30, 2000, and for the year ended June 30, 2001, the Company made employer contributions to the 401(k) Plan of $6,500 and $41,000, respectively.

11. BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION
As defined by the requirements of SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, the Company operates in one reportable segment: the development and publishing of interactive entertainment products.

Financial information by geographical region is summarized below (in thousands):

                                                                 PERIOD FROM
                                                               OCTOBER 7, 1999
                                                             (INCEPTION) THROUGH   YEAR ENDED
                                                                  JUNE 30,          JUNE 30,
                                                                    2000              2001
---------------------------------------------------------------------------------------------
Revenues from unaffiliated customers:
  United States............................................. $             1,377   $   22,898
  United Kingdom............................................                  --        2,453
                                                             -------------------   ----------
Consolidated................................................ $             1,377   $   25,351
                                                             ===================   ==========
Operating income (loss):
  United States............................................. $              (781)  $      469
  United Kingdom............................................                  --         (822)
                                                             -------------------   ----------
Consolidated................................................ $              (781)  $     (353)
                                                             ===================   ==========

--------------------------------------------------------------------------------

BAM! ENTERTAINMENT, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                                                             AS OF JUNE 30,  AS OF JUNE 30,
                                                                  2000            2001
-------------------------------------------------------------------------------------------
Identifiable assets:
  United States............................................. $        2,712  $       19,741
  United Kingdom............................................             --           7,789
  Intercompany items and eliminations.......................             --          (6,538)
                                                             --------------  --------------
Consolidated................................................ $        2,712  $       20,992
                                                             ==============  ==============
Long-lived assets:
  United States............................................. $           79  $        3,170
  United Kingdom............................................             --             500
                                                             --------------  --------------
Consolidated................................................ $           79  $        3,670
                                                             ==============  ==============

Revenues from the United States include export sales to Canada, Mexico and South America of $15,000 and $624,000 for the period from October 7, 1999 (inception) through June 30, 2000 and for the year ended June 30, 2001, respectively.

Revenues from the United Kingdom include export sales to France of $0 and $1,966,000 for the period from October 7, 1999 (inception) through June 30, 2000 and for the year ended June 30, 2001, respectively.

12.   CUSTOMER CONCENTRATIONS
The following table summarizes net revenues and accounts receivable for customers which accounted for 10% or more of net revenues or accounts receivable:

                                                                                            NET REVENUES
                                                                                       -----------------------
                                                                                       PERIOD FROM
                                                                                       OCTOBER 7,
                                                                                          1999
                                                                ACCOUNTS RECEIVABLE    (INCEPTION)      YEAR
                                                                --------------------     THROUGH       ENDED
                                                                JUNE 30,    JUNE 30,    JUNE 30,      JUNE 30,
                          CUSTOMER                                2000        2001        2000          2001
--------------------------------------------------------------------------------------------------------------
A...........................................................        52%         --             49%        --
B...........................................................        17%         --             16%        14%
C...........................................................        10%         --             10%        --
D...........................................................        --          27%             --        --
E...........................................................        --          13%             --        17%
F...........................................................        --          12%             --        --
G...........................................................        --          11%             --        12%

13.   COMMITMENTS AND CONTINGENCIES
Under an agreement entered into between the Company and a production company, the Company has a first look right to review screenplays acquired by the production company and to develop products based on films produced from those screenplays. In exchange for these rights, the Company will have to pay royalties to the production company calculated as a percentage of sales of the developed products. For each film (up to a total of ten films) that the Company selects, 68,738 fully vested and non-forfeitable shares of common stock will be issued to the production company following the theatrical release of each film for which the Company has developed a product, up to a maximum of 687,375 shares of common stock. As the shares contingently issuable under this arrangement are dependent upon the theatrical release of the film for which the Company has elected to develop products, the Company will only measure the value of these shares in accordance with EITF 96-18 Accounting for Equity Instruments That Are Issued To Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services if and when this contingency is satisfied. If the software product is released after the release of the film, the

--------------------------------------------------------------------------------

BAM! ENTERTAINMENT, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Company will amortize the non-cash charge over the life of the product, which is expected to be between three and six months. If the software product is released prior to the release of the film, the Company will at each interim period assess whether it is probable that the value of the shares issued is recoverable through future sales of the product to which it relates. If this is probable, the non-cash charge will be amortized to licensed costs over the life of the product, while the Company will expense the non-cash charge at the time of the issuance of the shares if it is not probable that the value of the shares issued is recoverable through future sales of the product to which these shares relate. The Company cannot estimate the aggregate dollar amount of these future non-cash charges as they are based on the Company's share price at a future point in time. As of June 30, 2001 the Company has elected to produce software products for three films pursuant to this agreement. One of these films had it's theatrical release during the year and accordingly the Company issued 68,738 shares of common stock to the production company. The Company will not be required to issue stock on the remaining two films until such time as the films are released.

Under various licensing agreements entered into between the Company and content providers, the Company has contractual marketing commitments to spend $5,250,000 in advertising on the content providers' networks and online mediums. As of June 30, 2001, the Company has made payments totaling $1,150,000 under these agreements. Future minimum annual advertising payments under these contractual marketing commitments are as follows (in thousands):

                    YEAR ENDING JUNE 30,
--------------------------------------------------------------------
2002........................................................  $1,200
2003........................................................   1,650
2004........................................................   1,250
                                                              ------
         Total..............................................  $4,100
                                                              ======

In connection with a number of licensing and developing agreements, the Company is required to pay guaranteed minimum royalties with respect to these agreements. As of June 30, 2001, the Company has capitalized payments totaling $2,025,000 under these agreements. These guaranteed amounts will be applied against future royalties that may become payable to the respective licensors under the agreement. Future minimum annual royalty payments under these contractual licensing and developing commitments for the year ending June 30, 2002 are $1,250,000.

Under the finance agreement as described in Note 5, a maximum commitment fee of $1,125,000 is payable to the finance company. A portion of the commitment fee is waived based on the Company's usage of the financing agreement and on amounts advanced to the Company. As the Company had already utilized a portion of the amount available under the contract, $721,000 of the total commitment fee has been waived at June 30, 2001. An amount of $404,000 therefore remains as a contingent liability and would be payable before the end of the contract term of March 31, 2002, or earlier, depending on amounts advanced to the Company under the financing agreement.

The Company leases its principal facilities under a noncancelable operating lease expiring in July 2004. Future minimum annual rental payments under the lease agreements at June 30, 2001 are as follows (in thousands):

                    YEAR ENDING JUNE 30,
------------------------------------------------------------------
2002........................................................  $261
2003........................................................   238
2004........................................................   244
2005........................................................    20
                                                              ----
         Total..............................................  $763
                                                              ====

Rent expense was $35,000 for the period from October 7, 1999 (inception) through June 30, 2000 and $135,000 for the year ended June 30, 2001.

--------------------------------------------------------------------------------

BAM! ENTERTAINMENT, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


14. RELATED PARTY TRANSACTIONS
In October 1999, the Company issued 580,962 shares of common stock to an officer in exchange for a note receivable from the officer. The note was repaid in April 2001.

In each of November 1999 and January 2000, the Company issued an officer a convertible promissory note each in the principal amount of $500,000, and in May 2000 issued the officer an additional convertible promissory note in the principal amount of $47,000. Each note bore interest at 7.0% per annum with principal and accrued interest due on demand after one year from the date of issuance. Each note was automatically convertible into shares of Series A Preferred Stock upon the initial closing of the Company's Series A Preferred Stock financing. In May 2000, the notes were converted and the officer was issued 482,625 shares of Series A Preferred Stock at $2.17 per share.

In November 1999 the Company entered into an agreement to lease its principal facilities under a noncancelable operating lease. As a condition of this agreement, an officer of the Company entered into a separate agreement with the lessor to guarantee the Company's obligations under the agreement.

In February 2000, the Company entered into an agreement with a financing company to finance the purchase of materials required to produce products. As a condition of this agreement, an officer of the Company entered into a separate agreement with the financing company to guarantee the Company's obligations under the agreement.

In November 2000, the Company entered into a revolving note agreement with a bank. The note was secured by a personal guarantee from an officer of the Company and by a security interest in a money market account maintained at the bank in the name of a director of the Company. The guarantee and security interest lapsed in December 2000.

The Company incurred legal services of $9,000 and $195,000 for the period from October 7, 1999 (inception) through June 30, 2000 and the year ended June 30, 2001, respectively, to a law firm whose partner is also a director of the Company.

As of June 30, 2001, the Company has recorded a payroll accrual of $394,000 related to two employees of the Company.

15. SUBSEQUENT EVENTS
ADOPTION OF THE 2001 EMPLOYEE STOCK PURCHASE PLAN
The Company adopted an employee stock purchase plan on August 9, 2001. Under the plan, during consecutive six-month offering periods, eligible employees are allowed to have salary withholdings of up to 15% of their compensation to purchase shares of common stock at a price equal to 85% of the lower of the market value of the stock at the beginning of the offering period or at the end of the purchase period. The initial offering period commences upon the effective date of an initial public offering of the Company's common stock. For the first offering period, shares of common stock may be purchased at a price equal to 85% of the lower of the price per share in the initial public offering or the market value on the purchase date. The Company has initially reserved 705,000 shares of common stock under this plan.

AMENDMENT OF THE 2000 STOCK INCENTIVE PLAN
On August 9, 2001, the Company amended its 2000 Stock Incentive Plan and adopted the 2001 Stock Incentive Plan (UK Part) (the "UK Plan") as Schedule A to the 2000 Stock Incentive Plan. The UK Plan provides for the grant of stock options to UK employees who satisfy certain criteria. The UK Plan contains certain restrictions intended to comply with UK taxation laws, including restrictions on exercise, limitations on the size of options grants, requirements with respect to changes in capitalization and other matters.


ISSUANCE OF STOCK OPTIONS


In August 2001, the Company granted options to purchase 200,935 shares of common stock, 182,135 at an exercise price of $11.70 per share under the 2000 Stock Incentive Plan and 18,800 at an exercise price of $4.79 per share

--------------------------------------------------------------------------------

BAM! ENTERTAINMENT, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)



outside of the 2000 Stock Incentive Plan. As a result of these options to purchase common stock, the Company has recorded deferred stock compensation of $130,000 which will be amortized on a multiple option award valuation approach over the vesting period of the options of four years. Of these options 5,875 were granted to a consultant at an exercise price of $11.70 per share, resulting in a consulting expense of $62,000 at the date of grant.



AMENDMENT TO FINANCE AGREEMENT AND ISSUANCE OF WARRANTS


On August 16, 2001, the Company amended its agreement with a finance company to increase the aggregate outstanding funding amount to $10,000,000. On August 31, 2001, the agreement was further amended decreasing the transaction and initiation fee to 3.0% until the earlier of the termination of the agreement or December 31, 2001 if the Company's initial public offering of its common stock (the "IPO") has not occurred by that date. In connection with this latter amendment and the execution of a $7,000,000 factoring arrangement with an affiliate of the finance company, the Company issued a warrant to the affiliate of the finance company to purchase 100,000 shares of common stock at an exercise price equal to the IPO price. The right to exercise such warrant terminates on August 30, 2004, or on December 31, 2001 if the IPO has not occurred by such date. The fair value of this warrant at the grant date was estimated to be $806,000, and is subject to remeasurement up to the pricing of the IPO. The fair value will be amortized to interest expense on a straight-line basis over the remaining term of the financing agreement.


--------------------------------------------------------------------------------

We have filed applications to register the trademarks BAM! Entertainment, BAM!, BAM!4 and Bay Area Multimedia, Inc. in the United States. This prospectus also refers to trade names and trademarks of other organizations. All names marked with "(TM)" or "(R)" are the trademarks or registered trademarks, respectively, of their respective owners.

Nintendo(R), Nintendo(R) 64, Game Boy(R), Game Boy(R) Color, Game Boy(R) Advance, NINTENDO GAMECUBE(TM), and/or other Nintendo products referenced herein are either trademarks or registered trademarks of Nintendo of America, Inc. Sony PlayStation(R), Sony PlayStation 2(R) and/or other Sony products referenced herein are either trademarks or registered trademarks of Sony Computer Entertainment America Inc. Sega(R) and Dreamcast(R) are registered trademarks of Sega of America, Inc. Microsoft(R), Xbox and/or other Microsoft products referenced herein are either trademarks or registered trademarks of Microsoft Corporation.

DEXTER'S LABORATORY, POWERPUFF GIRLS, and all related characters and elements are trademarks of The Cartoon Network, an AOL Time Warner company. YOGI BEAR and all related characters and elements are trademarks of Hanna-Barbera Productions, Inc. Sports Illustrated(R) and Sports Illustrated for Kids(R) are registered trademarks of Time, Inc., an AOL Time Warner company. DRIVEN and all related characters and elements are trademarks of Warner Bros., an AOL Time Warner Company.

This prospectus includes trademarks other than those identified in the preceding paragraphs. The use of any such trademark herein is in an editorial form only, and to the benefit of the owner thereof, with no intention of infringement of the trademark.

                           [BAM! Entertainment Logo]

--------------------------------------------------------------------------------

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market Listing Fee.


SEC registration fee........................................  $   14,088
NASD filing fee.............................................  $    5,000
Nasdaq National Market listing fee..........................  $   50,000
Printing and engraving costs................................  $  250,000
Legal fees and expenses.....................................  $  900,000
Accounting fees and expenses................................  $  945,000
Blue Sky fees and expenses..................................  $    5,000
Directors and Officers Insurance............................  $  600,000
Transfer Agent and Registrar fees...........................  $   20,000
Miscellaneous expenses......................................  $  110,912
                                                              ----------
         Total..............................................  $2,900,000
                                                              ==========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS
Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our Board of Directors has sole discretion to indemnify our officers and other employees. We may limit the extent of such indemnification by individual contracts with our directors and executive officers, but have not done so. We are not, however, required to indemnify any director or executive officer in connection with any proceeding initiated by us and approved by a majority of our Board of Directors, that alleges (a) unlawful misappropriation of corporate assets, (b) disclosure of confidential information or (c) any other willful breach of such director or executive officer's duty to us or our stockholders. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under our bylaws or otherwise.

We also have directors' and officers' liability insurance.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES
The following is a summary of sales of securities of the Registrant during the past three fiscal years involving sales of securities that were not registered under the Securities Act of 1933, as amended:


In October 1999, the Registrant sold in private placements, 580,962 shares of common stock to its Chief Executive Officer and President, Raymond C. Musci, at a price of $0.001 per share. The total aggregate offering price for this sale of securities was $633.89. In October 1999, the Registrant sold 50,000 shares of common stock at a price per share of $0.10 to each of the following investors:
(1) Robert E. Lloyd; (2) Tracy Ann Sebastian; (3) Philip L. Rosenberg; (4) Robert W. Holmes, Jr.; (5) Gary Nemetz; and (6) D&S Partners, a California general partnership. The total aggregate offering price for this sale of securities was $30,000.



In April 2000, the Registrant entered into an agreement that gave it the exclusive first look right to review screenplays acquired by a studio and to develop titles based on films produced from those screenplays. The agreement expires upon the later of three years or the theatrical release of the tenth film on which it bases a product. In connection with the agreement, the Registrant agreed to issue 68,738 shares of its common stock to the studio following the theatrical release of a film for which it has developed a title, up to a maximum of 687,375 shares. In April 2001, the Registrant issued 68,738 shares of common stock to the studio in connection with the release of a film upon which the Registrant had based a product.


In May 2000 the Registrant effected a 0.195-for-one split of its common stock.

In June 2000, in a private placement, the Registrant sold shares of common stock to private investors at a price per share of $0.109 as follows: (1) Anthony R. Williams, 89,897 shares; (2) Robert W. Holmes, Jr., 22,474; (3) Kevin Bermeister, 3,656 shares; (4) Mark Dyne, 3,656 shares; (5) Elie Samaha, 7,312; and (6) FIMAS, L.P., a partnership, 3,656. The total aggregate offering price for this sale of securities was $67,024.

In June 2000, in a private placement, the Registrant sold shares of Series A convertible, redeemable preferred stock at a price per share of $2.17 to the following investors: (1) Raymond C. Musci, 482,625 shares; (2) Anthony R. Williams, 351,000 shares; (3) Robert W. Holmes, Jr., 87,750 shares; (4) Kevin Bermeister, 10,969 shares; (5) Mark Dyne, 10,969 shares; (6) Elie Samaha, 21,938 shares; and (7) FIMAS, L.P., a partnership, 10,969 shares. The total aggregate offering price for this sale of securities was $2,118,397. These shares are convertible into 4,588,234 shares of common stock.

In October 2000, the Registrant entered into a strategic arrangement with a studio which gives it the exclusive right of first refusal to develop titles based on films produced by that studio and to distribute them worldwide. In connection with this strategic arrangement, the Registrant granted the studio a warrant to purchase up to 470,000 shares of common stock. The exercise price for shares issued under the warrant is $1.06 and the term of the warrant is five years from the date of issuance.

In December 2000, the Registrant entered into an agreement to sell a warrant for 141,000 shares of common stock to PAR Investment Partners, L.P. The exercise price for shares issued under the warrant is $3.76 and the term of the warrant is three years from the date of issuance.

In December 2000, in a private placement, the Registrant sold shares of Series B convertible, redeemable preferred stock at a price per share of $17.65 to the following investors: (1) Raymond C. Musci, 28,329 shares; (2) Anthony R. Williams, 28,329 shares; (3) Morgan Keegan Early Stage Fund, L.P., 22,092; (4) Robert W. Holmes, Jr., 11,332 shares; (5) PAR Investment Partners, L.P., 198,301; and (6) Morgan Keegan Employee Investment Fund, L.P., 6,237 shares. The total aggregate offering price for this sale of securities was $5,200,043. These shares are convertible into 1,384,714 shares of common stock.


In May 2001, in a private placement, the Registrant sold shares of Series C convertible, redeemable preferred stock at a price per share of $22.553 to the following investors: (1) Raymond C. Musci, 13,302 shares; (2) PAR Investment Partners, L.P., 88,680 shares; (3) Morgan Keegan Early Stage Fund, L.P., 88,680 shares; (4) Anthony R. Williams, 13,302 shares; (5) Robert W. Holmes, Jr., 6,651 shares; (6) Stephen Ambler, 1,109 shares; (7) Joseph Morici,


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

887 shares; (8) Mark Dyne, 4,434 shares; (9) Kevin Bermeister, 4,434 shares;
(10) K&L 2000 LLC, 1,109 shares; (11) Pam Colburn, 1,109 shares; (12) Anthony Neumann, 1,109 shares; (13) Terry Phillips, 13,302 shares; (14) Steven Massarsky, 2,217 shares; (15) David Clark, 4,434 shares; and (16) FIMAS L.P., a partnership, 900 shares. The total aggregate offering price for this sale of securities was $5,540,347. These shares are convertible into 1,154,597 shares of common stock.

In May 2001, the Registrant sold a warrant for 47,000 shares of common stock to K&L 2000 LLC. The exercise price of the warrant is $4.80 per share and the term of the warrant is five years.

In May 2001, the Registrant sold a warrant for 16,450 shares of common stock to Morgan Keegan Early Stage Fund, L.P. The exercise price for these shares is $4.80 and the term of the warrant is five years from the date of issuance.

In August 2001, the Registrant effected a 4.7-for-one stock split of its common stock.


In August 2001, the Registrant issued a warrant for 100,000 shares of common stock to Transcap Associates, Inc. The exercise price of the warrant is equal to the per share price of the Registrant's initial public offering. The right to exercise such warrant terminates on August 30, 2004 or on December 31, 2001 if the Registrant's initial public offering has not occurred by such date.


Each of the above sales was made pursuant to the exemption provided by (1) Rule 506, promulgated by the Commission under the Securities Act of 1933, as amended (the "Securities Act"), or (2) Section 4(2) of the Securities Act as a sale to accredited investors not involving any general solicitation. No underwriter was used in connection with these sales. All recipients had adequate access, through their relationships with the Registrant or otherwise, to corporate information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

(a) EXHIBITS


 1.1+     Form of Underwriting Agreement
 2.1+     Agreement and Plan of Merger dated September 21, 2000 of Bay
          Area Multimedia, Inc. (a Delaware corporation) and Bay Area
          Multimedia, Inc. (a California corporation)
 3.1+     Second Amended and Restated Certificate of Incorporation
 3.1(a)+  First Amendment to Second Amended and Restated Certificate
          of Incorporation of the Registrant dated August 15, 2001
 3.2+     Bylaws of the Registrant
 3.2(a)+  Amendment to Bylaws of the Registrant dated December 28,
          2000
 3.2(b)+  Amendment to Bylaws of Registrant dated June 1, 2001
 3.2(c)+  Amendment to Bylaws of Registrant dated July 31, 2001
 4.1      Specimen Common Stock Certificate
 4.2+     Warrant to Purchase Shares of Common Stock between the
          Registrant and Spyglass Entertainment Group, L.P.
 4.3+     Warrant to Purchase Shares of Common Stock dated December
          27, 2000 between the Registrant and PAR Capital Management,
          Inc.
 4.4+     Warrant to Purchase Shares of Common Stock dated May 24,
          2001 between the Registrant and K&L 2000 LLC.
 4.5+     Warrant to Purchase Shares of Common Stock dated May 24,
          2001 between the Registrant and Morgan Keegan & Co., Inc.
 4.6+     Convertible Promissory Note dated November 24, 1999 between the Registrant and Raymond C. Musci.
 4.7+     Convertible Promissory Note dated January 7, 2000 between
          the Registrant and Raymond C. Musci.
 4.8+     Convertible Promissory Note dated May 25, 2000 between the
          Registrant and Raymond C. Musci.
 4.9      Form of Warrant to Purchase shares of Common Stock dated
          August 31, 2001 between the Registrant and Transcap
          Associates, Inc.
 5.1      Opinion of Kirkpatrick & Lockhart LLP
10.1+     Amended and Restated 2000 Stock Incentive Plan
10.2+     Common Stock Purchase Agreement dated October 9, 1999
          between the Registrant and Raymond C. Musci.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

10.3+ Common Stock Purchase Agreement dated October 25, 1999 between the Registrant and D&S Partners.
10.4+ Common Stock Purchase Agreement dated October 25, 1999 between the Registrant and Robert Holmes.
10.5+ Common Stock Purchase Agreement dated October 25, 1999 between the Registrant and Gary Nemetz.
10.6+ Common Stock Purchase Agreement dated October 25, 1999 between the Registrant and Tracy Ann Sebastian.
10.6(a)+  Amendment to Common Stock Purchase Agreement dated July 16,
          2001 between the Registrant and Tracy Ann Sebastian.
10.7+ Common Stock Purchase Agreement dated December 30, 1999 between the Registrant and Philip L. Rosenberg.
10.8+ Series A Preferred Stock and Common Stock Purchase Agreement dated May 17, 2000 among the Registrant and Raymond C.
          Musci, Anthony R. Williams, Robert Holmes, Mark Dyne, Kevin
          Bermeister, Franchise Films, and FIMAS L.P.
10.9+     Investor Rights Agreement dated May 17, 2000 among the
          Registrant and Raymond C. Musci, Anthony R. Williams, Robert
          Holmes, Mark Dyne, Kevin Bermeister, Franchise Films, and
          FIMAS L.P.
10.10+ Common Stock Purchase Agreement dated September 21, 2000 between the Registrant and Bay Area Multimedia, Inc., a
          California corporation.
10.11+    Series B Preferred Stock Purchase Agreement dated December
          28, 2000 among the Registrant and PAR Capital Management,
          Inc., Raymond C. Musci, Anthony R. Williams, Robert Holmes, and Morgan Keegan Early Stage Fund L.P.
10.12+    Co-Sale and Right of First Refusal Agreement dated December
          28, 2000 among the Registrant and PAR Capital Management,
          Inc., Raymond C. Musci, Anthony R. Williams, Robert Holmes, and Morgan Keegan Early Stage Fund L.P.
10.13+ Registration Rights Agreement dated December 28, 2000 among the Registrant and PAR Capital Management, Inc., Raymond C.
          Musci, Anthony R. Williams, Robert Holmes, and Morgan Keegan
          Early Stage Fund L.P.
10.14+    Series C Preferred Stock Purchase Agreement dated May 24,
          2001 among the Registrant and PAR Capital Management, Inc.,
          Raymond C. Musci, Anthony R. Williams, Robert Holmes, Morgan
          Keegan Early Stage Fund L.P., Stephen Ambler, Mark Dyne,
          Joseph Morici, Kevin Bermeister, K&L 2000 LLC, Pam Colburn,
          Anthony Neumann, Terry Phillips, Steven Massarsky, Daniel
          Clark, and FIMAS, L.P.
10.15+    Registration Rights Agreement dated May 24, 2001 among the
          Registrant and PAR Capital Management, Inc., Raymond C.
          Musci, Anthony R. Williams, Robert Holmes, Morgan Keegan
          Early Stage Fund L.P., Stephen Ambler, Mark Dyne, Joseph
          Morici, Kevin Bermeister, K&L 2000 LLC, Pam Colburn, Anthony
          Neumann, Terry Phillips, Steven Massarsky, Daniel Clark, and
          FIMAS, L.P.
10.16+    Co-Sale and Right of First Refusal Agreement dated May 24,
          2001 among the Registrant and PAR Capital Management, Inc.,
          Raymond C. Musci, Anthony R. Williams, Robert Holmes, Morgan
          Keegan Early Stage Fund L.P., Stephen Ambler, Mark Dyne,
          Joseph Morici, Kevin Bermeister, K&L 2000 LLC, Pam Colburn,
          Anthony Neumann, Terry Phillips, Steven Massarsky, Daniel
          Clark, and FIMAS, L.P.
10.17+    Master Purchase Order Assignment Agreement dated February
          23, 2000 between the Registrant and Transcap Trade Finance.
10.17(a)+ First Amendment to Master Purchase Order Assignment
          Agreement dated September 13, 2000 between the Registrant and Transcap Trade Finance.
10.17(b)+ Second Amendment to Master Purchase Order Assignment
          Agreement dated December 12, 2000 between the Registrant and
          Transcap Trade Finance.
10.17(c)+ Third Amendment to Master Purchase Order Assignment
          Agreement dated March 22, 2001 between the Registrant and
          Transcap Trade Finance.
10.17(d)+ Fourth Amendment to Master Purchase Order Assignment
          Agreement dated July 2, 2001 between the Registrant and
          Transcap Trade Finance.
10.17(e)  Fifth Amendment to Master Purchase Order Assignment
          Agreement dated August 16, 2001 between the Registrant and
          Transcap Trade Finance.
10.17(f)  Form of Sixth Amendment to Master Purchase Order Assignment
          Agreement between the Registrant and Transcap Trade Finance.
10.18+    Security Agreement and Financing Statement dated February
          23, 2000 between the Registrant and Transcap Trade Finance.
10.19+    Subordination Agreement dated February 23, 2000 between the
          Registrant, Raymond C. Musci, and Transcap Trade Finance.
10.20+ Guaranty and Pledge Agreement dated February 23, 2000 between the Registrant , Raymond C. Musci, and Transcap
          Trade Finance.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


10.21+     Master Revolving Note dated November 13, 2000 between the Registrant and Comerica Bank-California.
10.22+     Security Agreement dated November 13, 2000 between the Registrant and Comerica Bank-California.
10.23+     Letter Agreement dated November 13, 2000 between the Registrant and Comerica Bank-California.
10.24+     Guaranty Agreement dated November 13, 2000 between Comerica Bank-California and Raymond C. Musci.
10.25+     Letter Agreement dated December 26, 2000 between the Registrant and Comerica Bank-California.
10.26+**   Sony PlayStation Licensed Publisher Agreement dated February 2, 2000 between the Registrant and Sony Computer
           Entertainment America, Inc.
10.27+**   Amendment to the Licensed Publisher Agreement dated April 1, 2000 between the Registrant and Sony Computer
           Entertainment America, Inc.
10.28+**   PlayStation 2 Licensed Publisher Agreement dated April 1, 2000 between the Registrant and Sony Computer
           Entertainment America, Inc.
10.29+**   PlayStation 2 Development System Agreement dated August 2, 2000 between the Registrant and Sony Computer
           Entertainment America, Inc.
10.30+**   Licensed Publisher Agreement for Game Boy, Game Boy Color and Game Boy Pocket dated February 18, 2000 between the
           Registrant and Nintendo of America, Inc.
10.31+**   Licensed Publisher Agreement for Nintendo 64 dated February 18, 2000 between the Registrant and Nintendo of America,
           Inc.
10.32+     Confidential License Agreement for Game Boy Advance dated May 21, 2001 between the Registrant and Nintendo of
           America, Inc.
10.33+**   Xbox Publisher License Agreement dated November 28, 2000 between the Registrant and Microsoft Corporation.
10.34+**   Retail License Agreement #12177-PPG dated March 8, 2000 between the Registrant and Warner Bros. Consumer Products.
10.35+**   Amendment #1 to Retail License Agreement #12177-PPG dated November 27, 2000 between the Registrant and Warner Bros.
           Consumer Products.
10.36+**   License Agreement #12697-DEX dated October 4, 2000 between the Registrant and Warner Bros. Consumer Products.
10.37+**   License Agreement #12698-YOGI dated October 4, 2000 between the Registrant and Warner Bros. Consumer Products.
10.38+**   License Agreement dated March 31, 2000 between the Registrant and Takara Co., Ltd.
10.39+**   Exclusive Output Agreement dated April 7, 2000 between the Registrant and Franchise Films, Inc.
10.40      First Amendment to Exclusive Output Agreement dated April 2001 between the Registrant and Franchise Films, Inc.
10.41+**   License Agreement dated July 12, 2000 between the Registrant and Time, Inc. for its Sports Illustrated for Kids
           division.
10.42+**   Exclusive Output Agreement dated October 25, 2000 between the Registrant and Spyglass Entertainment Group, L.P.
10.43+     Office Lease dated November 15, 1999 between the Registrant and Macanan Investments, L.P.
10.43(a)+  First Amendment to Office Lease dated July 31, 2001 between the Registrant and Macanan Investments L.P.
10.44+     Employment Agreement dated October 1, 1999 between the Registrant and Raymond C. Musci.
10.45      [Reserved].
10.46+     Employment Agreement dated July 1, 2000 between the Registrant and Anthony R. Williams.
10.47      [Reserved].
10.48+     Agreement for Chairman of Board of Directors dated June 7, 2001 between the Registrant and Robert W. Holmes, Jr.
10.49      2001 Employee Stock Purchase Plan
10.50**+   Software Distribution Agreement dated February 21, 2001 between BAM Entertainment Ltd., a subsidiary of the
           Registrant, and Ubi Soft Entertainment, S.A.
10.51**+   Amendment to Software Distribution Agreement dated April 23, 2001 between BAM Entertainment Ltd., a subsidiary of the Registrant, and Ubi Soft Entertainment, S.A.
10.52**+   Distribution Agreement dated July 31, 2001 between BAM Entertainment Ltd., a subsidiary of the Registrant, and Ubi
           Soft Entertainment, S.A.
10.53      Form of Purchase of Accounts and Security Agreement between the Registrant and Transcap Manufacturing Services, Inc.
21.1+      List of Registrant's Subsidiaries


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                                                                           II- 5

--------------------------------------------------------------------------------

23.1      Consent of Deloitte & Touche LLP
23.2      Consent of Kirkpatrick & Lockhart LLP (contained in exhibit
          5.1)
24.1+     Power of attorney


-------------------------


** The Registrant has applied with the Secretary of the Securities and Exchange Commission for confidential treatment of certain information pursuant to Rule 406 under the Securities Act of 1933. The Registrant has filed separately with its application a copy of the exhibit including all confidential portions, which may be made available for public inspection pending the Securities and Exchange Commission's review of the application in accordance with Rule 406.


 +  Previously filed.

(b) FINANCIAL STATEMENT SCHEDULES

The following consolidated financial statement schedule is filed as part of this registration statement and should be read with the consolidated financial statements:

                          SCHEDULE                            PAGE
------------------------------------------------------------------
Schedule II -- Valuation and Qualifying Accounts............  S-2

Schedules other than those referred to above have been omitted because they are not applicable or not required or because they are not applicable or not required or because the information is included elsewhere in the consolidated financial statements or the related notes.

ITEM 17. UNDERTAKINGS
The undersigned hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in denominations as required by the underwriters and registered in names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities, other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

The undersigned hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of these securities at that time shall be deemed to be the initial bona fide offering thereof.

--------------------------------------------------------------------------------
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
--------------------------------------------------------------------------------

SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 2 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on August 30, 2001.


                                      BAM! ENTERTAINMENT, INC.

                                      By: /s/ RAYMOND C. MUSCI
                                        ----------------------------------------
                                        Raymond C. Musci
                                        Chief Executive Officer and President


Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment no. 2 to registration statement has been signed below by the following persons in the capacities and on the dates indicated:



                       SIGNATURE                                          TITLE                       DATE
                       ---------                                          -----                       ----
/s/ RAYMOND C. MUSCI                                      Chief Executive Officer, President     August 30, 2001
--------------------------------------------------------  and Director (Principal Executive
Raymond C. Musci                                          Officer)

/s/ ANTHONY R. WILLIAMS                                   Vice Chairman of the Board             August 30, 2001
--------------------------------------------------------
Anthony R. Williams

*                                                         Chief Financial Officer and Vice       August 30, 2001
--------------------------------------------------------  President of Finance (Principal
Stephen M. Ambler                                         Financial and Accounting Officer)

/s/ ROBERT W. HOLMES, JR.                                 Chairman of the Board                  August 30, 2001
--------------------------------------------------------
Robert W. Holmes, Jr.

*                                                         Secretary and Director                 August 30, 2001
--------------------------------------------------------
George M. Sundheim, III

*                                                         Director                               August 30, 2001
--------------------------------------------------------
Mark Dyne

*                                                         Director                               August 30, 2001
--------------------------------------------------------
David E. Tobin

*                                                         Director                               August 30, 2001
--------------------------------------------------------
Anthony G. Williams

*                                                         Director                               August 30, 2001
--------------------------------------------------------
Steven J. Massarsky

*                                                         Director                               August 30, 2001
--------------------------------------------------------
Robert T. Slezak

*By: /s/ RAYMOND C. MUSCI
--------------------------------------------------------
     Raymond C. Musci, Attorney-in-fact


--------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT ON SCHEDULE

To the Board of Directors and Stockholders of BAM! Entertainment, Inc.


We have audited the consolidated balance sheets of BAM! Entertainment, Inc. and its subsidiaries (the "Company") as of June 30, 2000 and 2001, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive loss, and cash flows for the period from October 7, 1999 (inception) through June 30, 2000 and the year ended June 30, 2001 and have issued our report thereon dated August 15, 2001 (August 31, 2001 as to the last two paragraphs of Note 15). Our audits also included the consolidated financial statement schedule listed in Item 16(b) of this registration statement. The consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


DELOITTE & TOUCHE LLP
San Jose, California
August 15, 2001

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
(IN THOUSANDS)

                                                              BALANCE --                            BALANCE --
                                                              BEGINNING                               END OF
                        DESCRIPTION                           OF PERIOD    ADDITIONS   DEDUCTIONS     PERIOD
--------------------------------------------------------------------------------------------------------------
Period from October 7, 1999 (inception) through June 30,
  2000
Allowance for doubtful accounts.............................     $--        $   77        $ --        $   77
Allowance for sales return and price protection.............     $--        $   --        $ --        $   --
Allowance for cooperative advertising.......................     $--        $   --        $ --        $   --
                                                                 ---        ------        ----        ------
                                                                 $--        $   77        $ --        $   77
                                                                 ===        ======        ====        ======
Year ended June 30, 2001
Allowance for doubtful accounts.............................     $77        $  143        $150        $   70
Allowance for sales return and price protection.............     $--        $  893        $243        $  650
Allowance for cooperative advertising.......................     $--        $  953        $510        $  443
                                                                 ---        ------        ----        ------
                                                                 $77        $1,989        $903        $1,163
                                                                 ===        ======        ====        ======

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Exhibit index


 1.1+     Form of Underwriting Agreement
 2.1+     Agreement and Plan of Merger dated September 21, 2000 of Bay
          Area Multimedia, Inc. (a Delaware corporation) and Bay Area
          Multimedia, Inc. (a California corporation)
 3.1+     Second Amended and Restated Certificate of Incorporation
 3.1(a)+  First Amendment to Second Amended and Restated Certificate
          of Incorporation of the Registrant dated August 15, 2001
 3.2+     Bylaws of the Registrant
 3.2(a)+  Amendment to Bylaws of the Registrant dated December 28,
          2000
 3.2(b)+  Amendment to Bylaws of Registrant dated June 1, 2001
 3.2(c)+  Amendment to Bylaws of Registrant dated July 31, 2001
 4.1      Specimen Common Stock Certificate
 4.2+     Warrant to Purchase Shares of Common Stock between the
          Registrant and Spyglass Entertainment Group, L.P.
 4.3+     Warrant to Purchase Shares of Common Stock dated December
          27, 2000 between the Registrant and PAR Capital Management,
          Inc.
 4.4+     Warrant to Purchase Shares of Common Stock dated May 24,
          2001 between the Registrant and K&L 2000 LLC.
 4.5+     Warrant to Purchase Shares of Common Stock dated May 24,
          2001 between the Registrant and Morgan Keegan & Co., Inc.
 4.6+     Convertible Promissory Note dated November 24, 1999 between the Registrant and Raymond C. Musci.
 4.7+     Convertible Promissory Note dated January 7, 2000 between
          the Registrant and Raymond C. Musci.
 4.8+     Convertible Promissory Note dated May 25, 2000 between the
          Registrant and Raymond C. Musci.
 4.9      Form of Warrant to Purchase shares of Common Stock dated
          August 31, 2001 between the Registrant and Transcap
          Associates, Inc.
 5.1      Opinion of Kirkpatrick & Lockhart LLP
10.1+     Amended and Restated 2000 Stock Incentive Plan
10.2+     Common Stock Purchase Agreement dated October 9, 1999
          between the Registrant and Raymond C. Musci.
10.3+     Common Stock Purchase Agreement dated October 25, 1999
          between the Registrant and D&S Partners.
10.4+     Common Stock Purchase Agreement dated October 25, 1999
          between the Registrant and Robert Holmes.
10.5+     Common Stock Purchase Agreement dated October 25, 1999
          between the Registrant and Gary Nemetz.
10.6+     Common Stock Purchase Agreement dated October 25, 1999
          between the Registrant and Tracy Ann Sebastian.
10.6(a)+  Amendment to Common Stock Purchase Agreement dated July 16,
          2001 between the Registrant and Tracy Ann Sebastian.
10.7+     Common Stock Purchase Agreement dated December 30, 1999
          between the Registrant and Philip L. Rosenberg.
10.8+     Series A Preferred Stock and Common Stock Purchase Agreement
          dated May 17, 2000 among the Registrant and Raymond C.
          Musci, Anthony R. Williams, Robert Holmes, Mark Dyne, Kevin
          Bermeister, Franchise Films, and FIMAS L.P.
10.9+     Investor Rights Agreement dated May 17, 2000 among the
          Registrant and Raymond C. Musci, Anthony R. Williams, Robert
          Holmes, Mark Dyne, Kevin Bermeister, Franchise Films, and
          FIMAS L.P.
10.10+    Common Stock Purchase Agreement dated September 21, 2000
          between the Registrant and Bay Area Multimedia, Inc., a
          California corporation.


--------------------------------------------------------------------------------

10.11+    Series B Preferred Stock Purchase Agreement dated December
          28, 2000 among the Registrant and PAR Capital Management,
          Inc., Raymond C. Musci, Anthony R. Williams, Robert Holmes, and Morgan Keegan Early Stage Fund L.P.
10.12+    Co-Sale and Right of First Refusal Agreement dated December
          28, 2000 among the Registrant and PAR Capital Management,
          Inc., Raymond C. Musci, Anthony R. Williams, Robert Holmes, and Morgan Keegan Early Stage Fund L.P.
10.13+ Registration Rights Agreement dated December 28, 2000 among the Registrant and PAR Capital Management, Inc., Raymond C.
          Musci, Anthony R. Williams, Robert Holmes, and Morgan Keegan
          Early Stage Fund L.P.
10.14+    Series C Preferred Stock Purchase Agreement dated May 24,
          2001 among the Registrant and PAR Capital Management, Inc.,
          Raymond C. Musci, Anthony R. Williams, Robert Holmes, Morgan
          Keegan Early Stage Fund L.P., Stephen Ambler, Mark Dyne,
          Joseph Morici, Kevin Bermeister, K&L 2000 LLC, Pam Colburn,
          Anthony Neumann, Terry Phillips, Steven Massarsky, Daniel
          Clark, and FIMAS, L.P.
10.15+    Registration Rights Agreement dated May 24, 2001 among the
          Registrant and PAR Capital Management, Inc., Raymond C.
          Musci, Anthony R. Williams, Robert Holmes, Morgan Keegan
          Early Stage Fund L.P., Stephen Ambler, Mark Dyne, Joseph
          Morici, Kevin Bermeister, K&L 2000 LLC, Pam Colburn, Anthony
          Neumann, Terry Phillips, Steven Massarsky, Daniel Clark, and
          FIMAS, L.P.
10.16+    Co-Sale and Right of First Refusal Agreement dated May 24,
          2001 among the Registrant and PAR Capital Management, Inc.,
          Raymond C. Musci, Anthony R. Williams, Robert Holmes, Morgan
          Keegan Early Stage Fund L.P., Stephen Ambler, Mark Dyne,
          Joseph Morici, Kevin Bermeister, K&L 2000 LLC, Pam Colburn,
          Anthony Neumann, Terry Phillips, Steven Massarsky, Daniel
          Clark, and FIMAS, L.P.
10.17+    Master Purchase Order Assignment Agreement dated February
          23, 2000 between the Registrant and Transcap Trade Finance.
10.17(a)+ First Amendment to Master Purchase Order Assignment
          Agreement dated September 13, 2000 between the Registrant and Transcap Trade Finance.
10.17(b)+ Second Amendment to Master Purchase Order Assignment
          Agreement dated December 12, 2000 between the Registrant and
          Transcap Trade Finance.
10.17(c)+ Third Amendment to Master Purchase Order Assignment
          Agreement dated March 22, 2001 between the Registrant and
          Transcap Trade Finance.
10.17(d)+ Fourth Amendment to Master Purchase Order Assignment
          Agreement dated July 2, 2001 between the Registrant and
          Transcap Trade Finance.
10.17(e)  Fifth Amendment to Master Purchase Order Assignment
          Agreement dated August 16, 2001 between the Registrant and
          Transcap Trade Finance.
10.17(f)  Form of Sixth Amendment to Master Purchase Order Assignment
          Agreement between the Registrant and Transcap Trade Finance.
10.18+    Security Agreement and Financing Statement dated February
          23, 2000 between the Registrant and Transcap Trade Finance.
10.19+    Subordination Agreement dated February 23, 2000 between the
          Registrant, Raymond C. Musci, and Transcap Trade Finance.
10.20+ Guaranty and Pledge Agreement dated February 23, 2000 between the Registrant , Raymond C. Musci, and Transcap
          Trade Finance.
10.21+    Master Revolving Note dated November 13, 2000 between the
          Registrant and Comerica Bank-California.
10.22+    Security Agreement dated November 13, 2000 between the
          Registrant and Comerica Bank-California.
10.23+    Letter Agreement dated November 13, 2000 between the
          Registrant and Comerica Bank-California.
10.24+    Guaranty Agreement dated November 13, 2000 between Comerica
          Bank-California and Raymond C. Musci.
10.25+    Letter Agreement dated December 26, 2000 between the
          Registrant and Comerica Bank-California.
10.26+**  Sony PlayStation Licensed Publisher Agreement dated February
          2, 2000 between the Registrant and Sony Computer
          Entertainment America, Inc.
10.27+**  Amendment to the Licensed Publisher Agreement dated April 1,
          2000 between the Registrant and Sony Computer Entertainment
          America, Inc.
10.28+**  PlayStation 2 Licensed Publisher Agreement dated April 1,
          2000 between the Registrant and Sony Computer Entertainment
          America, Inc.
10.29+**  PlayStation 2 Development System Agreement dated August 2,
          2000 between the Registrant and Sony Computer Entertainment
          America, Inc.


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


10.30+**    Licensed Publisher Agreement for Game Boy, Game Boy Color and Game Boy Pocket dated February 18, 2000 between the Registrant and Nintendo of America, Inc.
10.31+**    Licensed Publisher Agreement for Nintendo 64 dated February 18, 2000 between the Registrant and
            Nintendo of America, Inc.
10.32+      Confidential License Agreement for Game Boy Advance dated May 21, 2001 between the Registrant and
            Nintendo of America, Inc.
10.33+**    Xbox Publisher License Agreement dated November 28, 2000 between the Registrant and Microsoft
            Corporation.
10.34+**    Retail License Agreement #12177-PPG dated March 8, 2000 between the Registrant and Warner Bros.
            Consumer Products.
10.35+**    Amendment #1 to Retail License Agreement #12177-PPG dated November 27, 2000 between the Registrant and
            Warner Bros. Consumer Products.
10.36+**    License Agreement #12697-DEX dated October 4, 2000 between the Registrant and Warner Bros. Consumer
            Products.
10.37+**    License Agreement #12698-YOGI dated October 4, 2000 between the Registrant and Warner Bros. Consumer
            Products.
10.38+**    License Agreement dated March 31, 2000 between the Registrant and Takara Co., Ltd.
10.39+**    Exclusive Output Agreement dated April 7, 2000 between the Registrant and Franchise Films, Inc.
10.40       First Amendment to Exclusive Output Agreement dated April 2001 between the Registrant and Franchise
            Films, Inc.
10.41+**    License Agreement dated July 12, 2000 between the Registrant and Time, Inc. for its Sports Illustrated
            for Kids division.
10.42+**    Exclusive Output Agreement dated October 25, 2000 between the Registrant and Spyglass Entertainment
            Group, L.P.
10.43+      Office Lease dated November 15, 1999 between the Registrant and Macanan Investments, L.P.
10.43(a)+   First Amendment to Office Lease dated July 31, 2001 between the Registrant and Macanan Investments L.P.
10.44+      Employment Agreement dated October 1, 1999 between the Registrant and Raymond C. Musci.
10.45       [Reserved].
10.46+      Employment Agreement dated July 1, 2000 between the Registrant and Anthony R. Williams.
10.47       [Reserved].
10.48+      Agreement for Chairman of Board of Directors dated June 7, 2001 between the Registrant and Robert W.
            Holmes, Jr.
10.49       2001 Employee Stock Purchase Plan
10.50**+    Software Distribution Agreement dated February 21, 2001 between BAM Entertainment Ltd., a subsidiary of the Registrant, and Ubi Soft Entertainment, S.A.
10.51**+    Amendment to Software Distribution Agreement dated April 23, 2001 between BAM Entertainment Ltd., a subsidiary of the Registrant, and Ubi Soft Entertainment, S.A.
10.52**+    Distribution Agreement dated July 31, 2001 between BAM Entertainment Ltd., a subsidiary of the
            Registrant, and Ubi Soft Entertainment, S.A.
10.53       Form of Purchase of Accounts and Security Agreement between the Registrant and Transcap Manufacturing
            Services, Inc.
21.1+       List of Registrant's Subsidiaries
23.1        Consent of Deloitte & Touche LLP
23.2        Consent of Kirkpatrick & Lockhart LLP (contained in exhibit 5.1)
24.1+       Power of attorney


-------------------------


** The Registrant has applied with the Secretary of the Securities and Exchange Commission for confidential treatment of certain information pursuant to Rule 406 under the Securities Act of 1933. The Registrant has filed separately with its application a copy of the exhibit including all confidential portions, which may be made available for public inspection pending the Securities and Exchange Commission's review of the application in accordance with Rule 406.


 +  Previously filed.

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